Filed Pursuant To Rule 424(b)(5)
Registration No: 333-243706

The information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are part of an effective registration statement filed with the Securities and Exchange Commission under the Securities Act of 1933. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell these securities and are not soliciting an offer to buy these securities in any state or other jurisdiction where the offer or sale is not permitted.

Subject to Completion, dated August 10, 2020

PRELIMINARY PROSPECTUS SUPPLEMENT

(To Prospectus dated August 10, 2020)

$250,000,000

Shutterstock, Inc.

Common Stock

Shutterstock, Inc. is offering $50 million of shares of its common stock and the selling stockholder is offering $200 million of shares of our common stock. We will not receive any proceeds from the sale of shares by the selling stockholder.

Our common stock is listed on the New York Stock Exchange under the symbol “SSTK.” On August 7, 2020, the last reported sale price of our common stock on the New York Stock Exchange was $57.79 per share.

	Price to Public	Underwriting Discounts and Commissions(1)	Proceeds to Shutterstock	Proceeds to Selling Stockholder
Per Share	$	$	$	$
Total	$	$	$	$
(1)	See “Underwriting” for a description of the compensation payable to the underwriters.

The selling stockholder has granted the underwriters an option to purchase up to $37.5 million of additional shares of common stock at the price to public, less the underwriting discounts and commissions, for a period of 30 days after the date of this prospectus supplement.

Investing in our common stock involves risks. See “Risk Factors” beginning on page S-20 of this prospectus supplement. You should also consider the risk factors described in the documents incorporated by reference into the accompanying prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

The underwriters are offering the shares of our common stock as set forth under “Underwriting.” The underwriters expect to deliver the shares of common stock to purchasers on or about                     , 2020.

Joint Book-Running Managers

BofA Securities	Morgan Stanley

Lead Managers

Needham & Company	Stifel

Co-Managers

Truist Securities	JMP Securities

The date of this prospectus supplement is                     , 2020.

Prospectus Supplement

Neither we nor the underwriters have authorized anyone to provide you with information different from that contained in or incorporated by reference into this prospectus supplement and the accompanying prospectus or in any free writing prospectus that we may provide to you. We and the underwriters take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may provide. We are offering to sell and are seeking offers to buy shares of our common stock only in jurisdictions where offers and sales are permitted. The information contained in or incorporated by reference into this prospectus supplement and the accompanying prospectus is accurate only as of the date such information is presented, regardless of the time of delivery of this prospectus supplement and the accompanying prospectus or any sale of our common stock. Our business, financial condition, results of operations and prospects may have changed since such date.

For investors outside the United States: neither we nor any of the underwriters have done anything that would permit this offering or possession or distribution of this prospectus supplement and the accompanying prospectus in any jurisdiction where action for that purpose is required, other than in the United States. You are required to inform yourselves about and to observe any restrictions relating to this offering and the distribution of this prospectus supplement and the accompanying prospectus outside of the United States.

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ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this offering of shares of common stock and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference in this prospectus supplement and the accompanying prospectus. The second part is the accompanying prospectus, which gives more general information. Generally, when we refer to this prospectus, we are referring to both parts of this document combined. To the extent there is a conflict between the information contained in the accompanying prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement; provided that if any statement in one of these documents is inconsistent with a statement in another document having a later date—for example, a document incorporated by reference in the accompanying prospectus or this prospectus supplement—the statement in the document having the later date modifies or supersedes the earlier statement.

As permitted by the rules and regulations of the Securities and Exchange Commission (the “SEC”), the registration statement of which the accompanying prospectus forms a part includes additional information not contained in this prospectus supplement. You may read the registration statement and the other reports we file with the SEC at the SEC’s website or at the SEC’s offices described below under the heading “Where You Can Find More Information.”

You should read this prospectus supplement along with the accompanying prospectus and the documents incorporated by reference carefully before you decide whether to invest. These documents contain important information you should consider when making your investment decision. This prospectus supplement contains information about the securities offered in this offering and may add, update or change information in the accompanying prospectus.

In this prospectus supplement, unless stated otherwise or the context indicates otherwise, references to “Shutterstock,” the “Company,” “our Company,” “we,” “our,” “ours” and “us” refer to Shutterstock, Inc. and its subsidiaries.

Unless otherwise indicated, information contained or incorporated by reference into this prospectus supplement or the accompanying prospectus concerning our industry and the markets in which we operate, including our general expectations and market position, market opportunity and market size, is based on information from various sources, on assumptions that we have made that are based on those sources and other similar sources and on our knowledge of the markets for our products. The data from such sources involve a number of assumptions and limitations, and contain projections and estimates based on various assumptions of the future performance of the industry in which we operate, and you are cautioned not to give undue weight to such estimates. While we believe the market position, market opportunity and market size information contained or incorporated by reference into this prospectus supplement or the accompanying prospectus to be generally reliable, such information is inherently imprecise and we cannot give you any assurance that any of the projected results will be achieved. In addition, projections, assumptions and estimates of our future performance and the future performance of the industry in which we operate is necessarily subject to a high degree of uncertainty and risk due to a variety of factors, including those described in “Risk Factors” and elsewhere in this prospectus supplement and the accompanying prospectus and the documents incorporated by reference into this prospectus and the accompanying prospectus. These and other factors could cause results to differ materially from those expressed in the estimates made by the independent parties set forth above and by us.

This prospectus supplement, the accompanying prospectus and the documents incorporated by reference into this prospectus supplement or the accompanying prospectus may include trademarks, service marks and trade names owned by us or other companies. All trademarks, service marks and trade names included or incorporated by reference in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference into this prospectus supplement or the accompanying prospectus are the property of their respective owners. “Shutterstock,” “Asset Assurance,” “Bigstock,” “Offset,” “PremiumBeat,” “Rex Features,” and “Shutterstock Editor” and their logos are trademarks and are the property of Shutterstock, Inc. or one of our subsidiaries.

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CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Certain statements in this prospectus supplement, the accompanying prospectus, any related free writing prospectus, the documents incorporated by reference and our other public statements include “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.    All statements other than statements of historical fact, including statements regarding guidance, industry prospects or future results of operations or financial position, are forward-looking. Examples of forward-looking statements include, but are not limited to, statements regarding future business, future results of operations or financial condition, future dividends, new or planned features, products or services, management strategies and the COVID-19 pandemic. You can identify many forward-looking statements by words such as “may,” “will,” “would,” “should,” “could,” “expect,” “aim,” “anticipate,” “believe,” “estimate,” “intend,” “plan” and other similar expressions. However, not all forward-looking statements contain these words.    Forward-looking statements involve risks and uncertainties that could cause our actual results to differ materially from those expressed or implied in the forward-looking statements. The following important factors, along with the factors identified under “Risk Factors” and the risk factors incorporated by reference herein, could affect future results and cause those results to differ materially from those expressed in the forward-looking statements:

•	risks related to any changes to or the effects on liabilities, financial condition, future capital expenditures, revenue, expenses, net income or loss, synergies and future prospects;

•	our inability to continue to attract and retain customers and contributors to our online marketplace for creative content;

•	competitive factors;

•	our inability to innovate technologically or develop, market and offer new products and services;

•	costs related to litigation or infringement claims, indemnification claims and the inability to prevent misuse of our content;

•	our inability to increase market awareness of Shutterstock and our products and services;

•	our inability to effectively manage our growth;

•	our inability to grow at historic growth rates or at all;

•	technological interruptions that impair access to our websites;

•	assertions by third parties of infringement of intellectual property rights by Shutterstock;

•	our inability to effectively manage risks associated with operating internationally;

•	our exposure to foreign exchange rate risk;

•	our inability to address risks associated with sales to large corporate customers;

•	government regulation of the internet;

•	increasing regulation related to the handling of personal data;

•	actions by governments to restrict access to our products and services;

•	our inability to effectively expand our operations into new products, services and technologies;

•	our inability to protect the confidential information of customers;

•	increased tax liabilities associated with our worldwide operations, including our exposure to withholding, sales and transaction tax liabilities;

•	the effect of the Tax Cuts and Jobs Act of 2017 (the “TCJA”);

•	public health crises including the COVID-19 pandemic;

S-iii

•	general economic and political conditions worldwide, including disruption and volatility caused by COVID-19 and the resulting economic contraction; and

•	our inability to successfully integrate acquisitions and the associated technology and achieve operational efficiencies.

Additional information concerning these and other risk factors is contained in the section titled “Risk Factors” in this prospectus supplement and the documents incorporated by reference.

Forward-looking statements in this prospectus supplement, the accompanying prospectus, any related free writing prospectus or the documents incorporated by reference speak only as of the date of this prospectus supplement or the applicable document incorporated by reference (or such earlier date as may be specified in the applicable document), as applicable, are based on assumptions and expectations as of such dates, and involve risks, uncertainties and assumptions, many of which are beyond our ability to control or predict, including the factors above. Given these risks and uncertainties, readers are cautioned not to place undue reliance on such forward-looking statements. We undertake no obligation to revise or publicly release any revision to these forward-looking statements, except to the extent required by applicable laws. If we update one or more forward-looking statements, no inference should be drawn that we will make additional updates with respect to those or other forward-looking statements. For more information, see the section entitled “Where You Can Find More Information.” The results presented for any period may not be reflective of results for any subsequent period.

You should carefully read and consider the cautionary statements contained or referred to in this section in connection with any subsequent written or oral forward-looking statements that may be issued by us or persons acting on our behalf, and all future written and oral forward-looking statements attributable to us are expressly qualified in their entirety by the foregoing cautionary statements.

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SUMMARY

The following summary highlights selected information about us contained elsewhere or incorporated by reference in this prospectus supplement and the accompanying prospectus. This summary does not contain all of the information you should consider in making your investment decision. Before investing in our common stock, you should carefully review this entire prospectus supplement and the accompanying prospectus, including the risks of investing in our common stock described under the heading “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2019 and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2020, as well as our consolidated financial statements and notes thereto and other information incorporated by reference in this prospectus supplement and the accompanying prospectus.

Business Overview

Shutterstock is a global technology company offering a creative platform, which provides high-quality content, tools and services to creative professionals. Our platform brings together users and contributors of content by providing readily-searchable content that our customers pay to license and by compensating contributors as their content is licensed.

The content licensed by our customers include:

•

Images - consisting of photographs, vectors and illustrations. Images are typically used in visual communications, such as websites, digital and print marketing materials, corporate communications, books, publications and other similar uses.

•

Footage - consisting of footage clips, premium footage filmed by industry experts and cinema grade video effects, available in HD and 4K formats. Footage is often integrated into websites, social media, marketing campaigns and cinematic productions.

•	Music - consisting of high-quality music tracks and sound effects, which are often used to complement images and footage.

For customers seeking specialized solutions, we also create custom, on-brand content by matching our global contributor network to the unique needs of our customers. Our Artificial Intelligence (“AI”) powered solution allows us to offer customers a fast and scalable way to produce cost-effective content that is in line with the visual footprint of their brand. We typically offer a royalty-free non-exclusive license and the processes we maintain to properly license content and the indemnification protections we provide, allow individuals and businesses of all sizes, including media agencies, publishers, production companies and creative service providers, to confidently utilize such content for their unique commercial or editorial needs.

We believe that we benefit from a network effect between customers and contributors: as we have grown, our broadening audience of paying users has attracted more content from contributors, and the increasing selection of high-quality content has in turn helped to attract more customers to our sites. The success of this network effect is facilitated by the trust that we believe users place in Shutterstock to maintain the quality and integrity of our branded marketplace, and our commitment to seamless integration into users’ creative workflows.

We believe that our licensing model and creative platform drive a high volume of download activity that in turn provides a high volume of search, download and other customer behavioral data that enables us to continuously improve the quality and accuracy of our proprietary search algorithms, including keyword, search localization and similar image identification, and encourages the creation and contribution of new content to meet our customers’ needs. We enable users to search and discover content to meet their unique needs by searching our collection and previewing our content at no cost prior to licensing. We also leverage, to the greatest extent possible, the global nature of our user interfaces and marketing efforts, including local languages, currencies and payment methods, and our effective use of current and emerging technology and marketing channels to attract and retain customers and contributors.

Our high-quality products and services and the experience we provide to our customers, combined with our focus on continuous innovation, have allowed us to establish premium brands, including:

•

Shutterstock - Shutterstock is our flagship brand and the majority of our revenue is generated through shutterstock.com. We continuously work to expand the collection of photographs, vectors, illustrations and footage available on shutterstock.com to further establish Shutterstock as a top source of high-quality content for multimedia producers world-wide.

•

Bigstock - Bigstock maintains a separate, extensive library of images, vectors, illustrations and footage that is specifically curated to meet the needs of independent creators and others seeking to incorporate cost-effective imagery into their projects.

•

Offset - For high-impact use cases that require extraordinary images, our Offset brand provides authentic and exceptional content, featuring work from top assignment photographers and illustrators from around the world, in addition to work from established and respected collections such as National Geographic®. Every image in the collection is hand-selected, chosen for its artistic distinction and narrative quality, and is curated into specific categories such as lifestyle, food, travel and fashion.

•

Shutterstock Select - Shutterstock Select is a premium collection of royalty-free footage available on shutterstock.com. This diverse collection of footage includes exclusive content widely ranging from everyday moments to blockbuster action scenes, all captured by industry professionals using cinema-grade cameras and selected by our expert curators

•

Shutterstock Custom - Shutterstock Custom complements Shutterstock’s creative platform by fulfilling marketers’ need to scale unique branded content including images, footage, GIFs, cinemagraphs and 360° footage content. Shutterstock Custom utilizes proprietary technology that we gained through our acquisition of Flashstock Technology, Inc. (“Flashstock”) in 2017, and which we expect to grow in the future as we continue to seek expansion in the market for custom content creation.

•

Shutterstock Editorial - Shutterstock Editorial provides editorial imagery, such as entertainment, sports and news images, to a broad range of customers from independent bloggers to traditional media outlets by providing a real-time feed of editorial content and an extensive archive of editorial images, including content that is covered by our Asset Assurance guarantee for commercial use. We also maintain distribution agreements with a number of leading editorial image agencies and industry partners including exclusive distribution agreements with several third-party organizations.

•

Shutterstock Music and PremiumBeat - Shutterstock Music and PremiumBeat comprise our curated royalty-free music offerings. Shutterstock Music provides thousands of handpicked music tracks and sound effects at affordable prices, giving businesses, marketers and social media managers access to the audio content they need to bring their ideas to life. PremiumBeat provides producers, filmmakers and marketers access to a vast collection of exclusive, high-quality tracks and enables users to search handpicked production music from the world’s leading composers.

We also provide the following tools to enhance our customers’ workflow and project management needs as well as to enable efficient search capabilities:

•	Robust AI Search Engine - We obtain a high volume of data generated from user searches and content downloads, which enables us to continuously improve our search algorithms. We believe our behavioral and keyword data, along with our investments in technology and our experience in developing AI-based search algorithms, enhance our users’ search experience by increasing the chances that our users find the content they require in a timely and efficient manner. For example, Shutterstock Showcase (www.shutterstock.com/showcase) features deep learning-powered search tools based on innovative artificial intelligence technology and can help customers refine searches using images, identify specific object layouts within an image, or identify images with blank space for text.

•

Application programming interface (API) - We maintain an API driven infrastructure, enabling integration of our content platform with various other software tools and services, such as the Microsoft Audience Network, Facebook Ads, Hubspot, Google Ads and Wix, which allow businesses to gain access to our content without leaving their platform. In addition, we have developed plug-ins that our customers can use to seamlessly access our content directly from Apple’s Final Cut Pro® X video editing application, several Microsoft applications, Adobe Creative Cloud® desktop applications and Google SlidesTM.

•

Editor and Editor Pro - Shutterstock Editor and Editor Pro are feature-filled cloud-based workflow tools that provide a robust solution for creative professionals to quickly size, edit and enhance images for immediate use in presentations, social media posts or advertisements. These tools are designed to simplify the process of editing Shutterstock’s millions of photos and illustrations into compelling presentations.

Our Investment Highlights

•	Expanding Total Addressable Market with Multiple Industry Tailwinds

The number of websites over the past 10 years has grown from approximately 230 million to approximately 1.6 billion and worldwide digital ad spending is set to grow 2.4% this year to $333 billion total for 2020. In addition, the video on demand industry was valued at $32 billion in 2018 and is expected to reach over $160 billion by 2027, growing at a compound annual growth rate (CAGR) of 19.5%. Mobile use is also increasing, as the number of smartphone users is forecasted to grow by several hundred million in the next few years. Similarly, adults are spending more time on social media, as the average US adult spent 7 more minutes per day on social networks in 2020 than in 2019. As a result of these changes, we are well positioned at the forefront of the unfolding digital revolution.

We believe that our addressable market is approximately $4 billion for stock imagery, approximately $1.1 billion for music and approximately $0.6 billion for video, for a total addressable market of approximately $6 billion. We believe we have significant opportunities for growth particularly with the increased accessibility of intuitive and easy to use tools and technologies to manipulate digital content.

•	Benefiting from Scale and Network Effects

We have managed to build a world class library with over 340 million images and over 19 million footage clips that collectively attracted over 1.4 million contributors and over 1.9 million customers as of June 30, 2020. Our robust content and rich database continue to attract more customers and draw more contributors, which enhances our network effects and global reach.

•	Evolving to a Subscription Business Model

As the use cases for our solutions expand, we believe our customers are seeking alternative means to consume our offerings. As a result, we have seen strong growth in our subscriber base and this subscriber growth continues to deliver robust performance, growing 29% as of June 30, 2020 compared to June 30, 2019.

Total Subscribers (in thousands) Q2 2020 Subscriber Year-over-year Growth of 29%	Subscriber Revenue (in millions) Q2 2020 Subscriber Revenue Year-over-Year Growth of 8%

•	Diversified across e-commerce, Enterprise, and Platform Solutions Offerings

Through our three primary distribution channels, we have diversified our source of revenue enabling us to navigate this challenging environment and limiting the impact of market volatility.

E-commerce Channel: This represents sales from our shutterstock.com, bigstock.com and premiumbeat.com websites. We offer a variety of subscription plans across images, video and music and our focus on efficient marketing allows shutterstock.com to be one of the world’s top 500 most visited websites.

Enterprise Channel: We offer tailored and turnkey solutions to customers with unique needs including editorial, custom content and API integrations. We are able to adapt and evolve with the needs of our more high touch clients to deliver capabilities that embed deep within their workflow.

Platform Solutions offering: Our API platform, with over 6,600 API integrations (an increase from 3,000 as of 2018 and 5,600 as of 2019) through June 30, 2020, integrates easily with other systems and tools and has already partnered with several players across social media, software and marketing technology such as Facebook, Google and Microsoft. Our range of solutions, including the depth of our API integration, appeals to a broad and diverse customer base and will be at the forefront of our innovation as we move forward.

•	Shareholder Returns Driven by Margin Expansion and Capital Returns

We continue to be good stewards of capital and have employed a combination of dividend and share repurchases to compensate our shareholders. Additionally, we have continued to drive margin expansion and realize the benefits associated with operating leverage as we continue to scale.

•	Innovative and superior technology built on machine learning and AI engine:

Our highly sophisticated search capabilities leverage our AI based search algorithms that enhance the speed and curation of images, video and audio files. As a result, our platform delivers a rich user experience that our customers have grown to expect.

Challenges in the Digital Image, Video and Music Marketplace

Challenges for Users

Even with the advent of websites capable of sourcing and providing commercial digital imagery, a large number of challenges remain for users:

Limited selection. Many websites lack the broad and up-to-date collection required to satisfy the extensive variety of searches for digital imagery, themselves a reflection of the myriad requirements of business communications across industries and geographies.

Difficulty in finding images quickly. Websites that do have a broad range of digital imagery often lack sophisticated tagging, search functionality and algorithms that enable users to find relevant digital imagery efficiently. An increased pace of digital imagery usage by customers means that many users of commercial imagery are under pressure to find a greater number of high-quality images faster.

High price. Traditional image agencies typically charge more than $100 per high resolution image. Commissioning a custom image is even more expensive, often costing thousands or tens of thousands of dollars.

Complex pricing. On many websites, image prices can vary widely depending on criteria such as image size, file format, intended use, download frequency and type of contributor. Furthermore, many sites denominate the price of their images in “credits” rather than cash pricing, making it difficult for users to evaluate how much they will actually pay for a given license. These complexities interfere with the creative process, adding an additional dimension beyond image relevance for users to consider during their image search process.

Lack of commercial quality. Many websites and search engines, particularly those that host and display images for free, lack effective processes to ensure that images are of acceptable quality for use in a commercial setting; in other words, it can be difficult to find images with adequate aesthetic value that also have suitable technical qualities, including sufficient resolution, focus, lighting and composition.

Need for appropriate licensing and legal protection. Complex intellectual property laws govern the use of images, video clips and music in a commercial context. Typically, images, video clips and music tracks that are available for free online are not able to be licensed for commercial use. Most websites that host and display such content for free do not provide the range of trusted licensing assurances that come from closely evaluating the content that they make available. The need for appropriate content licensing has become more acute as the software to identify non-compliant imagery and music on the internet has become increasingly sophisticated, facilitating the monitoring of intellectual property rights. A growing number of users of commercial imagery and music require legal protections or indemnification from their content providers regarding appropriate licensing.

Challenges for Contributors

Creators of commercial digital imagery and music face significant obstacles in distributing their imagery and music to a large audience, discovering the kinds of content that customers demand, and monetizing their work efficiently, including:

Limited distribution and marketing reach. Many digital imagery and music creators lack the resources to promote their content to the millions of businesses around the world who may be willing to pay for their digital imagery or music. Even if a contributor posts imagery and music on the web, it is expensive and difficult to generate meaningful traffic to the contributor’s own website, especially when the content that a single contributor can offer represents a small fraction of the types of digital imagery and music a user might need.

Lack of e-commerce capabilities. Many digital imagery and music creators lack the resources to establish the sophisticated, global e-commerce capabilities necessary to maximize their earnings. This is particularly true with respect to handling foreign languages, multiple currencies, diverse payment methods, customer support and fraud prevention.

Cumbersome upload, tagging and approval processes. Contributors want to be able to upload and tag images quickly, easily and intuitively. Approval speed can also be important to a contributor, particularly for newsworthy or time-sensitive imagery.

Inadequate feedback, tools and information. Digital imagery and music creators want to provide the content that users demand, but often lack the proper data, analytics and feedback to know what kind of content will sell well.

The Shutterstock Solution

Key Benefits for Our Users

Millions of high-quality images and video clips available for commercial use	As of June 30, 2020, we maintained a library of more than 340 million approved images and more than 19 million footage clips, one of the largest collections of its kind. We sourced our content from over 1.4 million approved contributors as of June 30, 2020 and provide a broad, non-exclusive commercial or editorial license allowing customers to use an image or footage clip in perpetuity in any geography or medium.

Superior search results	We consider our proprietary search interface and algorithms to be intuitive and efficient, allowing users with widely ranging search queries to quickly find the most suitable imagery and music for their needs. Our search algorithms automatically evolve based on customer usage data such as searches and downloads to produce more effective search results over time.

Low cost of content	We believe that our pricing models increase the number of businesses that can participate in the market for commercial imagery and music and that they increase the number of downloads that we deliver.

Creative freedom through simple pricing	Our subscription-based pricing model makes the creative process easier. Users of our subscription-based products can download any content in our collection at any resolution we offer for use in their creative process without worrying about incremental cost. This provides greater creative freedom and helps improve their work product. For users who need less content, we offer simple, affordable, on-demand pricing, which is presented as a flat rate across all content and sizes that we offer.

Extensively vetted, commercial-quality imagery	We are highly focused on maintaining the quality of our collection. Our imagery has been vetted by our review team for standards of quality and relevance. We also leverage proprietary review technology to pre-filter images and footage clips, and enhance the productivity of our reviewers.

Appropriately licensed content	Our review process is designed to ensure that the imagery in our collection is appropriately licensed for its intended use. The reliability of our review process enables us to offer indemnification protection to every customer to cover certain legal costs or damages that may arise from their use of Shutterstock content. In certain cases, we offer greater indemnification levels through custom contracts.

Key Benefits for Our Contributors

Distribution to global audience	Our global marketplace provides image, footage clips and music creators with access to millions of users. Our flagship website, Shutterstock.com, operates globally in 21 languages, allowing users around the world to easily search and access our collection of images, footage clips and music tracks online. For the 12 months ended June 30, 2020, we delivered more than 180 million paid downloads.

Global e-commerce capabilities	Our global e-commerce platform allows us to process payments from users across the world in a variety of currencies, and pay our contributors monthly. We provide fraud protection, refunds and customer support via phone, email and chat.

Efficient uploading, tagging and review process	Based on user feedback and competitive benchmarking, we believe that we have one of the most efficient upload, tagging and review processes of all of the major competitors in our industry. We are committed to continuously finding new and innovative ways to improve our contributor interface and to providing short upload and review times—we typically process content within approximately 36 hours of upload.

Robust feedback, tools and information	We provide valuable tools and insights to our contributors. Our contributors can monitor download activity by content type and geography, as well as by self-defined imagery themes. We also provide data on search trends, allowing content creators to see which images and subjects are popular on our site, and to plan new content themes accordingly.

Specialized community	We operate a forum for the photographers, videographers, illustrators and composers that make up our contributor community, allowing them to share tips with one another and to showcase their work. Our rigorous acceptance standards for new submissions provide contributors with a sense of challenge, accomplishment and exclusivity that makes our forums more useful and valuable.

Shutterstock’s Competitive Strengths

In addition to the compelling value propositions and solutions that we offer to users and contributors, we believe that the following competitive advantages further separate us from our competitors:

A Leading Global Marketplace with Strong Network Effects. Our content collection is one of the largest in the commercial digital content industry, with over 340 million images and more than 19 million footage clips, from more than 1.4 million approved contributors, as of June 30, 2020. We believe that the growth of our content collection and the growth in our site traffic support one another through a strong network effect—a broader selection of images, footage clips and music tracks from our contributors attracts more users; this larger audience of paying users increases the amount spent in our marketplace and attracts more content submissions from a greater number of contributors.

Robust Artificial Intelligence and Machine Learning based Capabilities. For the 12 months ended June 30, 2020, we delivered more than 180 million paid downloads (including both commercial and editorial images) to our customers. This high volume of data, including data about the searches and downloads that our users execute, enables us to continuously improve our search algorithms. Furthermore, unlike the significant majority of images available online for free, each image in our collection is tagged by its contributor with approximately 50 relevant keywords. Currently, the Shutterstock collection contains more than 1 billion contributor-generated image tags. We believe his behavioral and keyword data, along with our investments in technology and our many years of experience in developing search algorithms designed specifically for the commercial digital imagery and music industry, increase the chances that our users find the imagery and music they require. We believe that a successful search experience is a critical determinant of customer satisfaction, and that our success in this area attracts new and repeat users to our websites.

Simple, Flexible and Low-Cost Pricing. Since inception, we have aimed to deliver exceptional value to our users through simple and flexible pricing options. Our subscription plans generate an important sense of creative freedom for our professional users, enabling them to try out multiple images, footage clips or music tracks without concern for the incremental cost of each download. Additionally, we offer simple and cost-effective on-demand purchase options for less frequent users. The simplicity and affordability of these plans have allowed us to broaden our existing and potential user base. These pricing models also benefit our contributors due to the high volume of paid downloads we are able to generate on their behalf.

Trusted, Actively Managed Marketplace. We are committed to providing a trusted online marketplace for licensed, high-quality commercial imagery, footage clips and music tracks. Our rigorous review process for new images and footage clips is intended to ensure the integrity and quality of the content in our collection. Each image and footage clip is individually examined by our team of trained reviewers to meet our high standards of quality and commercial viability. This review process is designed to minimize the legal risk to our users from inappropriately licensed imagery. As a result of the significant investment we make in our review processes and the integrity of our collection, we are able to provide indemnification protection to customers for claims that may arise from the use of an image, footage clip or music track licensed through Shutterstock. In some cases, we offer greater levels of indemnification through custom contracts. We offer indemnification as an indication to our customers that they can trust the quality and licensability of content available on our platform; this sets us apart from many competitors and all free sources of digital imagery and music.

Experienced Management Team. Our values and leadership start at the top. We have built a seasoned and qualified management team with backgrounds in marketing, data science, media and retail. Our management team’s long-term focus and commitment underpin everything we do at Shutterstock. We believe that our mission to help businesses of all sizes to get their stories told provides a lasting competitive advantage and generates loyalty from our customers.

Shutterstock’s Growth Strategies

Acquire More Users and Contributors. We believe that there is a significant opportunity to grow our market share by increasing awareness of our brand and value proposition. Our growth to date has been driven by word of mouth recommendations and marketing efforts. We plan to continue to foster word of mouth by continuing to grow our collection and deliver exceptional service. Additionally, we expect to increase our investments in online and offline marketing to help raise awareness in our core customer community, as well as in additional market segments and geographies. In parallel, we intend to grow the depth and breadth of our collection by increasing awareness among potential contributors of the opportunity to share their creative work with a broader audience and generate income through Shutterstock. We are also deploying capital into our Platform Solutions offering and undertaking a significant global expansion of our sales and technical integration team. We believe that this is a key area of growth for Shutterstock as our customers look to consume our content services natively within enterprise applications from adbuilders to website creation tools and applications.

Lead Innovation in User and Contributor Experience. We intend to build on our market-leading position by providing the best online experience for digital imagery and music users and contributors. With one of the largest collections of images in the industry, and one of the highest volumes of commercial image downloads, we believe that we have more information on the marketplace and user needs than many of our competitors. We intend to use this data to continue to improve the quality of our search algorithms and user experience, as well as address emerging use cases for customers. We also plan to enhance the tools we offer contributors to help them establish their portfolio on our websites, track their performance and explore opportunities to create content that customers need. We plan to continue to improve the speed and usefulness of feedback that we provide contributors on the imagery and music that they submit, and facilitate new ways for them to participate in an engaged community of their peers.

Increase Localization. We are a global company, with users and contributors in more than 150 countries and a website that is available in 21 languages. We plan to deepen our global penetration among users and contributors by improving the quality of the Shutterstock experience, regardless of language or location. For example, we intend to increase the number of languages, currencies and payment methods that we support in order to serve an even larger global user base. Furthermore, we plan to improve the quality of non-English searches by increasing the sophistication with which we handle non-English image tagging and search ranking. Finally, there is significant unmet demand for localized content, such as images with locally relevant themes, customs, objects and ethnicities. We plan to increase the geographical diversity of our contributor community so that we can provide the imagery and music demanded by our increasingly global user base.

Increase Our Penetration of Media Agencies and Large Enterprises. To date, the majority of our revenue has been generated from small- and medium-sized businesses purchasing online, many of whom did not previously have access to low-cost commercial digital imagery and music. Specifically, in the three months ended December 31, 2019, our customer breakdown by revenue consisted of 32% small- and medium sized businesses, 29% mid-market businesses, 20% individual creatives and 19% large enterprises. We believe that we have a strong value proposition for media agencies and large enterprises, which account for a significant portion of the existing market for commercial digital imagery and music. These companies have historically purchased commercial imagery and music via sales-driven relationships and are used to complex licensing, limited imagery and music libraries and high prices. While our sales and support organization has historically been focused primarily on inbound customer communications, we are working to increase our revenue from media agencies and large enterprises through a direct sales approach and by offering tailored purchase options. We are also deepening our customer relationships by expanding our Platform Solutions offering within this channel, including enhanced platform integrations for customers.

Pursue Emerging Content Types. We believe alternative content types such as video footage and music represent significant opportunities for growth. As user demand is increasing, the cost to contributors to create and produce professional video content is becoming increasingly affordable, most notably due to digital SLR cameras that include HD video capabilities. Given the convergence of photography and video tools, we believe that our network effect in still image licensing will help propel our efforts in the video and music market, expanding our initial entrance into the market via our acquisition of PremiumBeat in January 2015. In addition to video and music, we see opportunities in other emerging digital content areas that may be relevant to our customers.

Pursue Mergers and Acquisitions in-line with our Strategies. We intend to pursue attractive acquisitions to bolster our stock content library or strengthen our marketing technology capabilities, with keen focus on enhancing shareholder value. Our consolidation opportunities will be geared toward near-term accretion while delivering on revenue growth and addressable market expansion.

Competition

We seek to be an integral component of the creative process for our customers based on a number of factors including the quality, relevance and breadth of content; ability to source new content; accessibility of content;

distribution capabilities; ease and speed of search and fulfillment; content pricing models and practices; content licensing options and the degree to which users are protected from legal risk; brand recognition and reputation; the effective use of current and emerging technology; the global nature of our interfaces and marketing efforts, including the degree of localization; and customer service. We also compete for contributors on the basis of several similar factors including ease and speed of the upload and content review process; the volume of customers who license their submitted content; contributor commission models and practices; the degree to which contributors are protected from legal risk; brand recognition and reputation; the effective use of technology; the global nature of our interfaces; and customer service.

The industry in which we operate is extremely competitive and rapidly evolving, with low barriers to entry. Some of our current and potentially significant competitors include:

•	other online platforms that feature marketplaces for stock content or creative workflow tools such as Getty Images and its iStockphoto offering, AdobeStock, VimeoStock and Pond5;

•	specialized visual content companies that are established in local, content or product-specific market segments, such as Visual China Group;

•	providers of commercially licensable music such as Universal Music Publishing Group, Sony/ATV Music Publishing, Warner/Chappell Music, and EMI Music Publishing;

•	websites focused on image search and discovery such as Google Images;

•	websites for image hosting, art and related products such as Flickr;

•	providers of free images, photography, music, footage and related tools;

•	social networking and social media services; and

•	commissioned photographers and photography agencies.

In addition, we compete with the alternative of creating one’s own content or choosing not to consume licensed content due to price considerations or because the user is not aware of how to access licensed content.

Recent Developments

Dividend for the Second Quarter of Fiscal 2020

On July 24, 2020, our Board of Directors declared a dividend of $0.17 per share of outstanding common stock, payable on September 17, 2020 to stockholders of record as of the close of business on September 3, 2020. Accordingly, purchasers of common stock in this offering that continue to own our common stock on the record date are expected to be entitled to receive this dividend.

Corporate Information

Our corporate headquarters and principal executive offices are located at 350 Fifth Avenue, 21st Floor, New York, NY 10118. Our telephone number is (646) 710-3417. We maintain a website at investor.shutterstock.com where our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and all amendments to those reports are available without charge, as soon as reasonably practicable following the time they are filed with or furnished to the SEC. The information on or accessible through our website is not incorporated into or part of this prospectus supplement (except for our SEC reports expressly incorporated by reference herein).

The Offering

Issuer	Shutterstock, Inc.

Common stock offered:

By Shutterstock	$50 million of shares

By the selling stockholder	$200 million of shares

Total	$250 million of shares

Common stock to be outstanding after this offering	36,564,490 shares

Underwriters’ option to purchase additional shares	The underwriters have an option to purchase up to $37.5 million of additional shares of common stock from the selling stockholder at the price to public less the underwriting discounts and commissions. The underwriters could exercise this option at any time within 30 days from the date of the prospectus supplement.

Use of Proceeds	We intend to use the net proceeds to us from this offering primarily for general corporate purposes, which may include working capital, capital expenditures, dividend payments, share repurchases and financing possible acquisitions or investments in companies, products or technologies. We will not receive any of the proceeds from the sale of shares to be offered by the selling stockholder. See “Use of Proceeds” for additional information.

Risk Factors	You should consider carefully all of the information set forth in this prospectus supplement and the accompanying prospectus and, in particular, you should carefully evaluate the specific factors under the heading “Risk Factors” in this prospectus supplement and in the documents incorporated by reference herein.

NYSE symbol	“SSTK”

The number of shares of our common stock to be outstanding following this offering is based on 35,699,289 shares of our common stock outstanding as of August 7, 2020 plus the estimated 865,201 shares that we are offering pursuant to this prospectus supplement (based on the last reported sale price of our common stock on the New York Stock Exchange on August 7, 2020 of $57.79 per share), and excludes:

•	988,634 shares of our common stock issuable upon the exercise of options outstanding as of August 7, 2020 at a weighted average exercise price of $57.90 per share;

•

1,451,597 shares of our common stock underlying restricted stock units (“RSUs”) and target level performance-based restricted stock units outstanding as of August 7, 2020 with a weighted average grant date fair value of $39.52;

•

12,935,291 shares of our common stock reserved for issuance pursuant to future grants of awards under our Amended and Restated 2012 Omnibus Equity Incentive Plan and our 2012 Employee Stock Purchase Plan, which in December 2016, our Board of Directors determined to suspend unless and until our Board of Directors deems it is appropriate, in its sole discretion, to reinstate.

Except as otherwise indicated, information in this prospectus supplement reflects or assumes the following:

•	no exercise of options outstanding as of August 7, 2020; and

•	no exercise by the underwriters of their option to purchase up to $37.5 million of additional shares of common stock from the selling stockholder.

Summary Consolidated Financial Data

The following tables summarize our consolidated financial and other data for the periods ended and as of the dates indicated. The summary consolidated financial data presented below as of December 31, 2019 and 2018 and for the years ended December 31, 2019, 2018 and 2017 have been derived from our audited consolidated financial statements and related notes contained in our Annual Report on Form 10-K for the year ended December 31, 2019, filed with the SEC on February 13, 2020 and incorporated by reference herein. The summary consolidated financial data presented below as of June 30, 2020 and for the six months ended June 30, 2020 and 2019 have been derived from our unaudited condensed consolidated financial statements and related notes contained in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2020, filed with the SEC on July 28, 2020 and incorporated by reference herein. The summary consolidated balance sheet data as of December 31, 2017 is derived from our audited consolidated financial statements which are not included or incorporated by reference in this prospectus supplement. Our unaudited condensed consolidated financial statements have been prepared on the same basis as our audited consolidated financial statements and, in the opinion of our management, reflect all adjustments, consisting of normal, recurring adjustments, necessary for a fair statement of the results for those periods. The results for any interim period are not necessarily indicative of the results that may be expected for a full year. The summary financial data should be read in conjunction with the consolidated financial statements described above and the related notes. The summary operating data is not derived from the audited consolidated financial statements nor the unaudited condensed consolidated financial statements.

	Six months ended June 30,		Year ended December 31,
	2020	2019	2019	2018	2017
	(in thousands, except per share data)
Consolidated Statement of Operations Data:
Revenue(1)	$320,515	$325,073	$650,523	$623,250	$557,111
Operating expenses(2)
Cost of revenue	132,934	137,744	278,176	267,671	233,102
Sales and marketing	78,217	88,934	181,730	166,448	146,464
Product development	25,554	28,580	57,216	58,897	52,486
General and administrative	55,484	58,646	113,246	97,782	98,710
Total operating expenses	292,189	313,904	630,368	590,798	530,762
Income from operations	28,326	11,169	20,155	32,452	26,349
Gain on Sale of Webdam	—	—	—	38,613	—
Other income/(expense), net(3)	662	1,480	4,761	(4,952)	3,732
Income before income taxes	28,988	12,649	24,916	66,113	30,081
Provision for income taxes(4)	5,683	1,828	4,808	11,426	13,354
Net income	$23,305	$10,821	$20,108	$54,687	$16,727

Net income per common share (basic)	$0.65	$0.31	$0.57	$1.57	$0.48
Net income common share (diluted)	$0.65	$0.30	$0.57	$1.54	$0.47
Weighted-average common shares outstanding (basic)	35,587	35,174	35,285	34,935	34,627
Weighted-average common shares outstanding (diluted)	35,894	35,499	35,581	35,420	35,291

(1)

Effective January 1, 2018 we adopted Accounting Standards Update (“ASU”) 2014-09, Revenue from Contracts with Customers (Topic 606) (“ASU 2014-09”) using the modified retrospective approach. Historical revenue totals reflect those previously reported and have not been restated.

(2)

Includes non-cash equity-based compensation of $9.4 million and $12.4 million for the six-month periods ended June 30, 2020 and 2019, respectively, and $22.8 million, $23.9 million and $25.0 million for the years ended December 31, 2019, 2018 and 2017, respectively.

(3)

Includes charges related to the $5.9 million impairment of a long-term investment asset in 2018; transaction gains and losses primarily related to cash balances of subsidiaries denominated in a currency other than the subsidiaries’ functional currencies; and interest income and expense, which is not material in any period presented.

(4)

Included in the 2017 provision for income taxes were provisional amounts for the specific tax effects of the TCJA, as it related to changes to existing United States tax law which included numerous provisions that affect businesses. These provisional amounts represented our reasonable estimates at that time. During 2018, we completed our analysis of certain income tax effects of the TCJA and did not make any significant adjustments to estimates previously recorded.

	Six months ended June 30,		Year ended December 31,
	2020	2019	2019	2018	2017
Other Operational Data:
Subscribers (end of period)(1)	223,000	173,000	194,000
Subscriber revenue (in millions)(2)	$126.6	$115.8	$236.5
Average revenue per customer (trailing twelve months)(3)	$326	$325	$330
Paid downloads (in millions)(4)	90.8	93.8	187.8	179.6	172.0
Revenue per download(5)	$3.51	$3.43	$3.43	$3.40	$3.13
Content in our collection (end of period, in millions)(6)
Images	340	280	314	242	170
Footage clips	19	15	17	13	9

(1)

We define subscribers as those customers who purchase one or more of our monthly recurring products for a continuous period of at least three months, measured as of the end of the reporting period. We believe the number of subscribers is an important metric that provides insight into our monthly recurring business and its growth. We believe that an increase in our number of subscribers is an indicator of engagement in our platform and potential for future growth.

(2)

We define subscriber revenue as the revenue generated from subscribers during the period. We believe subscriber revenue, together with our number of subscribers, provide insight into the portion of our business and growth driven by our monthly recurring products.

(3)

Average revenue per customer is calculated by dividing total revenue for the trailing twelve-month period by number of customers. We define customers as total active, paying customers that contributed to total revenue over the trailing twelve-month period. Changes in our average revenue per customer will be driven by changes in the mix of our subscription-based products and the pricing in our transactional business.

(4)

We define paid downloads as the number of downloads that our customers make in a given period of our content. Paid downloads exclude custom content and downloads of content that are offered to customers for no charge, including our free image of the week. Measuring the number of paid downloads that our customers make in a given period is important because they are the primary method of delivering licensed content, which drives a significant portion of our revenue and contributor royalties.

(5)

We define revenue per download as the amount of revenue recognized in a given period divided by the number of paid downloads in that period excluding revenue from custom content and revenue that is not derived from or associated with content licenses. This metric captures any changes in our pricing, including changes resulting from the impact of competitive pressures, as well as the mix of licensing options that our customers choose, some of which generate more revenue per download than others, and the impact that changes in foreign currency rates have on our pricing. Changes in revenue per download are primarily driven by the introduction of new product offerings, changes in product mix and the customer utilization of our products.

Effective January 1, 2018 we adopted Accounting Standards Update (“ASU”) 2014-09 using the modified retrospective approach. Historical revenue totals reflect those previously reported and have not been restated.

(6)

We define content in our collection as the total number of approved images (photographs, vectors and illustrations) and footage (in number of clips) in our library on shutterstock.com at the end of the period. We exclude content from this collection metric that is not uploaded directly to our site but is available for license by our customers through an application program interface, custom content and certain content that may be licensed for editorial use only. We believe that our large selection of high-quality content enables us to attract and retain customers and drives our network effect.

	As of June 30, 2020	As of December 31,
		2019	2018	2017
	(in thousands)
Consolidated Balance Sheet Data:
Cash and cash equivalents	$311,157	$303,261	$230,852	$253,428
Working capital	157,609	131,086	83,418	94,727
Property and equipment, net	54,240	58,834	76,188	85,698
Total assets	626,331	630,512	531,488	577,776
Deferred revenue	138,229	141,922	139,604	157,803
Total liabilities	282,831	302,367	244,821	263,191
Total stockholders’ equity	$343,500	$328,145	$286,667	$314,585

Non-GAAP Financial Measures

To supplement our consolidated financial statements presented in accordance with the accounting principles generally accepted in the United States, or GAAP, our management considers certain financial measures that are not prepared in accordance with GAAP, collectively referred to as non-GAAP financial measures, including adjusted EBITDA, adjusted EBITDA margin, adjusted net income, adjusted net income per diluted common share, revenue growth (including by distribution channel) on a constant currency basis (expressed as a percentage), and free cash flow. These non-GAAP financial measures are included solely to provide investors with additional information regarding our financial results and are not based on any standardized methodology prescribed by GAAP and are not necessarily comparable to similarly-titled measures presented by other companies.

These non-GAAP financial measures have not been calculated in accordance with GAAP, should be considered only in addition to results prepared in accordance with GAAP and should not be considered as a substitute for, or superior to, GAAP measures. In addition, adjusted EBITDA, adjusted EBITDA margin, adjusted net income, adjusted net income per diluted common share, revenue growth (including by distribution channel) on a constant currency basis and free cash flow should not be construed as indicators of our operating performance, liquidity or cash flows generated by operating, investing and financing activities, as there may be significant factors or trends that they fail to address. We caution investors that non-GAAP financial information, by its nature, departs from traditional accounting conventions; accordingly, its use can make it difficult to compare our current results with our results from other reporting periods and with the results of other companies.

Our management uses these non-GAAP financial measures, in conjunction with GAAP financial measures, as an integral part of managing the business and to, among other things: (i) monitor and evaluate the performance of our business operations, financial performance and overall liquidity; (ii) facilitate management’s internal comparisons of the historical operating performance of its business operations; (iii) facilitate management’s external comparisons of the results of its overall business to the historical operating performance of other companies that may have different capital structures and debt levels; (iv) review and assess the operating performance of our management team and, together with other operational objectives, as a measure in evaluating employee compensation and bonuses; (v) analyze and evaluate financial and strategic planning decisions regarding future operating investments; and (vi) plan for and prepare future annual operating budgets and determine appropriate levels of operating investments.

Management believes that adjusted EBITDA, adjusted EBITDA margin, adjusted net income, adjusted net income per diluted common share and revenue growth (including by distribution channel) on a constant currency basis are useful to investors because these measures enable investors to analyze our operating results on the same basis as that used by management. Additionally, management believes that adjusted EBITDA, adjusted EBITDA margin, adjusted net income and adjusted net income per diluted common share provide useful information to investors about the performance of our overall business because such measures eliminate the effects of unusual or other infrequent charges that are not directly attributable to our underlying operating performance; and that revenue growth (including by distribution channel) on a constant currency basis, provides useful information to investors by eliminating the effect of foreign currency fluctuations that are not directly attributable to our business. Management also believes that providing these non-GAAP financial measures enhances the comparability for investors in assessing our financial reporting. Management believes that free cash flow is useful for investors because it provides them with an important perspective on the cash available for strategic measures, after making necessary capital investments in property and equipment to support our ongoing business operations and after excluding the impact of nonrecurring payments associated with long-term incentives related to our 2017 acquisition of Flashstock, and provides them with the same measures that management uses as the basis for making resource allocation decisions.

Our use of non-GAAP financial measures has limitations as an analytical tool, and these measures should not be considered in isolation or as a substitute for an analysis of our results as reported under GAAP, as the excluded items may have significant effects on our operating results and financial condition. When evaluating our performance, these non-GAAP financial measures should be considered in addition to other financial performance measures, including various cash flow metrics, net income and our other GAAP results.

Our method for calculating adjusted EBITDA, adjusted EBITDA margin, adjusted net income, adjusted net income per diluted common share, revenue growth (including by distribution channel) on a constant currency basis and free cash flow, as well as a reconciliation of the differences between adjusted EBITDA, adjusted net income, revenue growth (including by distribution channel) on a constant currency basis and free cash flow, and the most comparable financial measures calculated and presented in accordance with GAAP, are presented below.

Adjusted EBITDA

We define adjusted EBITDA as net income adjusted for depreciation and amortization, non-cash equity-based compensation, foreign currency transaction gains and losses, expenses related to long-term incentives and contingent consideration related to acquisitions, interest income and expense, income taxes and the gain on the sale transaction of our digital asset management business (the “Sale of Webdam”). We define adjusted EBITDA margin as the ratio of adjusted EBITDA to revenue.

The following is a reconciliation of net income to adjusted EBITDA for each of the periods indicated:

	Six months ended June 30,		Year ended December 31,
	2020	2019	2019	2018	2017
	(dollars in thousands)
Net income	$23,305	$10,821	$20,108	$54,687	$16,727
Add / (less) Non-GAAP adjustments:
Depreciation and amortization	21,370	25,319	49,915	45,652	35,490
Non-cash equity-based compensation	9,396	12,375	22,815	23,869	24,958
Other adjustments, net(1)	(662)	305	(1,332)	8,093	(2,480)
Provision for income taxes	5,683	1,828	4,808	11,426	13,354
Gain on Sale of Webdam	—	—	—	(38,613)	—

Adjusted EBITDA	$59,092	$50,648	$96,314	$105,114	$88,049

Adjusted EBITDA margin	18.4%	15.6%	14.8%	16.9%	15.8%

(1)

Included in other adjustments, net is foreign currency transaction gains and losses, charges related to the impairment of a long-term investment asset, expenses related to long-term incentives and contingent consideration related to acquisitions, and interest income and expense.

Adjusted Net Income

We define adjusted net income as net income adjusted for the impact of non-cash equity-based compensation, the amortization of acquisition-related intangible assets, expenses related to long-term incentives and contingent consideration related to acquisitions, the gain on Sale of Webdam, charges related to the impairment of a long-term investment asset, the estimated tax impact of such adjustments, and a one-time tax expense due to the TCJA. We define adjusted net income per diluted common share as adjusted net income divided by weighted average diluted shares.

The following is a reconciliation of net income to adjusted net income for each of the periods indicated:

	Six months ended June 30,		Year ended December 31,
	2020	2019	2019	2018	2017
	(in thousands, except per share data)
Net income	$23,305	$10,821	$20,108	$54,687	$16,727
Add / (less) Non-GAAP adjustments:
Non-cash equity-based compensation	9,396	12,375	22,815	23,869	24,958
Tax effect of non-cash equity-based compensation	(2,208)	(2,909)	(5,363)	(5,434)	(9,175)
Acquisition-related amortization expense	1,082	3,297	4,691	3,841	4,801
Tax effect of acquisition-related amortization expense	(254)	(707)	(1,034)	(874)	(1,766)
Acquisition-related long-term incentives and contingent consideration(1)	—	1,786	3,430	3,141	1,252
Tax effect of acquisition-related long-term incentives and contingent consideration	—	(474)	(910)	(832)	(460)
Gain on Sale of Webdam	—	—	—	(38,613)	—
Tax effect of gain on Sale of Webdam	—	—	—	10,996	—
Impairment of a long-term investment asset	—	—	—	5,881	—
Tax effect of impairment of long-term investment asset	—	—	—	(999)	—
One-time effect of the TCJA on the provision for income taxes(2)	—	—	—	—	4,507

Adjusted net income	$31,321	$24,189	$43,737	$55,663	$40,844

Adjusted net income per diluted common share	$0.87	$0.68	$1.23	$1.57	$1.16

Weighted average diluted shares	35,894	35,499	35,581	35,420	35,291

(1)	Represents expenses related to long-term incentives and contingent consideration related to the Webdam, PremiumBeat and Flashstock acquisitions.
(2)

Represents approximately $3.7 million of non-cash charges related to a remeasurement of deferred tax assets related to the change in U.S. tax rates from 35% to 21% and approximately $0.8 million of cash charges related to a one-time U.S. transition tax on unrepatriated foreign earnings.

Revenue Growth (including by distribution channel) on a Constant Currency Basis

We define revenue growth (including by distribution channel) on a constant currency basis (expressed as a percentage) as the increase in current period revenues over prior period revenues, utilizing fixed exchange rates for translating foreign currency revenues for all periods in the comparison.

	Six months ended June 30,		Year ended December 31,
	2020	2019	2019	2018	2017
Reported revenue (in thousands)	$320,515	$325,073	$650,523	$623,250	$557,111
Revenue growth	(1)%	5%	4%	12%	13%
Revenue growth on a constant currency basis	(1)%	7%	6%	11%	13%
E-commerce reported revenue (in thousands)	$197,900	$195,106	$392,241	$365,730	$332,376
E-commerce revenue growth	1%	8%	7%	10%	4%
E-commerce revenue growth on a constant currency basis	2%	10%	9%	9%	5%
Enterprise reported revenue (in thousands)	$122,615	$129,967	$258,282	$254,809	$208,713
Enterprise revenue growth	(6)%	4%	1%	22%	27%
Enterprise revenue growth on a constant currency basis	(5)%	6%	3%	21%	26%

Free Cash Flow

We define free cash flow as our cash provided by operating activities, adjusted for capital expenditures and content acquisition, and, with respect to the six months ended June 30, 2020, a payment associated with long-term incentives related to our 2017 acquisition of Flashstock.

The following is a reconciliation of net cash provided by operating activities to free cash flow for each of the periods indicated:

	Six months ended June 30,		Year ended December 31,
	2020	2019	2019	2018	2017
	(in thousands)
Net cash provided by operating activities	$36,343	$46,743	$102,646	$102,202	$108,037
Capital expenditures	(13,966)	(13,726)	(26,081)	(34,890)	(55,062)
Content acquisitions	(1,577)	(1,277)	(3,344)	(3,838)	(2,961)
Payments related to long-term incentives related to acquisitions	7,759	—	—	—	—

Free Cash Flow	$28,559	$31,740	$73,221	$63,474	$50,014

RISK FACTORS

An investment in our common stock involves a high degree of risk. Prior to making a decision about investing in our common stock, you should carefully consider the risks and uncertainties discussed below, together with the financial and other information contained in this prospectus supplement along with the accompanying prospectus and the documents incorporated by reference, before deciding whether to invest in shares of our common stock. If any of the risks described in this prospectus supplement or accompanying prospectus, or the risks described in any documents incorporated by reference in this prospectus supplement or the accompanying prospectus, actually occur, our business, financial condition, operating results, cash flow and prospects could be materially adversely affected. This could cause the trading price of our common stock to decline, and you may lose part or all of your investment.

Risks Related to Our Business

The effect of the COVID-19 pandemic on our operations, and the operations of our customers, partners and suppliers, could have a material adverse effect on our business, financial condition, cash flows and results of operations.

In December 2019, a novel coronavirus disease (“COVID-19”) was initially reported and on March 11, 2020, the World Health Organization characterized COVID-19 as a pandemic. COVID-19 has had a widespread and detrimental effect on the global economy as a result of the continued increase in the number of cases and affected countries and actions by public health and governmental authorities, businesses, other organizations and individuals to address the outbreak, including travel bans and restrictions, quarantines, shelter in place, stay at home or total lock-down orders and business limitations and shutdowns. The duration and severity of COVID-19 and the degree of its impact on our business is uncertain and difficult to predict. The continued spread of the outbreak could result in one or more of the following conditions that could have a material adverse impact on our business operations and financial condition: decreased business spending by our customers and prospective customers, reduced demand for our products, lower renewal rates by our customers; increased customer losses/churn; increased challenges in or cost of acquiring new customers; reduction in the amount of content uploaded by our contributors and/or reduction in the number of contributors on our site because of reduced royalties earned by our contributors; inability of our Custom contributors and editorial photographers to complete assignments because of travel and in-person event restrictions; increased competition; increased risk in collectability of accounts receivable; reduced productivity due to remote work arrangements; lost productivity due to illness and/or illness of family members; inability to hire key roles; adverse effects on our strategic partners’ businesses; impairment charges; extreme currency exchange-rate fluctuations; inability to recover costs from insurance carriers; business continuity concerns for us and our third-party vendors; inability of counterparties to perform under their agreements with us; increased risk of privacy and cybersecurity breaches from increased remote working; and challenges with Internet infrastructure due to high loads. If we are not able to respond to and manage the potential impact of such events effectively, our business could be harmed.

As we generally recognize revenue from our customers as content is downloaded, the impact to our reported revenue resulting from recent and near-term changes in our sales activity due to COVID-19 may not be fully apparent until future periods. Our efforts to help mitigate the negative impact of the outbreak on our business may not be effective, and we may be affected by a protracted economic downturn. Furthermore, while many governmental authorities around the world have and continue to enact legislation to address the impact of COVID-19, including measures intended to mitigate some of the more severe anticipated economic effects of the virus, we may not benefit from such legislation or such legislation may prove to be ineffective in addressing COVID-19’s impact on our and our customer’s businesses and operations. Even after the COVID-19 outbreak has subsided, we may continue to experience impacts to our business as a result of the coronavirus’ global economic impact and any recession that has occurred or may occur in the future. Further, as the COVID-19 situation is unprecedented and continuously evolving, COVID-19 may also affect our operating and financial results in a manner that is not presently known to us or in a manner that we currently do not consider to present significant risks to our operations.

In addition, the overall uncertainty regarding the economic impact of the COVID-19 pandemic and the impact on our revenue growth, could impact our cash flows from operations and liquidity. To the extent the COVID-19 pandemic adversely affects our business and financial results, it may also have the effect of heightening many of the other risks described in this “Risk Factors” section. Material changes to our cash flows, liquidity and the volatility of the stock market and our stock price could impact our capital allocation strategy, including our recently introduced quarterly dividend program and our outstanding authorization under our stock repurchase program.

The success of our business depends on our ability to continue to attract and retain customers of, and contributors to, our creative platform. If customers reduce or cease their spending with us, or if content contributors reduce or end their participation on our platform, our business will be harmed.

The continued use of our creative platform by customers and contributors is critical to our success. Our future performance largely depends on our ability to attract new, and retain existing, paying customers and contributors. We do not know whether we will be able to achieve user growth rates in the future similar to our previous results. The majority of our revenue is derived from customers who have purchased from us in the past, but customers have several options to find content. If we lose existing customers, or new customers are not as active as our existing customers, our financial performance and growth could be harmed.

Our ability to attract new customers and contributors, and to incentivize our customers to continue purchasing our products and our contributors to add new content to our platform depends on several factors, including:

•	the scope of content available for licensing;

•	the effectiveness of our marketing efforts;

•	the features and functionality of our platform;

•	competitive pricing of our products;

•	our current products and services and ability to expand our offerings;

•	our customers’ and contributors’ experience in using our platform; and

•	the quality and accuracy of our search algorithms.

Further, our growth strategy relies on network effects: we rely in part on a growing audience of paying users to attract more content from contributors, thereby increasing our content selection and in turn attracting additional paying customers. For example, our global strategy relies on enabling easier global access in order to attract new contributions of local content, in turn attracting more paying customers who have preferences for local content. Any decrease in the attractiveness of our platform relative to other options available to our customers and contributors could lead to decreased engagement on our platform and unfavorably impact the network effects of our platform, which could result in loss of revenue.

If we are unable to grow our customer and contributor base, or retain our existing contributors and paying customers, or are unable to attract paying customers in a cost-effective manner, our financial performance, operating results and business may be adversely affected.

The industry in which we operate is highly competitive with low barriers to entry and if we do not compete effectively, our operating results could suffer.

The industry in which we operate is intensely competitive and rapidly evolving, with low barriers to entry. We compete with a wide and diverse array of companies, from significant media companies to individual content creators. Our current and potential domestic and international competitors range from large established companies to emerging start-ups across different industries, including online marketplace and traditional stock content suppliers of current and archival creative and editorial imagery, photography, footage, and music; specialized visual content companies in specific geographic segments; providers of commercially licensable music; websites specializing in image search, recognition, discovery and consumption; websites that host and store images, art and other related products; providers of free images, photography, music, footage and related tools (including offerings by our partners); social networking and social media services; and commissioned photographers and photography agencies.

We believe that the principal competitive factors in the content industry include: quality, relevance and breadth of content; the ability to source new content; content licensing options and the degree to which users are protected from legal risk; the effective use of current and emerging technology; accessibility of content, distribution capability, and speed and ease of search and fulfillment; brand recognition and reputation; customer service; availability of additional platform features, such as workplace tools and ability to engage with additional platform features; and the global nature of a company’s interfaces and marketing efforts, including local content, languages, currencies, and payment methods. If our competitors use their experience and resources to provide an offering that is more attractive to customers across these categories, or if our competitors innovate and provide products faster than we can, we may be unable to compete effectively and our business will be harmed.

Many of our competitors have or may obtain significantly greater financial, marketing or other resources or greater brand awareness than we have. Some of these competitors may be able to respond more quickly to new or expanding technology and devote more resources to product development, marketing or content acquisition than we can. Additionally, there has been a recent trend toward industry consolidation and competitors have acquired, invested in or partnered with other competitors or leveraged their own content-related competencies to enter our market. We expect this trend toward industry consolidation to continue as companies attempt to hold or strengthen their market positions in an evolving industry. We believe that industry consolidation may result in stronger competitors that are better able to compete for customers. This could lead to more variability in operating results as we compete with larger competitors and could have a material adverse effect on our business, operating results, and financial condition.

While we believe that there are obstacles to creating a meaningful network effect between customers and contributors, the barriers to creating a platform that allows for the licensing of content or provides workflow tools are low. If competitors offer higher royalties or more favorable royalty earning potential, easier submission workflows, or less rigorous vetting processes or incentivize contributors to distribute their content on an exclusive basis, contributors may choose to stop distributing new content with us or remove their existing content from our collection. Further, as technology advances or other market dynamics make creating, sourcing, archiving, indexing, reviewing, searching or delivering content easier or more affordable, our existing and potential competitors may also seek to develop new products, technologies or capabilities that could render many of the products, services and content types that we offer obsolete or less competitive. For any of these reasons, we may not be able to compete successfully against our current and future competitors.

In addition, demand for our products and services is sensitive to price. Many external factors, including our technology and personnel costs and our competitors’ pricing and marketing strategies, could significantly impact our pricing strategies and we could fail to meet our customers’ pricing expectations. Increased competition and pricing pressures may result in reduced sales, lower margins, losses or the failure of our product and services to maintain and grow their current market share, any of which could harm our business.

Our marketing efforts to acquire new, and retain existing, customers may not be effective or cost-efficient, and may be affected by external factors beyond our control.

Maintaining and promoting awareness of our platform and services is important to our ability to attract and retain customers. We spend a significant amount on marketing activities to acquire new customers and retain and engage existing customers. For example, in 2019, 2018 and 2017 our marketing expenses were approximately $102.3 million, $91.5 million and $76.6 million, respectively, and we expect our marketing expenses to continue to account for a significant portion of our operating expenses. Our business depends on a high degree of website traffic, which is dependent on many factors, including the availability of appealing website content, user loyalty and new user generation from search engine portals. Our primary marketing efforts currently are search engine marketing (“SEM”), search engine optimization (“SEO”), affiliate marketing and display advertising, as well as, social media and email. The marketing efforts we implement may not succeed for a variety of reasons, including our inability to execute and implement our plans. External factors beyond our control may also impact the success of our marketing initiatives.

We obtain a significant number of visits via search engines such as Google and a critical factor in attracting customers to our websites is how prominently our website is displayed in response to search queries. Search engines frequently update and change the logic that determines the placement and display of results of a user’s search, such that the purchased or algorithmic placement of links to our sites can be negatively affected. Moreover, a search engine could, for competitive or other purposes, alter its search algorithms or results, causing our sites to place lower in search query results. A major search engine could change its algorithms in a manner that negatively affects our paid or non-paid search ranking, and competitive dynamics could impact the effectiveness of search engine marketing or search engine optimization. Furthermore, our failure to successfully manage our search engine optimization could result in a substantial decrease in traffic to our web properties, as well as increased costs if we were to replace free traffic with paid traffic.

If our marketing activities prove less successful than anticipated in attracting new customers or retaining existing customers, we may not be able to recover our marketing spend, we may not acquire new customers or our cost to acquire new customers may increase, and our existing customers may reduce the frequency or size of their purchases from us, any of which could have a material adverse effect on our business, prospects, results of operations, financial condition or cash flows.

If we cannot continue to innovate technologically or develop, market and offer new products and services, or enhance existing technology and products and services to meet customer requirements, our ability to grow our revenue could be impaired.

Our growth largely depends on our ability to innovate and add value to our existing creative platform and to provide our customers and contributors with a scalable, high-performing technology infrastructure that can efficiently and reliably handle increased customer and contributor usage globally, as well as the deployment of new features. For example, footage represents significantly more data as compared to a still image, and if the proportion of our business related to footage licensing and our footage library continues to grow, we will need to expand and enhance our technological capabilities to ingest, store and search footage and music tracks in ways that are similar to our management of images. Without improvements to our technology and infrastructure, our operations might suffer from unanticipated system disruptions, slow website or application performance or unreliable service levels, any of which could negatively affect our reputation and ability to attract and retain customers and contributors. We are currently making, and plan to continue making, significant investments to maintain and enhance the technology and infrastructure supporting our customer and contributor facing web properties and software platforms and to evolve our information processes and computer systems to more efficiently run our business and remain competitive. For example, in 2019, 2018 and 2017 our product and development costs (which exclude costs that are capitalized related to internal-use software development projects), were approximately $57.2 million, $58.9 million and $52.5 million, respectively, and may continue to increase in the future as we continue to innovate. We may not achieve the anticipated benefits, significant growth or increased market share from these investments for several years, if at all. If we are unable to manage our investments successfully or in a cost-efficient manner, our business and results of operations may be harmed.

Our growth also depends, in part, on our ability to identify and develop new products and services and enhance existing products and services. The process of developing new products and services and enhancing existing products and services and bringing products or enhancements to market in a timely manner is complex, costly and uncertain and we may not execute successfully on our vision or strategy because of challenges such as product planning and timing, technical hurdles, or a lack of resources. The success of our products depends on several factors, including our ability to:

•	anticipate customers’ and contributors’ changing needs or emerging technological trends;

•	timely develop, complete and introduce innovative new products and enhancements;

•	differentiate our products from those of our competitors;

•	effectively market our products and gain market acceptance;

•	price our products competitively; and

•	provide timely, effective and accurate support to our customers and contributors.

We may be unable to successfully identify new product opportunities or enhancements, develop and bring new products to market in a timely manner, or achieve market acceptance of our products. There can be no assurance that products and technologies developed by others will not render our products or technologies obsolete or less competitive. If we are unsuccessful in innovating our technology or in identifying new or enhancing our existing product offerings, our ability to compete in the marketplace, to attract and retain customers and contributors and to grow our revenue could be impaired.

We face risks resulting from the content in our collection such as unforeseen costs related to infringement claims, potential liability arising from indemnification claims, changes to intellectual property content regulations and laws and the inability to prevent or monitor misuse.

Our content is licensed from copyright owners such as photographers, illustrators, videographers and composers who contribute content to our collection and, subject to our licenses with our contributors, we typically offer customers a perpetual, royalty-free license to use the content for their editorial or commercial needs. Although we have implemented measures to review the content that we accept into our collection, we cannot guarantee that each contributor holds the rights or releases he or she claims or that such rights and releases are adequate, which in turn affects the licenses granted to our customer. As a result, we and our customers have been, and in the future will likely be, subject to third-party claims, including intellectual property infringement claims, related to our customers’ use of our content.

Under our license agreements with our contributors, our contributors represent and warrant that they have the right to license content to us. Under our license agreements with our customers, we expressly represent and warrant that unaltered content downloaded and used in compliance with our license agreements and applicable law will not infringe any copyright, trademark or other intellectual property right, violate any third-party’s rights of privacy or publicity, violate any U.S. law, be defamatory or libelous, or be pornographic or obscene. We offer our customers indemnification at amounts ranging from $10,000 to $250,000, with exceptions for certain products for which our indemnification obligations are uncapped, for direct damages attributable to our breach of the express representations and warranties contained in our license agreements. However, our contractual maximum liability may not be enforceable in all jurisdictions. The aggregate amount of capped indemnification liability, or the amount of uncapped indemnification liability in individual instances, may be significant. Any customers who seek indemnification claims from us may also discontinue use of our products and services or encourage other customers to discontinue using our products and services, which could harm our business and reputation.

We are also subject to many federal, state, and foreign laws and regulations related to rights of publicity, rights of privacy, content regulation and intellectual property and we rely on common-law frameworks in order to provide content to our customers. These laws, regulations and frameworks are constantly evolving and may be interpreted, applied, created, or amended in a manner that could seriously harm our business. These legal frameworks are also subject to uncertain judicial interpretation and regulatory and legislative amendments. If the rules around these laws, regulations and doctrines change, if international jurisdictions refuse to apply similar protections, or if a court were to disagree with our application of those rules to our customers’ use of content, we and our customers could become subject to third-party claims and we could become subject to significant indemnification liability.

While we maintain insurance policies to cover potential intellectual property disputes and have not historically incurred any material financial liability as a result of these indemnification obligations individually or in the aggregate, we have incurred, and will expect to continue to incur, expenses related to such claims and related settlements, which may increase over time. If a third-party infringement claim or series of claims is brought against us in excess of our insurance coverage or for uninsured liabilities, our business could suffer. In addition, we may not be able to maintain insurance coverage at a reasonable cost or in sufficient amounts or scope to protect us against all losses.

Further, unauthorized parties have attempted, and may in the future attempt, to improperly use the content in our collection and such misuse of our content may result in lost revenue and increase our risk of litigation. While we have proactively enforced our intellectual property rights, preventing misuse or infringement of our content is inherently difficult and identifying and policing misuse, whether by contributors or customers, requires exceptional resources and may not always be effective. We rely on intellectual property laws and contractual restrictions to protect our rights and the content in our collection. Certain countries may be very lax in enforcing intellectual property laws or have very onerous and time-consuming requirements to enforce intellectual property rights. Litigation in those countries will likely be costly and ineffective. Consequently, these intellectual property laws afford us only limited protection. We cannot guarantee that we will be able to prevent the unauthorized use of our content or that we will be successful in stopping such use once it is detected.

Regardless of their merit, intellectual property and indemnification claims are time-consuming, expensive to litigate or settle and cause significant diversion of management attention and could severely harm our financial condition and reputation, and adversely affect our business.

We may not continue to grow our revenues at historical rates.

Our future profitability will depend in part on our continued ability to grow our revenues; however, we have seen a deceleration in our growth rate, which may continue, and we may not even be able to grow at all. In future periods, our revenue could grow more slowly than in recent periods or further decline for many reasons, including any increase in competition, reduction in demand for our products, inability to introduce new products or enhance our existing product offerings, pricing pressures, contraction of our overall market or our failure to capitalize on growth opportunities. In addition, while we plan to manage our growth in a cost-effective manner, we expect expenses to increase in the near term, particularly as we continue to make significant investments in our technology and operational infrastructure, continue to expand our operations globally and develop new products and features for, and enhancements of, our existing products. A significant decrease in our historical rate of growth may adversely impact our results of operations and financial condition. If our growth rate declines further, investors’ perceptions of our business may be adversely affected, and the trading price of our common stock could decline.

We rely on information technologies and systems to operate our business and maintain our competitiveness, and any failures in our technology infrastructure could harm our reputation and adversely affect our business.

We depend on the use of sophisticated information technologies and systems, including technology and systems used for our platform and apps, customer service, invoicing and billing, communications, fraud detection and administration. As our operations grow in size, scope and complexity, we will need to continuously improve and upgrade our systems and infrastructure to offer an increasing number of consumer-enhanced services, features and functionalities, while maintaining and improving the reliability, security and integrity of our systems and infrastructure.

Our future success also depends on our ability to adapt our services and infrastructure to meet rapidly evolving consumer trends and demands while continuing to improve our platform’s performance, features and reliability. We may not be able to maintain our existing systems or replace our current systems or introduce new technologies and systems quickly or cost effectively. Failure to invest in and adapt to technological developments and industry trends may have a material adverse effect on our business, results of operations, financial condition and prospects.

We rely upon third-party service providers, such as co-location and cloud service providers, for our data centers and application hosting, and we are dependent on these third parties to provide continuous power, cooling, internet connectivity and physical security for our servers, and our reliance on these third-parties can be expected to increase as we expand our infrastructure in the future. In the event that these third-party providers experience any interruption in operations or cease business for any reason, or if we are unable to agree on satisfactory terms for continued hosting relationships, our business could be harmed and we could be forced to enter into a relationship with other service providers or assume hosting responsibilities ourselves. Although our use of multiple production data centers enables us to provide rapid content delivery to our customers and are intended to mitigate the risks associated with supporting business continuity in the event of an emergency, a system disruption at an active data center or third-party hosting service provider could result in a noticeable disruption and performance degradation to our websites.

Further, our technology infrastructure may be vulnerable to damage or interruption from natural disasters, power loss, telecommunication failures, terrorist attacks, computer intrusions, vulnerabilities and viruses, software errors, computer denial-of-service attacks and other events. A significant number of the systems making up this infrastructure are not redundant, and our disaster recovery planning may not be sufficient for every eventuality. Our technology infrastructure may fail or be vulnerable to damage or interruption because of actions by third parties or employee error or malfeasance. We may not carry business interruption insurance sufficient to protect us from any and all losses that may result from interruptions in our services as a result of technology infrastructure failures or to cover all contingencies. Any interruption in the availability of our websites and on-line interactions with customers or partners may cause a reduction in customer or partner satisfaction levels, which in turn could cause additional claims, reduced revenue or loss of customers or partners. Despite any precautions we may take, such problems could result in, among other consequences, a loss of customers, loss of confidence in the stability and reliability of our platform, damage to our reputation, and legal liability, all of which may adversely affect our business, financial condition, operating results and cash flows.

Technological interruptions that impair access to our web properties or the efficiency of our marketplace could damage our reputation and brand and adversely affect our business and results of operations.

The satisfactory performance, reliability and availability of our web properties and our network infrastructure are critical to our reputation, our ability to attract and retain customers and contributors to our platform and our ability to maintain adequate customer service levels. Any system interruptions that result in the unavailability of our websites could result in negative publicity, damage our reputation and brand or adversely affect our results of operations. We have in the past experienced, and may in the future experience temporary system interruptions for a variety of reasons, including security breaches and other security incidents, viruses, telecommunication and other network failures, power failures, programming errors, undetected bugs, design faults, data corruption, denial-of-service attacks, poor scalability or network overload from an overwhelming number of visitors trying to reach our websites at the same time. Even a disruption as brief as a few minutes could have a negative impact on our marketplace activities and could result in a loss of revenue.

Because some of the causes of system interruptions may be outside of our control, we may not be able to remedy such interruptions in a timely manner, or at all. In addition, we have entered into service level agreements with some of our larger customers and strategic partners. Technological interruptions could result in a breach of such agreements and subject us to considerable penalties and could cause our customers to believe our service is unreliable, causing harm to our business, reputation and financial condition.

If we do not effectively expand, train, manage changes to, and retain our sales force, we may be unable to add new customers or increase sales to our existing customers, and our revenue growth and business could be adversely affected.

Customers in our Enterprise sales channel provided approximately 40%, 41% and 37% of our revenues in 2019, 2018 and 2017, respectively. These customers have unique content, licensing and workflow needs and we have a dedicated sales, service and research team to provide a number of enhancements to those customers’ creative workflows including non-standard licensing rights, multi-seat access, multi-brand licensing packages and content licensed for use-cases outside of those available for license on our e-commerce platform. We have been optimizing our sales team and refining the manner in which our products and services are sold through this channel. However, we are continuing to build our sales leadership team and sales strategy. We also periodically adjust our sales organization as part of our efforts to optimize our sales operation to grow revenue.

We continue to be substantially dependent on our sales force to effectively obtain new customers and to drive additional use cases and adoption among our existing customers. We believe that there is significant competition for sales personnel with the skills and knowledge that we require. Our ability to achieve significant revenue growth will depend, in large part, on our success in recruiting, training and retaining sufficient numbers of qualified sales personnel to support our growth. Our growth creates additional challenges and risks with respect to attracting, integrating and retaining qualified employees, particularly enterprise sales leadership and sales personnel. In addition, we expect that, if we continue to grow, a large percentage of our sales force at any time will be new to the Company and our offerings. New hires require significant training and may take a significant amount of time before they achieve full productivity. Further, as we develop and evolve our sales and go-to-market strategies, additional training for new hires and our existing team may be required for our sales force to successfully execute on those strategies. Our recent hires and planned hires may not become productive as quickly as we expect, and we may be unable to hire or retain sufficient numbers of qualified individuals in the markets where we do business or plan to do business.

If we have not structured our sales organization or compensation for our sales organization properly, if we fail to make changes in a timely fashion, if we are unable to hire and train a sufficient number of effective sales leadership and personnel, if our sales personnel are not successful in obtaining new customers or increasing sales to our existing customer base, or if we do not effectively manage changes in our sales force and sales strategy, our business and results of operations could be adversely affected.

Unless we increase market awareness of our brand and our existing and new products and services, our revenue may not continue to grow.

We believe that the brand identity that we have developed has significantly contributed to the success of our products and services and that our ability to attract and retain new customers and contributors depends in large part on our ability to increase our brand awareness. We have and may continue to expend significant resources on advertising, marketing, and other brand-building efforts to preserve and enhance customer and contributor awareness of our brand, products and services. We also have incurred and expect to incur significant costs in developing and marketing new products to obtain user acceptance and we may not be successful in our efforts to increase awareness and market share of these products. Our competitors may be able to achieve and maintain brand awareness and market share more quickly and effectively than we can.

Our brand may be adversely affected by a number of factors, including the effectiveness of our marketing campaigns, disruptions in service due to technology, data privacy and security issues, and exploitation of our trademarks and other intellectual property by others without our permission. Maintaining and enhancing our brand will depend largely on our ability to be a leading platform for high-quality content, tools and services for creative professionals and to continue to provide a user experience that anticipates our customers’ needs. Additionally, our marketing campaigns or other efforts to increase our brand awareness may not succeed in bringing new visitors to our platform or converting such visitors to paying customers or contributors and may not be cost-effective. It is possible that, as our industry becomes increasingly competitive, maintaining and enhancing our brand may become increasingly difficult and expensive and our efforts may not be successful.

Assertions by third parties of infringement of intellectual property rights related to our technology could result in significant costs and substantially harm our business and operating results.

Internet, technology and media companies are frequently subject to litigation based on allegations of infringement, misappropriation or other violations of intellectual property rights or rights related to their use of technology. Some internet, technology and media companies, including some of our competitors, own large numbers of patents, copyrights, trademarks and trade secrets, which they may use to assert claims against us. Our technology is critical to our business and we have developed proprietary technology and a robust infrastructure to power our products and services. Third parties may in the future assert that the technology we have developed infringes, misappropriates or otherwise violates their intellectual property rights, and as we face increasing competition, the possibility of intellectual property rights claims against us grows. Such litigation may involve patent holding companies or other adverse patent owners who have no relevant product revenue, and therefore our own issued and pending patents may provide little or no deterrence to these patent owners in bringing intellectual property rights claims against us. Existing laws and regulations are evolving and subject to different interpretations, and various federal and state legislative or regulatory bodies may expand current or enact new laws or regulations. We cannot guarantee that our technology is not infringing or violating any third-party intellectual property rights or rights related to use of technology.

We cannot predict whether assertions of third-party intellectual property rights or any infringement or misappropriation or other claims arising from such assertions will substantially harm our business and operating results. If we are forced to defend against any infringement or misappropriation claims, whether they are with or without merit, are settled out of court, or are determined in our favor, we may be required to expend significant time and financial resources on the defense of such claims.

Furthermore, an adverse outcome of a dispute may require us to pay damages, potentially including treble damages and attorneys’ fees, if we are found to have willfully infringed a party’s intellectual property; expend additional development resources to redesign our technology; enter into potentially unfavorable royalty or license agreements in order to obtain the right to use necessary technologies, content, or materials; and to indemnify our partners and other third parties. Royalty or licensing agreements, if required or desirable, may be unavailable on terms acceptable to us, or at all, and may require significant royalty payments and other expenditures. In addition, any lawsuits regarding intellectual property rights, regardless of their success, could be expensive to resolve and would divert the time and attention of our management and technical personnel.

Our international operations and our continued expansion internationally expose us to many risks.

Revenues derived from customers outside of the United States comprise a significant portion of our revenues and we seek to expand our international operations to attract customers and contributors in countries other than the United States as a critical element of our business strategy. For each of the years ended December 31, 2019, 2018 and 2017, approximately two-thirds of our revenue, respectively, was derived from customers located outside of the United States. While a significant portion of our customers reside outside of the United States, we have limited experience operating as a company outside the United States. We expect to continue to devote significant resources to international expansion through, for example, the possibility of establishing additional offices, hiring additional overseas personnel, entering into strategic arrangements with local partners, and exploring acquisition opportunities. In addition, we expect to increase marketing for our foreign language offerings and to further localize our collection and user experience for foreign markets. Our ability to expand our business and attract talented employees, as well as customers and contributors, in an increasing number of international markets requires considerable management attention and resources and is subject to the challenges of supporting a growing business in an environment of multiple languages, cultures, customs, legal systems, alternative dispute systems, regulatory systems and commercial infrastructures. If we fail to deploy, manage or oversee our international operations successfully, our business may suffer.

Additionally, expanding our international focus may subject us to risks that we have not faced before or increase risks that we currently face, including risks associated with:

•	modifying our technology and marketing and localizing our offerings for customers’ and contributors’ preferences, customs and language;

•

legal, political or systemic restrictions on the ability of U.S. companies to do business in foreign countries, including, among others, restrictions imposed by the U.S. Office of Foreign Assets Control (OFAC) on the ability of U.S. companies to do business in certain specified foreign countries or with certain specified organizations and individuals;

•	compliance with the U.S. Foreign Corrupt Practices Act, the U.K. Bribery Act and similar laws in other jurisdictions;

•

compliance with foreign laws and regulations, including with respect to disclosure requirements, privacy, consumer and data protection, marketing restrictions, human rights, rights of publicity, intellectual property, technology and content;

•	government regulation of e-commerce and other services and restrictive governmental actions on the distribution of content, such as filtering or removal of content;

•

disturbances in a specific country’s or region’s political, economic or military conditions, including potential sanctions (e.g., civil, political and economic conditions in markets including but not limited to Russia, Ukraine and the Crimean peninsula);

•	lower levels of consumer spending in foreign countries or lack of adoption of the internet as a medium of commerce;

•	longer payment cycles in some countries, increased credit risk, and higher levels of payment fraud;

•	reduced protection for our or our contributors’ intellectual property rights in certain countries;

•	laws that grant rights that may conflict with our business operations;

•	enhanced difficulties of integrating any foreign acquisitions;

•

difficulty in staffing, developing, managing and overseeing foreign operations as a result of travel distance, language and cultural differences as well as infrastructure, human resources and legal compliance costs;

•	difficulty enforcing contractual rights in our license agreements;

•

potential adverse global tax consequences, especially those that may result from the expected proactive global development of greater efforts to identify, capture and subject to income and transactional tax, e-commerce revenue earned solely via the internet;

•	currency exchange fluctuations, hyperinflation, or devaluation;

•	strains on our financial and other systems to properly comply with, and administer, VAT, withholdings, sales and other taxes; and

•	higher costs associated with doing business internationally.

These risks may make it impossible or prohibitively expensive to expand to new international markets, delay entry into such markets, or require us to enter into commercial arrangements with local partners, all of which may affect our ability to grow our business. As international e-commerce and other online and web services grow, competition is expected to intensify and local companies may have a substantial competitive advantage because of their greater understanding of, and focus on, the local customer. If we do not effectively enter new international markets, our competitive advantage may be harmed.

The potential effects of the U.K. voters’ decision to exit the European Union may negatively impact our operations.

On January 31, 2020, the United Kingdom (the “U.K.”) withdrew from the European Union (E.U.), commonly referred to as “Brexit,” following a July 2016 referendum in which Brexit was approved by U.K. voters. Following a transition period during which existing trade rules are expected to continue to apply through December 31, 2020 (subject to extension to December 31, 2021 or 2022), the future economic relationship between the U.K. and the E.U. is subject to ongoing negotiation and uncertainty. The failure of the U.K. and the E.U. to reach agreement on trade would exacerbate this uncertainty and would likely result in increased currency volatility and have adverse effects on labor and trade, including with respect to the relationship between the Republic of Ireland, where the Company recently established and maintains significant technology operations, and Northern Ireland.

In 2019, sales to customers in the United Kingdom accounted for approximately 8% of our total revenue and sales to customers in Europe, including the United Kingdom, accounted for approximately 33% of our total revenue. The impact of Brexit on our business will depend, in part, on the outcome of tariff, trade, regulatory and other negotiations. It is possible that economic activity in the U.K. and the E.U. will be adversely impacted and that there will be increased regulatory and legal complexities, including those relating to tax, trade, security and employees. Such changes could be costly and potentially disruptive to our operations and business relationships in these markets. In addition, Brexit could lead to economic uncertainty and instability, including significant volatility in global stock markets and currency exchange rates, that may adversely impact our business or that of our customers. Currency volatility could weaken the British pound, decreasing income from our U.K. operations translated to dollars as well as decreasing the profitability of our U.K. operations. Any of these effects of Brexit, among others, could adversely affect our business, financial condition, operating results and cash flows.

We are subject to foreign exchange risk.

As of December 31, 2019, we had operations based in a number of territories outside of the United States and a significant portion of our business may be transacted in currencies other than the U.S. dollar, including the euro, the British pound, the Australian dollar and the Japanese yen. Because our financial results are reported in U.S. dollars, fluctuations in the value of the euro, British pound, Australian dollar, Japanese yen and other currencies against the U.S. dollar have had and will continue to have a significant effect on our reported financial results. Exchange rates have been volatile in recent years and such volatility may persist due to economic and political circumstances.

A decline in the value of any of the foreign currencies in which we receive revenues, including the euro, British pound, Australian dollar and Japanese yen, against the U.S. dollar will tend to reduce our reported revenues and expenses, while an increase in the value of any such foreign currencies against the U.S. dollar will tend to increase our reported revenues and expenses. Variations in exchange rates can significantly affect the comparability of our financial results between financial periods. As we further expand our international operations, our exposure to foreign exchange risk will increase.

At this time, we do not, but we may in the future, enter into derivatives or other financial instruments in order to hedge our foreign currency exchange risk. It is difficult to predict the impact hedging activities would have on our results of operations and any future actions we may take with respect to hedging our foreign currency exchange risk may be unsuccessful.

We have continued to grow in recent periods and if we fail to effectively manage our growth, our business and operating results may suffer.

In the last several years, we have continued to experience revenue growth and may continue to experience such growth in the future. For example, our revenues increased from $557.1 million in 2017 to $623.3 million in 2018 and to $650.5 million in 2019. Our continued growth has placed significant demands on our management and our administrative, operational and financial infrastructure and our success will depend in part on our ability to manage this growth efficiently. Specifically, as our operations have grown in size, scope and complexity, we have made and expect to continue to make significant expenditures and allocate valuable management resources to improve and upgrade our technology, customer service, sales and marketing infrastructure and product offerings, including new product offerings, and to continue developing or acquiring new and relevant content and product offerings. Growth may also strain our ability to maintain reliable operation of our platform, enhance our operational, financial and management controls and reporting systems and recruit, train and retain highly skilled personnel. If we fail to effectively allocate our limited resources within our organization as it grows and do not successfully implement improved technology and infrastructure, our business, operating results and financial condition may suffer.

Further, as we have a limited history of operations at our current scale and under our current strategy, our ability to forecast our future operating results and plan for and model future growth is more limited than that of companies with longer operating histories and is subject to a number of uncertainties. In addition, we have encountered and expect to continue to encounter risks and uncertainties frequently experienced by growing companies in rapidly changing markets. If our assumptions regarding these risks and uncertainties are incorrect or change, or if we do not execute on our strategy and manage these risks and uncertainties successfully, our operating results could differ materially from our expectations and those of securities analysts and investors, our business could suffer and the trading price of our common stock could decline.

In order to continue to attract large corporate customers, we may encounter greater pricing pressure, and increased service, indemnification and working capital requirements, each of which could increase our costs and harm our business and operating results.

In order to continue to attract and retain customers, particularly larger corporate customers, we may face greater demands in terms of greater pricing pressure, increased service requirements, greater indemnification requirements and greater working capital to accommodate the larger receivables and collections issues that are likely to occur as a result of being paid on credit terms. If we are unable to adequately address those demands or manage our resources, our ability to grow our business may be harmed, which may adversely affect our results of operations and future growth. If we address those demands in a way that expands our risk of indemnification claims, significantly increases our operating costs, reduces our ability to maintain or increase pricing, or increases our working capital requirements, our business, operating results and financial condition may suffer.

Expansion of our operations into new products, services and technologies, including content categories, is inherently risky and may subject us to additional business, legal, financial and competitive risks.

Historically, our operations have been focused on our marketplace for content. Further expansion of our operations and our marketplace into additional content categories, such as Shutterstock Editorial, or into new products and services, such as Shutterstock Custom, a provider of custom visual content we acquired in July 2017, or our workflow tools, such as Shutterstock Editor and Shutterstock Editor Pro, involves numerous risks and challenges, including increased capital requirements, increased marketing spend to gain brand awareness of these new operations, potential new competitors, and the need to develop new contributor and strategic relationships. Growth into additional content, product and service areas may require changes to our existing business model and cost structure and modifications to our infrastructure and may expose us to new regulatory and legal risks, any of which may require expertise in which we have little or no experience. There is no guarantee that we will be able to generate sufficient revenue from sales of such content, products and services to offset the costs of developing, acquiring, managing and monetizing such content, products and services and our business may be adversely affected.

Government regulation of the internet, both in the United States and abroad, is evolving and unfavorable changes could have a negative impact on our business.

The adoption, modification or interpretation of laws or regulations relating to the internet, e-commerce or other areas of our business could adversely affect how we conduct our business or the overall popularity and growth of internet use. Such laws and regulations may cover a vast array of activities. For example, automatic contract or subscription renewal, credit card fraud and processing, sales, advertising, taxation, tariffs, data privacy, management and storage, cybersecurity, pricing, content, copyrights, distribution, electronic contracts, consumer protection, outsourcing, broadband residential internet access, internet neutrality and the characteristics and quality of products or services, and intellectual property ownership and infringement are all subject to jurisdictional laws and regulations. In certain countries, including European jurisdictions in particular, certain of these laws may be more restrictive than in the United States. It is not clear how some existing laws governing issues such as property ownership, sales and other taxes, data privacy and security apply to the internet and e-commerce as many of these laws were adopted prior to the advent of the internet and do not contemplate or address the unique issues raised by the internet or e-commerce.

Those laws that relate to the internet are at various stages of development and are subject to amendment, interpretation or repeal by the courts and agencies, and thus, the scope and reach of their applicability can be uncertain. For example, in 2010, California’s Automatic Renewal Law went into effect, requiring companies to adhere to enhanced disclosure requirements when entering into automatically renewing contracts with consumers. Several other states have adopted, or are considering the adoption of, consumer protection policies or legal precedents that purport to void or substantially limit the automatic renewal provisions of consumer contracts or free or discounted trial incentives, as well. Any failure, or perceived failure, by us to comply with any of these laws or regulations could result in litigation, damage to our reputation, lost business and proceedings or actions against us by governmental entities or others, which could impact our operating results.

Compliance with new regulations or legislation or new interpretations of existing regulations or legislation could cause us to incur additional expenses, make it more difficult to renew subscriptions automatically, require us to display specific disclaimers, require us to obtain consent from users for certain activities, make it more difficult to attract new customers, require us to implement costly security or other measures before users can utilize our services, or otherwise require us to alter our business model, or cause us to divert resources and funds to address government or private investigatory or adversarial proceedings. Further, the law related to the liability of providers of online services for activities of their users is currently unsettled both within the United States and abroad. Claims may also be threatened against us for aiding and abetting, defamation, negligence, copyright or trademark infringement, or other reasons based on the nature and content of information that we collect or use, or to or from which we provide links or that may be posted online. Any of these outcomes could have a material adverse effect on our business, financial condition or results of operations.

We collect, store, process and use personally identifiable information and other data, which subjects us to governmental regulation and other legal obligations related to privacy, information security and data protection. Any cybersecurity breaches or our actual or perceived failure to comply with such legal obligations by us, or by our third-party service providers or partners, could harm our business.

We currently provide content licensing to customers in more than 150 countries and license content from contributors located in over 100 countries. In connection with providing content licensing, we collect, store, process and use our customers’ and contributors’ personally identifiable information and other data, and we rely on third parties that are not directly under our control to do so as well. We also collect, store, process and use our employees’ personally identifiable information and other data in connection with their employment. While we take measures intended to protect the security, integrity and confidentiality of the personal information and other sensitive information we collect, store or transmit, we cannot guarantee that inadvertent or unauthorized use or disclosure will not occur, or that third parties will not gain unauthorized access to this information. There have been a number of reported incidents where third-party service providers or partners have used software to access the personal data of their customers’ or partners’ customers for marketing and other purposes. While our privacy policies prohibit such activities, our third-party service providers or partners may engage in such activity without our knowledge or consent. If we or our third-party service providers or partners were to experience a cybersecurity incident, data breach or disruption, unauthorized access or failure of systems compromising our customers’, contributors’ or employees’ data, or if one of our third-party service providers or partners were to access our customers’ personal data without authorization, our brand and reputation could be adversely affected, use of our products could decrease, we could experience business interruption and we could be exposed to a risk of loss, litigation and regulatory proceedings. Depending on the nature of the information compromised in a cybersecurity incident, data breach or disruption or unauthorized access or failure of systems compromising our customers’, contributors’ or employees’ data, we may also have obligations to notify customers, contributors, employees or governmental bodies about the incident and we may need to provide some form of remedy and compensation for the individuals affected. Complying with these obligations could cause us to incur substantial costs, including compliance, crisis management and remediation costs, and receive negative publicity. While we maintain insurance coverage that is designed to address certain aspects of cyber risks, such insurance coverage may be insufficient to cover all losses or all types of claims that may arise in the event we experience a cybersecurity incident, data breach, disruption, unauthorized access or failure of systems.

Regulatory scrutiny of privacy, data collection, use of data and data protection is intensifying both within the United States and globally. The personal information and other data we collect, store, process and use is increasingly subject to legislation and regulations in numerous jurisdictions around the world, especially in Europe. These laws often develop in ways we cannot predict and some laws may be in conflict with one another. This may significantly increase our cost of doing business, particularly as we expand our localization efforts. For example, the European Union General Data Protection Regulation (“GDPR”), which came into effect in the E.U. in May 2018 and superseded prior E.U. data protection legislation, imposes more stringent data protection requirements and provides for greater penalties for noncompliance. Further, the United Kingdom formally exited the E.U. in January 2020 and, while it is still negotiating its transition, this exit creates uncertainty with regard to the regulation of data protection in the United Kingdom. In particular, it is unclear how data transfers to and from the United Kingdom will be regulated and whether or not the United Kingdom will receive an adequacy decision from the European Commission permitting cross-border data transfer prior to leaving the E.U. Additionally, although we are making use of the E.U. Standard Contractual Clauses with regard to the transfer of certain personal data to countries outside the European Economic Area (the “EEA”) recent legal developments in Europe have created complexity and regulatory compliance uncertainty regarding certain transfers of personal information from the EEA to the United States. For example, on July 16, 2020, the Court of Justice of the European Union (“CJEU”) invalidated the E.U.-U.S. Privacy Shield Framework (“Privacy Shield”) under which personal information could be transferred from the E.U. to U.S. entities who had self-certified under the Privacy Shield program. While the CJEU upheld the adequacy of E.U.-specified standard contractual clauses as an adequate personal information transfer mechanism, it made clear that reliance on them alone may not necessarily be sufficient in all circumstances and that their use must be assessed on a case-by-case basis taking into account the surveillance laws in and the right of individuals afforded by, the destination country. The CJEU went on to state that, if the competent supervisory authority believes that the standard contractual clauses cannot be complied with in the destination country and the required level of protection cannot be secured by other means, such supervisory authority is under an obligation to suspend or prohibit that transfer unless the data exporter has already done so itself. We rely on a mixture of mechanisms to transfer personal data from our E.U. business to the U.S. (including having previously relied on Privacy Shield) and are evaluating what additional mechanisms may be required to establish adequate safeguards for personal information. As supervisory authorities issue further guidance on personal information export mechanisms, including circumstances where the standard contractual clauses cannot be used and/or start taking enforcement action, we could suffer additional costs, complaints, and/or regulatory investigations or fines. Moreover, if we are otherwise unable to transfer personal information between and among countries and regions in which we operate, it could affect the manner in which we provide our services and could adversely affect our financial results.

Several other foreign jurisdictions, such as Brazil, where a General Data Privacy Law that imposes detailed rules for the collection, use, processing and storage of personal data in Brazil was signed into law in August 2018 and may take effect on August 26, 2020, with enforcement beginning in August 2021; and India, where in July 2018 a committee formed by the Indian government issued a report and draft data protection bill that was updated in December 2019 by the Ministry of Electronics and Information Technology, have adopted or are considering adopting new or updated comprehensive privacy legislation to offer additional data privacy protections for individuals. Similarly, data privacy laws have been enacted in a number of jurisdictions, including, but not limited to, the European Union, Illinois and California, which regulate the collection of certain biometric data regarding individuals, including their facial images, and the use of such data, including in facial recognition systems. Similar laws have also been introduced in several additional states. We have entered into certain contractual agreements that may implicate or make use of such technology. Such laws may have the effect of adversely impacting our ability to grow our business in that area. Although we are closely monitoring regulatory developments in this area, any actual or perceived failure by us to comply with any regulatory requirements or orders or other domestic or international privacy or consumer protection-related laws and regulations could result in proceedings or actions against us by governmental entities or others (e.g., class action litigation), subject us to significant penalties and negative publicity, require us to change our business practices, increase our costs and adversely affect our business.

Data protection legislation is also becoming increasingly common in the United States at both the federal and state level. For example, in June 2018, the State of California enacted the California Consumer Privacy Act of 2018 (the “CCPA”), which came into effect on January 1, 2020. The CCPA requires, among other things, companies that collect personal information about California residents to make new disclosures to those residents about their data collection, use and sharing practices, allows residents to opt out of certain data sharing with third parties, and provides a new cause of action for data breaches. However, regulations from the California Attorney General have not been finalized, and it is expected that additional amendments to the CCPA will be considered in November 2020. It therefore remains unclear what, if any, modifications will be made to the CCPA or how it will be interpreted. Other states have also considered or are considering privacy laws similar to the CCPA. Additionally, the Federal Trade Commission and many state attorneys general are interpreting federal and state consumer protection laws to impose standards for the online collection, use, dissemination and security of data. The scope and interpretation of data privacy and cybersecurity regulations continues to evolve, and we believe that the adoption of increasingly restrictive regulations in this area is likely in the near future within the U.S. at both state and federal levels. The burdens imposed by the CCPA and other similar laws that may be enacted at the federal and state level may require us to modify our data processing practices and policies and to incur substantial costs in order to investigate, comply and defend against potential private class-action litigation.

Further, we may be or become subject to data localization laws mandating that data collected in a foreign country be processed and stored only within that country. Russia adopted such a law in 2014, and, in 2018, India introduced a bill, which was updated in December 2019, requiring local storage of certain personal data of Indian data principals. Such data localization requirements may have cost implications for us, impact our ability to utilize the efficiencies and value of our global network, and could affect our strategy. Further, if other countries in which we have customers were to adopt data localization laws, we could be required to expand our data storage facilities there or build new ones in order to comply. The expenditure this would require, as well as costs of ongoing compliance, could harm our financial condition.

Cybersecurity breaches and improper access to or disclosure of data or confidential information we maintain, or hacking or phishing attacks on our systems, could expose us to liability, protracted and costly litigation and damage our reputation.

As a global technology business, we and our third-party service providers collect and maintain confidential information and personal data about our employees, customers, contributors and other third parties, in connection with marketplace-related processes on our websites and, in particular, in connection with processing and remitting payments to and from our customers and contributors, and we are therefore exposed to security and fraud-related risks, which are likely to become more challenging as we expand our operations. We also rely heavily on our networks, and on the networks of third-party service providers for the secure storage, processing and transmission of confidential and other information and generally to conduct our business. Although we maintain security features on our websites and utilize encryption and authentication technology, our cybersecurity measures may not detect or prevent all attempts, whether intentional or unintentional, to hack our systems, denial-of-service attacks, viruses, malicious software, break-ins, phishing attacks, ransomware, other social engineering attacks, cybersecurity breaches or other attacks and disruptions that may jeopardize our networks and the security of information stored in and transmitted by our networks and websites.

We use third-party service providers, including payment processors and co-location and cloud service vendors for our data centers and application hosting, to operate our business, and their security measures may not prevent cybersecurity incidents and other disruptions that may jeopardize their networks and the security of information stored in and transmitted by their networks. Some of the software and services that we use to operate our business, including our internal e-mail, payment processor and customer relationship management software, are also hosted by third parties. It is possible that our security measures or the security measures of our third-party service providers might be breached due to employee error, inadequate use of cybersecurity controls by customers, contributors or employees, malfeasance, system errors or vulnerabilities, or otherwise. Any such breach or unauthorized access could result in the loss of control of confidential information, disruption to our business operations and significant legal and financial exposure, as well as damage to our reputation, and a loss of confidence in the security of our products and services that could potentially have an adverse effect on our business. In addition, a significant cybersecurity breach or cyber-attack could result in payment networks prohibiting us from processing transactions on their networks.

Although cybersecurity and the continued development and enhancement of the processes, practices and controls that are designed to protect our systems, computers, software, data and networks from attack, damage, disruption or unauthorized access are a high priority for us, because the techniques used to attack, damage, disrupt or obtain unauthorized access are constantly evolving in sophisticated ways to avoid detection and often are not recognized until launched against a target, our efforts may not be enough to anticipate or prevent a party from circumventing our security measures, or the security measures of our third-party service providers, and accessing and misusing the confidential information of our employees, customers and contributors. If an actual or perceived breach of our security occurs, the market perception of the effectiveness of our security measures could be harmed and we could lose users and customers. We may also be required to expend significant capital and other resources to protect against such cybersecurity incidents to alleviate problems caused by such incidents. While we continually work to safeguard our internal network systems and validate the security of our third-party providers, to mitigate these potential risks, including through information security policies and employee awareness and training, there is no assurance that such actions will be sufficient to prevent cyber-attacks or cybersecurity breaches. Any actual or perceived breach or the perceived threat of an attack or breach, could cause our customers, contributors and other third parties to cease doing business with us, or subject us to lawsuits, regulatory fines, criminal penalties, statutory damages, and other costs, including for provision of breach notices and credit monitoring to our customers, and other action or liability, and could lead to business interruption, any of which could harm our reputation, business, financial condition and results of operations.

Action by governments to restrict access to, or operation of, our services or the content we distribute in their countries could substantially harm our reputation, business and financial results.

Foreign governments, or internet service providers acting pursuant to foreign government policies or orders, of one or more countries may seek to limit content available through our e-commerce platform in their country, restrict access to our products and services from their country entirely, or impose other restrictions that may affect the accessibility of our services in their country for an extended period of time or indefinitely if our services, or the content we distribute, are deemed to be in violation of their local laws and regulations. For example, domestic internet service providers have previously blocked access to Shutterstock in China and other countries, such as Russia, have previously restricted access to specific content available from the Shutterstock platform. There are substantial uncertainties regarding interpretation of foreign laws and regulations that may limit content available through our platform and we may be forced to significantly change or discontinue our operations in such markets if we were to be found in violation of any new or existing law or regulation. If access to our services is restricted, in whole or in part, in one or more countries or our competitors can successfully penetrate geographic markets that we cannot access, our reputation among our customers, contributors and employees may be negatively impacted, our ability to retain or increase our contributor and customer base may be adversely affected, we may not be able to maintain or grow our revenue as anticipated, and our financial results could be adversely affected.

Our operations may expose us to greater than anticipated income, non-income and transactional tax liabilities, which could harm our financial condition and results of operations.

We have operations in various taxing jurisdictions in the United States and foreign countries, and there is a risk that the fiscal authorities in one or more jurisdictions may contend that our tax liabilities and/or obligation to remit transactional taxes could be greater relative to prior taxable periods and more than anticipated relative to future taxable periods.

We believe our worldwide provision for taxes is reasonable, but our ultimate tax liability may differ from the amounts recorded in our financial statements and may materially adversely affect our financial results in the period or periods for which such determination is made. We have created reserves with respect to such tax liabilities where we believe it to be appropriate. However, there can be no assurance that our ultimate tax liability will not exceed the reserves that we have created.

In addition, tax law and regulatory changes in the U.S., E.U. and other jurisdictions, including tax law and regulatory changes that may be impacted as a result of tax policy recommendations from organizations such as the Organization for Economic Co-operation and Development (“OECD”) have and may continue to have an impact on our financial condition and results of operations.

Specifically, the enactment of the TCJA has had a significant impact on our financial statements for 2017 and 2018, and we believe may potentially have a significant ongoing impact on our financial condition and results of operations in future years. Certain provisions of the TCJA are likely to undergo revisions (in some cases, certain changes are already specifically enumerated in the statute) or by their terms are set to expire on certain specified future dates, unless such provisions are further modified by subsequent legislation. There continue to be unresolved questions regarding how certain provisions of the TCJA are to be interpreted and implemented. Potential regulatory and/or legislative action to address questions that have arisen or may arise because of the TCJA as well as any potential changes in accounting standards for income taxes or related interpretations in response to the TCJA could cause uncertainty with respect to the ultimate impact of the TCJA on our tax provisions.

In response to the TCJA, several sovereign foreign jurisdictions, as well as administrative bodies such as the E.U. and the OECD, have expressed reservations and raised concerns about certain provisions, and it is possible that formal challenges or reactionary regulatory legislation may be instituted by one or more of such foreign authorities that could ultimately adversely affect us and/or negate or minimize some or all of the favorable impacts that we have or may derive from the TCJA.

There is also heightened scrutiny by fiscal authorities in virtually every sovereign foreign jurisdiction on the potential taxation of e-commerce businesses. The OECD has issued guidelines, referred to as the Base Erosion and Profit Shifting project, or BEPS, to its member-nations aimed at encouraging broad-based legislative initiatives intended to prevent perceived base erosion transactions and income shifting in a tax-advantaged manner. Further, for the past several years, the OECD has had a specific focus on the taxation implications of

e-commerce business, generally referred by the OECD as the “digital economy.” In the fourth quarter of 2019, the OECD released details on its proposed approach which would, among other changes, create a new right to tax certain “digital economy” income not necessarily based on traditional nexus concepts nor on the “arm’s length principle.” At this point, there is a lack of consensus agreement among the key members, specifically by the U.S., with the latest OECD proposal. The U.S. has expressed that it would generally support a solution along the lines proposed by the OECD only if the solution was in the form of a “safe-harbor” rather than a mandatory requirement. A failure to reach full consensus on an executable plan within the tight timeframe under which the OECD is operating could result in individual jurisdictions legislating digital tax provisions in an uncoordinated and unilateral manner, and further result in greater or even double taxation that companies may not have sufficient means to remedy. For example, a number of jurisdictions, including the UK, France and Italy, have already adopted or have formally proposed legislation to effect the taxation of certain e-commerce business based on differing criteria and metrics. Efforts to alleviate this increased tax burden will increase the cost of structuring and compliance as well as the cost of doing business internationally. Any changes to the taxation of our international activities may increase our worldwide effective tax rate and adversely impact our financial position and results of operations.

Further, the prospective taxation by multiple jurisdictions of e-commerce businesses could subject us to exposure to withholding, sales, VAT and/or other transaction taxes on our past and future transactions in such jurisdictions where we currently or in the future may be required to report taxable transactions. A successful assertion by any jurisdiction that we failed to pay such withholding, sales, VAT or other transaction taxes, or the imposition of new laws requiring the registration for, collection of, and payment of such taxes, could result in substantial tax liabilities related to past, current and future sales, create increased administrative burdens and costs, discourage customers from purchasing content from us, or otherwise substantially harm our business and results of operations. We are currently subject to and in the future may become subject to additional compliance requirements for certain of these taxes. Where appropriate, we have made accruals for these taxes, which are reflected in our consolidated financial statements. Changes in the estimates or assumptions underlying these accruals could have an adverse impact on our financial condition in the future.

Lastly, in June 2018, the Supreme Court of the United States (the “Supreme Court”) issued its decision in the matter of South Dakota v. Wayfair, Inc. This decision effectively reversed the 25-year-old “physical presence doctrine” previously established by the Supreme Court in Quill Corp. v. North Dakota, which required a minimum level of physical presence within a state before the state could impose an obligation to register and remit sales tax on revenue derived within that state. Since the decision, a number of states have enacted sales tax enabling legislation which has had the effect of significantly expanding the liability of e-commerce companies to register, collect and remit state sales taxes from customers. We are in the process of registering for, and collecting sales tax in a number of states. We are in the process of determining how and when our collection practices will need to change in the relevant states and have already registered for and are collecting sales tax in several states. We are also evaluating the impact, if any, of the imposition of sales tax on customer demand for our products, or our realized revenue. However, this decision has, and will continue to, significantly increase the effort, resources and costs associated with the collection and compliance burden.

Failure to protect our intellectual property could substantially harm our business and operating results.

We regard our patents, trade secrets, trademarks, copyrights and our other intellectual property rights as critical to our success. We rely on trademark, copyright and patent law, trade secret protection, and non-disclosure agreements and other contractual restrictions to protect our proprietary rights. We have registered “Shutterstock”, “Offset”, “Bigstock”, “PremiumBeat,” “Rex Features” and “Shutterstock Editor” and associated logos and other marks as trademarks in the United States and other jurisdictions and we are the registered owner of the shutterstock.com, bigstock.com, offset.com, premiumbeat.com and rexfeatures.com internet domain names and various other related domain names. Effective intellectual property protection for our trademarks and domain names may not be available or practical in every country in which we operate or intend to operate.

Despite our efforts to protect our intellectual property rights and trade secrets, unauthorized parties may attempt to copy aspects of our intellectual property, trade secrets and other confidential information, or adopt domain names, trademarks or service names confusingly similar to ours. In order to protect our trade secrets and other confidential information, we rely in part on confidentiality agreements with our employees, consultants and third parties with which we have relationships. These agreements may not effectively prevent disclosure of trade secrets and other confidential information and may not provide an adequate remedy in the event of misappropriation of trade secrets or any unauthorized disclosure of trade secrets or other confidential information.

Policing our intellectual property rights is difficult, costly and may not always be effective. Litigation or proceedings to enforce our intellectual property rights, to protect our patent rights, copyrights, trademarks, trade secrets and domain names and to determine the validity and scope of the proprietary rights of others is and will be necessary to enforce our intellectual property rights. The monitoring and protection of our intellectual property rights may become more difficult, costly and time consuming as we continue to expand internationally, particularly in certain markets, such as China and certain other developing countries in Asia, in which legal protection of intellectual property rights is less robust than in the United States and Europe. Our efforts to enforce or protect our proprietary rights may be ineffective and could result in substantial costs and diversion of resources and management time, each of which could substantially harm our operating results.

Much of the software and technologies used to provide our services incorporate, or have been developed with, “open source” software, which may restrict how we use or distribute our services or require that we publicly release certain portions of our source code.

Much of the software and technologies used to provide our services incorporate, or have been developed with, “open source” software. Such “open source” software may be subject to third-party licenses that impose restrictions on our software and services. Examples of “open source” licenses include the GNU General Public License and GNU Lesser General Public License. Such open source licenses typically require that source code subject to the license be made available to the public and that any modifications or derivative works to open source software continue to be licensed under open source licenses. Few courts have interpreted open source licenses, and the way these licenses may be interpreted and enforced is therefore subject to some uncertainty. If portions of our proprietary technology are determined to be subject to an open source license, we could be required to publicly release portions of our source code, re-engineer all or a portion of our technologies, or otherwise be limited in the licensing of our technologies, each of which could reduce or eliminate the value of our services and technologies and materially and adversely affect our ability to sustain and grow our business. If an author or other third-party that distributes open source software were to allege that we had not complied with the conditions of one or more of these licenses, we could be required to incur significant legal expenses defending against such allegations and could be subject to significant damages, enjoined from the sale of our services that contained the open source software and required to comply with the foregoing conditions, which could disrupt the distribution and sale of some of our services.

Our operating results may fluctuate, which could cause our results to fall short of expectations and our stock price to decline.

Our revenue and operating results could vary significantly from quarter to quarter and year to year due to a variety of factors, many of which are outside our control. As a result, comparing our operating results on a period to period basis may not be meaningful. In addition to other risk factors discussed in this “Risk Factors” section, factors that may contribute to the variability of our quarterly and annual results include:

•	our ability to retain our current customers and to attract new customers and contributors;

•	our ability to provide new and relevant content to our customers;

•	our ability to effectively manage our growth;

•	the effects of increased competition on our business;

•	our ability to keep pace with changes in technology or our competitors;

•	changes in our pricing policies or the pricing policies of our competitors;

•	interruptions in service, whether or not we are responsible for such interruptions, and any related impact on our reputation and brand;

•	costs associated with defending any litigation or other claims, including those related to our indemnification of our customers;

•	our ability to pursue, and the timing of, entry into new geographies or markets and, if pursued, our management of such expansion;

•	the impact of general economic conditions on our revenue and expenses;

•	changes in government regulation affecting our business; and

•	costs related to potential acquisitions of technology or businesses.

Because of these risks and others, it is possible that our future results may be below our expectations and the expectations of analysts and investors. In such an event, the price of our common stock may decline significantly.

If we do not successfully make, integrate and maintain acquisitions and investments, our business could be adversely impacted.

We have acquired, invested in and entered into strategic relationships with companies, and we may acquire, invest in or enter into strategic relationships with additional companies to complement our existing business and the breadth of our offerings. These transactions are inherently risky and expose us to risks which include:

•	disruption of our ongoing business, including diverting management’s attention from existing businesses and operations;

•	risks inherent in launching or acquiring new products or extending our existing platform, particularly in market segments or geographies where we have limited or no experience;

•	difficulties integrating acquired technology and assets, including content collections, into our systems and offerings;

•	risks associated with any acquired liabilities;

•	difficulties integrating personnel;

•	information security vulnerabilities;

•	difficulties integrating accounting, financial reporting, management, infrastructure and information security, human resources and other administrative and operational systems;

•	potential impairment resulting from the recording of goodwill and intangible assets that are subject to impairment testing;

•	the potential damage to employee, customer, contributor and other supplier relationships;

•	additional exposure to economic, political and social risks related to geographies where we have limited or no experience; and

•	other unknown liabilities.

Future acquisitions or investments could also result in potential dilutive issuances of equity securities, use of significant cash balances or the incurrence of debt, any of which could adversely affect our stock price, financial condition and results of operations. Further, our acquisitions or investments could result in significant impairments related to goodwill and amortization expenses related to other intangible assets and exposure to undisclosed or potential liabilities of the acquired companies. To the extent that the goodwill arising from the acquisitions carried on the financial statements does not pass a goodwill impairment test, excess goodwill will be impaired and will reduce future earnings.

Additionally, companies with which we have strategic relationships, including those we have invested in, may not be successful, may have interests that are different from ours which may result in conflicting views as to the conduct of ongoing business or may pivot or shift their business model. In the event that these companies do not succeed in their operating plans or shift their priorities, or we have a disagreement as to the management or conduct of the business and/or relationship, which we cannot resolve, we may lose the value of any investment in these companies and be forced to record impairment charges.

We cannot make assurances that our investments will be successful. If we fail to effectively integrate the companies we acquire, invest in or enter into strategic relationships with, we may not realize the benefits expected from the transaction and our business may be harmed.

We rely on highly skilled personnel and if we are unable to retain and motivate key personnel, attract qualified personnel, integrate new members of our management team or maintain our corporate culture, we may not be able to grow effectively.

We are highly dependent on the continued service and performance of our senior management team as well as key personnel. We believe that the successful performance of our senior management team and key personnel is critical to managing our operations and supporting our growth. Further, many of our technologies and systems are custom-made for our business by our personnel. The loss of any key engineering, product development, marketing or sales personnel and our inability to implement a succession plan or find suitable replacements for any of these individuals could disrupt our operations and have an adverse effect on our business.

Our continued and future success is also dependent, in part, on our ability to identify, attract, retain and motivate highly skilled technical, managerial, product development, marketing, content operations and customer service personnel and to preserve the key aspects of our corporate culture. Competition for qualified personnel is intense in our industry and we may be unsuccessful in offering competitive compensation packages to attract and retain personnel. Further, we believe that a critical contributor to our success and to our recruiting efforts has been our corporate culture, which we believe fosters innovation, creativity, and teamwork. As we continue to pursue growth and expansion of our operations globally, we may not be able to maintain our corporate culture, which could impact our ability to attract and retain personnel. Among other factors, we are limited in our ability to recruit internationally by restrictive domestic immigration laws. Changes to immigration policies in the U.S. and other key jurisdictions that restrain the flow of technical and professional talent may inhibit our ability to adequately recruit and retain key employees. The failure to successfully recruit and hire key personnel or the loss of any key personnel could have a significant impact on our operations and growth.

We may be exposed to risks related to our use of independent contractors.

We rely on independent third parties to provide certain services for our Company. The state of the law regarding independent contractor status varies from jurisdiction to jurisdiction and is subject to change based on court decisions and regulation. For example, on April 30, 2018, the California Supreme Court adopted a new standard for determining whether a company “employs” or is the “employer” for purposes of the California Wage Orders in its decision in the Dynamex Operations West, Inc. v. Superior Court case. This standard was expanded and codified in California via Assembly Bill 5, which was signed into law in September 2019 and became effective as of January 1, 2020. The Dynamex decision and Assembly Bill 5 altered the analysis of whether an individual, who is classified by a hiring entity as an independent contractor in California, has been properly classified as an independent contractor. Under the new test, an individual is considered an employee under the California Wage Orders unless the hiring entity establishes three criteria: (i) the worker is free from the control and direction of the hiring entity in connection with the performance of the work, both under the contract for the performance of such work and in fact; (ii) the worker performs work that is outside the usual course of the hiring entity’s business; and (iii) the worker is customarily engaged in an independently established trade, occupation, or business of the same nature as the work performed for the hiring entity. Assembly Bill 5 is subject to ongoing scrutiny and amendments that are being proposed in 2020. In addition, independent workers have been the subject of widespread national discussion and it is possible that other jurisdictions may enact laws similar to Assembly Bill 5 or that otherwise impact our business and our relationships with independent third parties. As a result, there is significant uncertainty regarding the future of the worker classification regulatory landscape.

From time to time, we may be involved in lawsuits and claims that assert that certain independent contractors should be classified as our employees. Adverse determinations regarding the status of any of our independent contractors could, among other things, entitle such individuals to the reimbursement of certain expenses and to the benefit of wage-and-hour laws, and could result in the Company being liable for income taxes, employment and withholding taxes and benefits for such individuals. Any such adverse determination could result in a material reduction of the number of subcontractors we can use for our business or significantly increase our costs to serve our customers, which could adversely affect our business, financial condition and results of operations.

The impact of worldwide economic, political and social conditions, including effects on advertising and marketing budgets, may adversely affect our business and operating results.

Global economic, political and social conditions can affect the business of our customers and the markets they serve, as well as disrupt the business of our vendors, third-party resellers and strategic partners. Numerous external forces beyond our control, including generally weak or uncertain economic conditions, negative or uncertain political climates, changes in government and election results in the United States and other jurisdictions in which we operate and global health epidemics, could adversely affect our financial condition. Particularly, our financial condition is affected by worldwide economic conditions and their impact on advertising spending. Expenditures by advertisers generally tend to reflect overall economic conditions, and to the extent that the economy stagnates as a result of macro conditions, companies may reduce their spending on advertising and marketing, and thus the use of our platform. This could have a serious adverse impact on our business. To the extent that overall economic conditions reduce spending on advertising and marketing activities, our ability to retain current and obtain new customers could be hindered, which could reduce our revenue and negatively impact our business. In addition, if we are unable to successfully anticipate changing economic, political and social conditions, we may be unable to effectively plan for and respond to those changes and our business could be negatively affected.

Further, economic, political and social macro developments in the United States, Europe, and Asia could negatively affect our ability to conduct business in those territories. Financial difficulties experienced by our customers, third-party resellers, vendors and strategic partners due to economic volatility or unfavorable changes could result in these companies scaling back operations, exiting businesses, merging with other businesses or filing for bankruptcy protection and potentially ceasing operations, all of which could adversely affect our business, financial condition and results of operations.

The non-payment or late payments of amounts due to us from certain customers may negatively impact our financial condition.

Our revenue generated through sales to enterprise customers represented approximately 40% of our total revenue for the year ended December 31, 2019 and approximately 41% of our total revenue for the year ended December 31, 2018. A portion of these customers typically purchase our products on payment terms, and therefore we assume a credit risk for non-payment in the ordinary course of business. Further, in certain jurisdictions, we contract with third-party resellers that may collect payment from customers and remit such payment to us. Therefore, we are subject to the third-party resellers’ ability to collect and remit payment to us. We evaluate the credit-worthiness of new customers and resellers and perform ongoing financial condition evaluations of our existing customers and resellers; however, there can be no assurance that our allowances for uncollected accounts receivable balances will be sufficient. As of June 30, 2020 and December 31, 2019, our allowance for doubtful accounts was approximately $3.6 million. If the volume of sales to enterprise customers grows, we expect to increase our allowance for doubtful accounts primarily as the result of changes in the volume of sales to customers who pay on payment terms or through resellers.

We are subject to payment-related risks that may result in higher operating costs or the inability to process payments, either of which could harm our financial condition and results of operations.

We accept payments using a variety of methods, including credit cards and debit cards. As we offer new payment options to consumers, we may be subject to additional regulations, compliance requirements and fraud. For certain payment methods, including credit and debit cards, we pay interchange and other fees, which may increase over time and raise our operating costs and lower profitability. We rely on third parties to provide payment processing services, including the processing of credit cards and debit cards, and it could disrupt our business if these companies became unwilling or unable to provide these services to us, including if they were to suffer a cyberattack or security incident. We are also subject to payment card association operating rules, certification requirements and rules governing electronic funds transfers, which could change or be reinterpreted to make it difficult or impossible for us to comply. If we fail to comply with these rules or requirements, we may be subject to fines and higher transaction fees and lose our ability to accept credit and debit card payments from consumers or facilitate other types of online payments. Under current credit card practices, we are liable for fraudulent credit card transactions because we do not obtain cardholders’ signatures. We do not currently carry insurance against this risk. Although we have historically experienced minimal impact to our financial statements from credit card fraud, we may experience expense as a result of our failure to adequately control fraudulent credit.

We are also subject to, or voluntarily comply with, several other laws and regulations relating to money laundering, international money transfers, privacy and information security and electronic fund transfers. If we were found to be in violation of applicable laws or regulations, we could be subject to civil and criminal penalties or forced to cease our operations.

If our goodwill or intangible assets become impaired, we may be required to record a significant charge to earnings.

We review our goodwill for impairment annually as of October 1st, or more frequently if and when events or changes in circumstances indicate that an impairment may exist, such as a decline in stock price and market capitalization. If such goodwill or intangible assets are deemed to be impaired, an impairment loss equal to the amount by which the carrying amount exceeds the fair value of the assets would be recognized. We may be required to record a significant charge in our financial statements during the period in which any impairment of our goodwill or intangible assets is determined, which would negatively affect our results of operations.

Catastrophic events or other interruptions or failures of our information technology systems could hurt our ability to effectively provide our products and services, which could damage our reputation and harm our operating results.

Our computers and other technological systems, as well as our data centers and the computers, systems and data centers of our third-party service providers, could be damaged or interrupted by fire, flood, power loss, telecommunications failure, earthquakes, acts of war or terrorism, acts of God, computer viruses, physical or electronic break-ins and other similar events or disruptions. Our principal executive offices are located in New York City, a region that has experienced acts of terrorism in the past. Any one of these events could cause system interruption, delays and loss of critical data and could prevent our websites, e-commerce platform and infrastructure from functioning effectively, if at all. Our systems may not be adequately designed with the necessary reliability and redundancy to avoid performance delays or outages. Any insufficiency in our redundancy or disaster recovery capabilities could make our products and service offerings less attractive, subject us to liability and could be harmful to our business. In addition, we may have inadequate insurance coverage to compensate for any related loss. Any of these events could damage our reputation and cause a material adverse effect on our financial condition.

We may need to raise additional capital in the future and may be unable to do so on acceptable terms or at all.

We evaluate our capital allocation strategy on an ongoing basis and make investments to support our business growth. In the future, we may require additional funds to respond to business needs, opportunities and challenges, including the need to develop new features or functions of our platform, improve our operating infrastructure or acquire complementary businesses, personnel and technologies, or develop and carry out a response to unforeseen circumstances. Our ability to obtain additional capital, if and when required, will depend on our business plans, investor demand, our operating performance, the condition of the capital markets, and other factors. If we raise additional funds through the issuance of equity, equity-linked or convertible debt securities, our existing stockholders could suffer significant dilution, and any new equity securities we issue could have rights, preferences and privileges superior to those of holders of our common stock. Any debt financing we secure in the future could involve restrictive covenants relating to our capital raising activities and other financial and operational matters, which may make it more difficult for us to obtain additional capital and to pursue business opportunities, including potential acquisitions. If we are unable to obtain additional capital when required, or are unable to obtain additional capital on satisfactory terms, our ability to continue to support our business growth or to respond to business opportunities, challenges, or unforeseen circumstances could be adversely affected, and our business may be harmed.

Risks Related to Ownership of Our Common Stock

Our stock price has been and will likely continue to be volatile.

The trading price of our common stock has fluctuated and may continue to fluctuate substantially. Since 2015, the reported high and low sales prices per share of our common stock have ranged from $25.44 to $74.30 through August 7, 2020. These fluctuations could cause our stockholders to lose all or part of their investment in our common stock since they may be unable to sell their shares at or above the price at which they purchased such shares.

The trading price of our common stock depends on a number of factors, including those described in this “Risk Factors” section, many of which are beyond our control and may not be related to our operating performance. Factors that could cause fluctuations in the trading price of our common stock include, but are not limited to, the following:

•	changes in projected operational and financial results;

•	announcements about our share repurchase program, including purchases or the suspension of purchases under the program;

•	issuance of new or updated research or reports by securities analysts;

•	the use by investors or analysts of third-party data regarding our business that may not reflect our actual performance;

•	fluctuations in the valuation of companies perceived by investors or analysts to be comparable to us;

•	the financial guidance we may provide to the public, any changes in such guidance, or our failure to meet such guidance;

•	a reduction in the amount of cash dividends on our common stock, the suspension of those dividends or a failure to meet market expectations regarding dividends;

•	additions or departures of key senior management;

•	our capital allocation strategy;

•	fluctuations in the trading volume of our common stock;

•	limited “public float” in the hands of a small number of investors whose sales (or lack of sales) could result in positive or negative pricing pressure on the market price for our common stock; and

•	general economic and market conditions.

Furthermore, the stock market has experienced extreme price and volume fluctuations that have affected and continue to affect the market prices of equity securities of many companies. These fluctuations often have been unrelated or disproportionate to the operating performance of those companies. These broad market and industry fluctuations, as well as general economic, political and market conditions such as recessions, interest rate changes or international currency fluctuations, may negatively impact the market price of our common stock. In the past, certain companies that have experienced volatility in the market price of their common stock have been subject to securities class action litigation. We may be the target of this type of litigation in the future. Securities litigation against us could result in substantial costs and divert our management’s attention from other business concerns, which could seriously harm our business.

Jonathan Oringer, our founder and Executive Chairman of the Board, beneficially owns and controls approximately 45.1% of our outstanding shares of common stock prior to giving effect to this offering. This concentration of ownership may have an effect on matters requiring the approval of our stockholders, including elections to our board of directors and transactions that are otherwise favorable to our stockholders.

As of August 7, 2020, prior to giving effect to this offering, Jonathan Oringer, our founder and Executive Chairman of the Board, and our largest stockholder, beneficially owned approximately 45.1% of our outstanding shares of common stock. As of such date, after giving effect to the estimated number of shares expected to be sold in this offering (assuming no exercise of the underwriters’ option to purchase additional shares), Mr. Oringer would have beneficially owned approximately 34.7% of our outstanding shares of common stock. This concentration of ownership may delay, deter or prevent a change in control, and may make some transactions more difficult or impossible to complete without the support of Mr. Oringer, regardless of the impact of such transaction on our other stockholders. Additionally, Mr. Oringer has significant influence over management and major strategic investments as a result of his position as Executive Chairman of the Board.

Purchases of shares of our common stock pursuant to our share repurchase program may affect the value of our common stock, and there can be no assurance that our share repurchase program will enhance stockholder value.

Pursuant to our share repurchase program which was publicly announced in November 2015, we were authorized to repurchase up to $100 million of our outstanding common stock. In February 2017, our Board authorized us to repurchase up to an additional $100 million of our outstanding common stock. We had approximately $100 million of remaining authorization for purchases under the share repurchase program as of December 31, 2019 and August 7, 2020. The timing and amount of any share repurchases will be determined based on market conditions, share price and other factors and we may not repurchase any shares under this authorization. This activity could increase (or reduce the size of any decrease in) the market price of our common stock at the time of such repurchases. Our board has the right to amend or suspend the share repurchase program at any time or terminate the share repurchase program upon a determination that termination would be in our best interests. Additionally, repurchases under our share repurchase program have diminished and would continue to diminish our cash reserves, which could impact our ability to pursue possible strategic opportunities and acquisitions and could result in lower overall returns on our cash balances. There can be no assurance that any share repurchases will enhance stockholder value, as the market price of our common stock may nevertheless decline.

If securities or industry analysts do not publish or cease publishing research or reports about us, our business or our market, or if they change their recommendations regarding our stock adversely, our stock price and trading volume could decline.

The trading market for our common stock is likely to be influenced by the reports that industry or securities analysts publish about us, our business, our market or our competitors. If any of the analysts who cover us change their recommendation regarding our stock adversely, or provide more favorable relative recommendations about our competitors, our stock price would likely decline. If any analyst who covers us were to cease coverage of us or fail to regularly publish reports on us, we could lose visibility in the financial markets, which in turn could cause our stock price or trading volume to decline.

Future sales of our common stock in the public market could cause our share price to decline.

Sales of a substantial number of shares of our common stock in the public market, or the perception that such sales could occur, could adversely affect the market price of our common stock and may make it more difficult for our stockholders to sell their common stock at a time and price that they deem appropriate.

As of August 7, 2020, we had 35,699,289 shares of common stock outstanding. All shares of our common stock are freely transferable without restriction or registration under the Securities Act, except for shares held by our “affiliates,” which remain subject to the restrictions set forth in Rule 144 under the Securities Act.

We filed a registration statement on Form S-8 under the Securities Act covering shares of common stock issuable pursuant to options and shares reserved for future issuance under our Amended and Restated 2012 Omnibus Equity Incentive Plan and our 2012 Employee Stock Purchase Plan. Shares issued pursuant to such options and plans can be freely sold in the public market upon issuance and vesting, subject to the terms of the award agreements delivered under such plans, unless they are held by “affiliates,” as that term is defined in Rule 144 of the Securities Act.

We are offering $50 million of shares of our common stock and the selling stockholder is offering $200 million of shares of our common stock ($237.5 million of shares if the underwriters exercise their option to purchase additional shares in full). We may also issue our shares of common stock or securities convertible into our common stock from time to time in connection with a financing, acquisition, investment or otherwise. Any such issuance could result in substantial dilution to our existing stockholders and cause the trading price of our common stock to decline.

Anti-takeover provisions in our charter documents and Delaware law could discourage, delay or prevent a change in control of our Company and may affect the trading price of our common stock.

Our amended and restated certificate of incorporation and bylaws contain provisions that could have the effect of rendering more difficult or discouraging an acquisition deemed undesirable by our board of directors. Our corporate governance documents include provisions that:

•	authorize blank check preferred stock, which could be issued with voting, liquidation, dividend and other rights superior to our common stock;

•	limit the liability of, and provide indemnification to, our directors and officers;

•	limit the ability of our stockholders to call and bring business before special meetings and to take action by written consent in lieu of a meeting;

•	require advance notice of stockholder proposals and the nomination of candidates for election to our board of directors;

•

establish a classified board of directors, as a result of which the successors to the directors whose terms have expired will be elected to serve from the time of election and qualification until the third annual meeting following their election;

•	require that directors only be removed from office for cause; and

•	limit the determination of the number of directors on our board and the filling of vacancies or newly created seats on the board to our board of directors then in office.

As a Delaware corporation, we are also subject to provisions of Delaware law, including Section 203 of the Delaware General Corporation Law, which prevents some stockholders holding more than 15% of our outstanding common stock from engaging in certain business combinations without the prior approval of our board of directors and, in certain cases, the vote of two-thirds of the shares not held by such stockholder.

These provisions of our charter documents and Delaware law, alone or together, could delay or deter hostile takeovers and changes in control or changes in our management. Any provision of our amended and restated certificate of incorporation or bylaws or Delaware law that has the effect of delaying or deterring a change in control could limit the opportunity for our stockholders to receive a premium for their shares of our common stock. Even in the absence of a takeover attempt, the existence of these provisions may adversely affect the prevailing market price of our common stock if they are viewed as discouraging takeover attempts in the future.

There can be no assurance that we will declare dividends in the future.

Our Board of Directors approved the initiation of a quarterly cash dividend beginning in the first quarter of fiscal 2020 and declared a quarterly cash dividend of $0.17 per share of outstanding common stock with respect to each of the quarters ended December 31, 2019 and March 31, 2020. On July 24, 2020, our Board of Directors declared a dividend of $0.17 per share of outstanding common stock, payable on September 17, 2020 to stockholders of record as of the close of business on September 3, 2020. However, we are not required to declare dividends.

Any future dividend payments will be within the discretion of our Board of Directors and will depend on, among other things, our future financial condition, results of operations, capital requirements, capital expenditure requirements, contractual restrictions, anticipated cash needs, business prospects, provisions of applicable law and other factors that our Board of Directors may deem relevant. We may not have sufficient liquidity in the future to pay dividends on our common stock. As a result, in the future, we may not choose or be able to declare or pay a cash dividend, and we may not achieve an annual dividend rate in any particular amount. In such event, the return, if any, on any investment in our common stock could depend solely on an increase, if any, in the market value of our common stock.

The reduction or elimination of our cash dividend program could adversely affect the market price of our common stock.

We have incurred and expect to continue to incur increased costs and our management will continue to face increased demands as a result of continuously improving our operations as a public company.

We have incurred and expect to continue to incur significant legal, tax, insurance, accounting and other expenses as a result of conducting our operations as a public company. For example, we have continued to upgrade our financial and business processing applications to accommodate the increased volume of products and transactions resulting from our growth to date. If we experience delays or difficulties in implementing these systems, or if we otherwise do not effectively manage our growth, we may not be able to execute on our business plan, respond to competitive pressures, take advantage of market opportunities, or satisfy customer requirements, among other things.

In addition, changing laws, regulations and standards relating to corporate governance and public disclosure, including the Sarbanes-Oxley Act of 2002, or the Sarbanes-Oxley Act, the Dodd-Frank Act and related regulations implemented by the SEC and the stock exchanges are creating uncertainty for public companies, increasing legal and financial compliance costs and making some activities more time-consuming. We are currently evaluating and monitoring developments with respect to new and proposed rules and cannot predict or estimate the amount of additional costs we may incur or the timing of such costs. These laws, regulations and standards are subject to varying interpretations, in many cases due to their lack of specificity, and, as a result, their application in practice may evolve over time as new guidance is provided by regulatory and governing bodies. Further, there may be uncertainty regarding the implementation of these laws due to changes in the political climate and other factors. Our compliance with Section 404 of the Sarbanes-Oxley Act has required and will continue to require that we incur substantial accounting expense and expend significant management efforts. We have incurred and expect to continue to incur costs to obtain directors’ and officers’ insurance as a result of operating as a public company, as well as additional costs necessitated by compliance matters and ongoing revisions to disclosure and governance standards.

Also, the TCJA amended Section 162(m) of the U.S. federal income tax code (“Section 162(m)”), which provides that public companies are not entitled to a tax deduction for individual compensation over $1 million that is paid to certain executive officers. Prior to the amendment under the TCJA, Section 162(m) provided an exception to the deductibility limitations for “performance-based compensation” that met certain requirements. As amended, beginning in 2018, except for certain grandfathered arrangements in place prior to November 2, 2017 under the amendment’s transition rules, Section 162(m) no longer includes an exception to the limitations for “performance-based compensation” and expands the group of executive officers covered by the limitation. Regulations were recently proposed to provide additional guidance regarding how the grandfathering rules are to be implemented. There can be no assurance that the evolving interpretation of the grandfathering rules will not impact whether certain cash and equity-based compensation awards granted to our executive officers prior to November 2, 2017 are exempt from the Section 162(m) deduction limitations. In addition, current and future compensation we provide to our executive officers that is not otherwise covered by the grandfathering rules, will be subject to the deduction limitation rules of Section 162(m) in 2018 and going forward and will result in an adverse income tax consequence to the Company.

These and other increased costs associated with operating as a public company may decrease our net income or increase our net loss and may cause us to reduce costs in other areas of our business or increase the prices of our products or services to offset the effect of such increased costs. Additionally, if these requirements divert our management’s attention from other business concerns, they could have a material adverse effect on our business, financial condition and results of operations.

If we fail to maintain an effective system of internal control over financial reporting, we may not be able to report our financial results accurately or in a timely fashion, and we may not be able to prevent fraud; in such case, our stockholders could lose confidence in our financial reporting, which would harm our business and could negatively impact the price of our stock.

As a public company, we operate in an increasingly demanding regulatory environment, which requires us to comply with the Sarbanes-Oxley Act, and the related rules and regulations of the SEC, expanded disclosure requirements, accelerated reporting requirements and more complex accounting rules. Company responsibilities required by the Sarbanes-Oxley Act include establishing and maintaining corporate oversight and adequate internal control over financial reporting and disclosure controls and procedures. Effective internal control is necessary for us to provide reliable, timely financial reports and prevent fraud.

Our testing of our internal controls, or the testing by our independent registered public accounting firm, may reveal deficiencies in our internal control over financial reporting that we would be required to remediate in a timely manner to be able to comply with the requirements of Section 404 of the Sarbanes-Oxley Act each year. If we are not able to comply with the requirements of Section 404 of the Sarbanes-Oxley Act in a timely manner each year, we could be subject to sanctions or investigations by the SEC, the New York Stock Exchange or other regulatory authorities which would require additional financial and management resources and could adversely affect the market price of our common stock. Furthermore, if we cannot provide reliable financial reports or prevent fraud, our business and results of operations could be harmed and investors could lose confidence in our reported financial information.

We may invest or spend the net proceeds we receive from the sale of our common stock in this offering in ways with which you may not agree or in ways that may not earn a profit.

We intend to use the net proceeds that we receive from the sale of our common stock in this offering for general corporate purposes, which may include working capital, capital expenditures, dividend payments, share repurchases and financing possible acquisitions or investments in companies, products or technologies. We will have broad discretion over how to use the net proceeds and you may not agree with the ways we decide to use these funds, and such uses may not yield any profits.

USE OF PROCEEDS

We estimate that the net proceeds to us from the sale of the shares of our common stock offered by us will be approximately $            , after deducting underwriting discounts and commissions and estimated offering expenses payable by us. We will not receive any proceeds from the sale of common stock by the selling stockholder.

We intend to use the net proceeds to us from this offering primarily for general corporate purposes, which may include working capital, capital expenditures, dividend payments, share repurchases and financing possible acquisitions or investments in companies, products or technologies. Pending such uses, we may temporarily invest the net proceeds from this offering in interest-bearing, investment grade securities.

DIVIDEND POLICY

On August 1, 2018, the Company’s Board of Directors declared a special dividend of $3.00 per share, which was paid on August 29, 2018 to stockholders of record at the close of business on August 15, 2018. The aggregate payment made in connection with the special dividend was $104.9 million.

Our Board of Directors approved the initiation of a quarterly cash dividend beginning in the first quarter of fiscal 2020 and declared a quarterly cash dividend of $0.17 per share of outstanding common stock with respect to each of the quarters ended December 31, 2019 and March 31, 2020. On July 24, 2020, our Board of Directors declared a dividend of $0.17 per share of outstanding common stock, payable on September 17, 2020 to stockholders of record as of the close of business on September 3, 2020. Accordingly, purchasers of common stock in this offering that continue to own our common stock on the record date are expected to be entitled to receive this dividend.

We currently expect to continue to pay comparable cash dividends on a quarterly basis in the future. Future declaration of dividends are subject to the final determination of our Board of Directors, and will be based on our future financial condition, results of operations, capital requirements, capital expenditure requirements, contractual restrictions, anticipated cash needs, business prospects, provisions of applicable law and other factors our Board of Directors may deem relevant. The dividend policy may be suspended or canceled at the discretion of our Board of Directors at any time.

CAPITALIZATION

The following table summarizes our cash and cash equivalents and capitalization as of June 30, 2020 on:

•	an actual basis; and

•	an as adjusted basis, giving effect to the sale by us of shares of common stock in this offering.

You should read this table in conjunction with “Summary—Summary Consolidated Financial Data,” and “Use of Proceeds” in this prospectus supplement and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes in our Annual Report on Form 10-K for the year ended December 31, 2019 and our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2020 and June 30, 2020, incorporated by reference herein.

	As of June 30, 2020
	Actual	Adjusted
	(in thousands, except per share data)
	(unaudited)
Cash and cash equivalents:	$311,357	$

Stockholders’ equity:
Common stock, $0.01 par value; 200,000 shares authorized, 38,245 issued and outstanding, actual; 200,000 shares authorized, shares issued and outstanding, as adjusted	$382	$
Treasury stock, at cost: 2,558 shares, actual and as adjusted	(100,027)		(100,027)
Additional paid-in capital	319,412
Accumulated other comprehensive loss	(8,414)		(8,414)
Retained earnings	132,147		132,147

Total stockholders’ equity	343,500

Total capitalization	$343,500	$

PRINCIPAL AND SELLING STOCKHOLDERS

The following table sets forth information regarding the beneficial ownership of our outstanding common stock as of August 7, 2020, as adjusted to reflect the sale of the common stock offered by us and by the selling stockholder under this prospectus supplement by:

•	each entity or person who is known to us to own beneficially more than 5% of our common stock;

•	certain of our named executive officers;

•	each of our directors;

•	each of our directors and executive officers as a group; and

•	the selling stockholder.

The beneficial ownership information has been presented in accordance with SEC rules and is not necessarily indicative of beneficial ownership for any other purpose. In computing the number of shares of common stock beneficially owned by a person and the percentage ownership of that person, we deemed outstanding shares of common stock subject to stock options held by that person that are currently exercisable or exercisable within 60 days of August 7, 2020, and common stock issuable upon the vesting of RSUs within 60 days of August 7, 2020 to be outstanding (not taking into account the withholding of shares of common stock to cover applicable taxes). We did not deem options outstanding, however, for purpose of computing the percentage ownership of any other person.

Except as indicated by the footnotes below, we believe, based on information furnished to us, that the persons and entities named in the table below have sole voting and investment power with respect to all shares of common stock that they beneficially own.

Our calculation of the percentage of beneficial ownership prior to this offering is based on 35,699,289 shares of our common stock outstanding as of August 7, 2020. We have based our calculation of the percentage of beneficial ownership after this offering on 35,699,289 shares of our common stock outstanding as of August 7, 2020 plus the estimated 865,201 shares that we are offering pursuant to this prospectus supplement (based on the last reported sale price of our common stock on the New York Stock Exchange on August 7, 2020 of $57.79 per share), assuming no exercise of the underwriters’ option to purchase additional shares, together with applicable options and RSUs to the extent held by certain of our stockholders.

Except as otherwise noted, the address of each person listed in the table is c/o Shutterstock, Inc., 350 Fifth Avenue, 21st Floor, New York, NY 10118.

	Shares Beneficially Owned Prior to Offering		Number of Shares Offered Hereby		Shares Beneficially Owned After Offering
	Number	Percentage			Number		Percentage
Named Executive Officers and Directors:
Jonathan Oringer(1)	16,270,566	45.1%	3,460,806	†	12,809,760	†	34.7	%†
Steven Ciardiello(2)	18,934	*	—		18,934			*
Jarrod Yahes	—	—	—		—		—
Stan Pavlovsky(3)	24,350	*	—		24,350			*
Deirdre Bigley(4)	11,204	*	—		11,204			*
Rachna Bhasin(5)	3,539	*	—		3,539			*
Jeff Epstein(6)	45,927	*	—		45,927			*
Thomas R. Evans(7)	26,448	*	—		26,448			*
Paul J. Hennessy(8)	17,072	*	—		17,072			*
All executive officers and directors as a group (11 persons)(9)	16,422,206	45.5%	3,460,806	†	12,961,400	†	35.0	%†
Other 5% Stockholders:
Blackrock, Inc.(10)	2,872,210	8.0%	—		2,872,210		7.9	%†
ArrowMark Colorado Holdings LLC(11)	2,907,951	8.1%	—		2,907,951		8.0	%†
The Vanguard Group(12)	2,115,986	5.9%	—		2,115,986		5.8	%†

*	Represents beneficial ownership of less than 1%.
†	Estimated based on the last reported sale price of our common stock on the New York Stock Exchange on August 7, 2020 of $57.79 per share.
(1)

Consists of 16,006,824 shares of common stock and 263,742 shares issuable upon exercise of outstanding options exercisable at or within 60 days of August 7, 2020. To the extent the underwriters exercise their option to purchase additional shares, the selling stockholder will provide up to                 shares of common stock to be sold pursuant to this option.

Also includes 105,497 RSUs, each of which represents a contingent right to receive one share of common stock. The RSUs will vest only if (i) Mr. Oringer remains continuously employed by the Company until the fifth anniversary of the date of grant (which condition has been satisfied) and (ii) the average 90-day closing price of our common stock equals or exceeds $161.88 for any 90 consecutive calendar days during the period commencing on the fifth anniversary of the date of grant and ending on the tenth anniversary of the date of grant, inclusive; provided that Mr. Oringer remains continuously employed by the Company until the date of satisfaction of such condition.

Excludes 527,485 shares issuable upon exercise of stock options, each of which represents a contingent right to receive one share of common stock. The stock options will vest only if (i) Mr. Oringer remains continuously employed by the Company until the fifth anniversary of the date of grant (which condition has been satisfied) and (ii) the average 90-day closing price of our common stock equals or exceeds $161.88 for any 90 consecutive calendar days during the period commencing on the fifth anniversary of the date of grant and ending on the tenth anniversary of the date of grant, inclusive; provided that Mr. Oringer remains continuously employed by the Company until the date of satisfaction of such condition.

(2)	Consists of 18,934 shares of common stock.
(3)	Consists of 3,575 shares of common stock and 20,775 shares issuable upon exercise of outstanding options exercisable at or within 60 days of August 7, 2020.
(4)	Consists of 11,204 shares of common stock.
(5)

Consists of 3,539 RSUs that are vested as of August 7, 2020 but will not settle until the earlier of Ms. Bhasin’s separation of service from the Company or the date of a change in control of the Company.

(6)

Consists of 9,528 shares of common stock, 15,300 RSUs that are vested as of August 7, 2020 but will not settle until the earlier of Mr. Epstein’s separation of service from the Company or the date of a change in control of the Company, and 21,099 shares issuable upon exercise of outstanding options exercisable at or within 60 days of August 7, 2020.

(7)

Consists of 11,148 shares of common stock and 15,300 RSUs that are vested as of August 7, 2020 but will not settle until the earlier of Mr. Evans’ separation of service from the Company or the date of a change in control of the Company.

(8)

Consists of 6,989 shares of common stock and 10,083 RSUs that are vested as of August 7, 2020 but will not settle until the earlier of Mr. Hennessy’s separation of service from the Company or the date of a change in control of the Company.

(9)	Includes 305,616 shares issuable upon exercise of outstanding options exercisable at or within 60 days of August 7, 2020.

Also includes 105,497 RSUs, each of which represents a contingent right to receive one share of common stock. The RSUs will vest only if (i) Mr. Oringer remains continuously employed by the Company until the fifth anniversary of the date of grant (which condition has been satisfied) and (ii) the average 90-day closing price of our common stock equals or exceeds $161.88 for any 90 consecutive calendar days during the period commencing on the fifth anniversary of the date of grant and ending on the tenth anniversary of the date of grant, inclusive; provided that Mr. Oringer remains continuously employed by the Company until the date of satisfaction of such condition.

Excludes 527,485 shares issuable upon exercise of stock options, each of which represents a contingent right to receive one share of common stock. The stock options will vest only if (i) Mr. Oringer remains continuously employed by the Company until the fifth anniversary of the date of grant (which condition has been satisfied) and (ii) the average 90-day closing price of our common stock equals or exceeds $161.88 for any 90 consecutive calendar days during the period commencing on the fifth anniversary of the date of grant and ending on the tenth anniversary of the date of grant, inclusive; provided that Mr. Oringer remains continuously employed by the Company until the date of satisfaction of such condition.

(10)

This information is based solely on a Schedule 13G/A filed by Blackrock, Inc. (“Blackrock”) with the SEC on February 6, 2020, which reported ownership as of December 31, 2019. Of the 2,872,210 shares of our common stock deemed beneficially owned, Blackrock reported sole voting power as to 2,833,239 shares and sole dispositive power as to all shares beneficially owned. The address of Blackrock is 55 East 52nd Street New York, NY 10055.

(11)

This information is based solely on a Schedule 13G/A filed by ArrowMark Colorado Holdings LLC (“ArrowMark”) with the SEC on February 14, 2020, which reported ownership as of December 31, 2019. Of the 2,907,951 shares of our common stock deemed beneficially owned, ArrowMark reported that it had sole voting and dispositive power over all shares beneficially owned. The address of ArrowMark is 100 Fillmore Street, Suite 325, Denver, Colorado 80206.

(12)

This information is based solely on a Schedule 13G/A filed by The Vanguard Group (“Vanguard”) with the SEC on February 12, 2020, which reported ownership as of December 31, 2019. Of the 2,155,986 shares of our common stock deemed beneficially owned, Vanguard reported sole voting power as to 39,035 shares, shared voting power as to 3,400 shares, sole dispositive power as 2,115,081 shares and shared dispositive power as to 40,905 shares. The address of Vanguard is 100 Vanguard Blvd., Malvern, Pennsylvania 19355.

DESCRIPTION OF CAPITAL STOCK

General

The following descriptions of our common stock and certain provisions of our amended and restated certificate of incorporation and amended and restated bylaws are summaries and are qualified by reference to our amended and restated certificate of incorporation and our amended and restated bylaws, copies of which are included or incorporated by reference as exhibits to the registration statement of which this prospectus supplement forms a part. See “Where You Can Find More Information.” We encourage you to read our amended and restated certificate of incorporation, our amended and restated bylaws and the applicable provisions of the Delaware General Corporation Law for additional information.

Our authorized capital stock consists of 200,000,000 shares of common stock, $0.01 par value per share, and 5,000,000 shares of undesignated preferred stock, $0.01 par value per share.

The holders of our common stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders.

Subject to preferences that may be applicable to any outstanding preferred stock, holders of our common stock are entitled to receive ratably such dividends as may be declared by the board of directors out of funds legally available for that purpose. See “Dividend Policy.”

In the event of our liquidation, dissolution or winding up, the holders of our common stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to the prior distribution rights of any outstanding preferred stock. Our common stock is not subject to calls or assessments by us. Our common stock carries no preemptive, conversion or subscription rights. No redemption or sinking fund provisions are applicable to our common stock. The outstanding shares of our common stock are fully paid and non-assessable.

Anti-Takeover Effects of Delaware Law and Our Certificate of Incorporation and Bylaws

Our amended and restated certificate of incorporation and our amended and restated bylaws contain certain provisions that could have the effect of delaying, deterring or preventing another party from acquiring control of us. These provisions and certain provisions of Delaware law, which are summarized below, are expected to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed, in part, to encourage persons seeking to acquire control of us to negotiate first with our board of directors. We believe that the benefits of increased protection of our potential ability to negotiate more favorable terms with an unfriendly or unsolicited acquirer outweigh the disadvantages of discouraging a proposal to acquire us.

Undesignated Preferred Stock

There are no shares of preferred stock outstanding. Under our amended and restated certificate of incorporation, our board of directors has the authority, without further action by the stockholders, to issue up to 5,000,000 shares of preferred stock, $0.01 par value, in one or more series. Our board of directors also has the authority to fix the designation, powers, preferences and rights of each such series, including dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, redemption prices, liquidation preferences and the number of shares constituting any series. As a result, our board of directors has the ability to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to change control of us. This ability, or the issuance of any such shares of preferred stock, may have the effect of deterring hostile takeovers or delaying changes in control or management of our company. The issuance of preferred stock with voting and conversion rights may also adversely affect the voting power of the holders of our common stock. In certain circumstances, an issuance of preferred stock could have the effect of decreasing the market price of our common stock.

Limits on Ability of Stockholders to Act by Written Consent or Call a Special Meeting

Our amended and restated certificate of incorporation provides that our stockholders may not act by written consent, which may lengthen the amount of time required to take stockholder actions. As a result, a holder controlling a majority of our capital stock would not be able to amend our amended and restated bylaws or remove directors without holding a meeting of our stockholders called in accordance with our amended and restated bylaws.

In addition, our amended and restated bylaws provide that special meetings of the stockholders may be called only by the chairperson of the board, our chief executive officer, our president (in the absence of a chief executive officer) or a majority of our board of directors. Stockholders may not call a special meeting, which may delay the ability of our stockholders to force consideration of a proposal or for holders controlling a majority of our capital stock to take any action, including the removal of directors.

Requirements for Advance Notification of Stockholder Nominations and Proposals

Our bylaws establish advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of our board of directors or a committee of our board of directors. These provisions may have the effect of precluding the conduct of certain business at a meeting if the proper procedures are not followed. These provisions may also discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of our company.

Board Classification

Our board of directors is divided into three classes, one class of which is elected each year by our stockholders. The directors in each class are elected for a three-year term. A third party may be discouraged from making a tender offer or otherwise attempting to take control of us as it is more difficult and time-consuming for stockholders to replace a majority of the directors on a classified board.

No Cumulative Voting

Our amended and restated certificate of incorporation does not permit cumulative voting in the election of directors. Cumulative voting would allow a stockholder to vote a portion or all of its shares for one or more candidates for seats on the board of directors. Without cumulative voting, a minority stockholder may not be able to gain as many seats on our board of directors as the stockholder would be able to gain if cumulative voting were permitted. The absence of cumulative voting makes it more difficult for a minority stockholder to gain a seat on our board of directors to influence our board’s decision regarding a takeover.

Amendment of Charter Provisions

The amendment of our amended and restated certificate of incorporation generally requires approval by holders of at least two-thirds of our outstanding capital stock entitled to vote generally in the election of directors. The amendment of our amended and restated bylaws generally requires approval by holders of at least two-thirds of our outstanding capital stock entitled to vote generally in the election of directors. These supermajority voting requirements may make it more difficult for a third party to alter the provisions of our amended and restated certificate of incorporation or our amended and restated bylaws to enable a takeover.

Delaware Anti-Takeover Statute

We are subject to the provisions of Section 203 of the Delaware General Corporation Law regulating corporate takeovers. Section 203 generally prohibits a Delaware corporation from engaging in a business combination with an interested stockholder for a period of three years following the date the person became an interested stockholder, unless:

•	prior to the date of the transaction, the board of directors approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

•

upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding shares owned by persons who are directors and also officers and employee stock plans in which participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•

at or subsequent to the date of the transaction, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least two-thirds of the outstanding voting stock which is not owned by the interested stockholder.

Business combinations are broadly defined to include (i) mergers or consolidations with, (ii) sales or other dispositions of more than 10% of the corporation’s assets to, (iii) certain transactions resulting in the issuance or transfer of any stock of the corporation or any subsidiary to, (iv) certain transactions resulting in an increase in the proportionate share of stock of the corporation or any subsidiary owned by, or (v) receipt of the benefit (other than proportionately as a stockholder) of any loans, advances or other financial benefits by, an interested stockholder. An interested stockholder is any person (other than the corporation and any direct or indirect majority-owned subsidiary) who owns 15% or more of the outstanding voting stock of the corporation or is an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation at any time within the three-year period immediately prior to the date of determination, and the affiliates and associates of such person. The existence of this provision may have an anti-takeover effect with respect to transactions not approved in advance by our board of directors. Section 203 may also discourage takeover attempts that might result in a premium over the market price for the shares of our common stock held by stockholders.

The provisions of Delaware law and the provisions of our amended and restated certificate of incorporation and amended and restated bylaws could have the effect of discouraging others from attempting hostile takeovers and, as a consequence, they might also inhibit temporary fluctuations in the market price of our common stock that often result from actual or rumored hostile takeover attempts. These provisions might also have the effect of preventing changes in our management. It is possible that these provisions could make it more difficult to accomplish transactions that stockholders might otherwise deem to be in their best interests.

Market Listing

Our common stock is listed on the New York Stock Exchange under the symbol “SSTK”.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company, LLC.

U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a summary of the material U.S. federal income and estate tax consequences of the ownership and disposition of our common stock that is being issued pursuant to this offering. This summary is limited to Non-U.S. Holders (as defined below) that hold our common stock as a capital asset (generally, property held for investment) for U.S. federal income tax purposes. This summary does not discuss all of the aspects of U.S. federal income and estate taxation that may be relevant to a Non-U.S. Holder in light of the Non-U.S. Holder’s particular investment or other circumstances. In addition, this summary does not address any tax considerations arising under the laws of any U.S. state or local jurisdiction or non-U.S. jurisdiction or under the U.S. federal gift tax laws. Accordingly, all prospective Non-U.S. Holders should consult their own tax advisors with respect to the U.S. federal, state, local and non-U.S. tax consequences of the ownership and disposition of our common stock.

This summary is based on provisions of the U.S. Internal Revenue Code of 1986, as amended (which we refer to as the “Code”), applicable U.S. Treasury regulations and administrative and judicial interpretations, all as in effect or in existence on the date of this prospectus supplement. Subsequent developments in U.S. federal income or estate tax law, including changes in law or differing interpretations, which may be applied retroactively, could alter the U.S. federal income and estate tax consequences of owning and disposing of our common stock as described in this summary. There can be no assurance that the Internal Revenue Service (the “IRS”) will not take a contrary position with respect to one or more of the tax consequences described herein and we have not obtained, nor do we intend to obtain, a ruling from the IRS with respect to the U.S. federal income or estate tax consequences of the ownership or disposition of our common stock.

As used in this summary, the term “Non-U.S. Holder” means a beneficial owner of our common stock that is not, for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•	a corporation (or other entity treated as a corporation) created or organized in or under the laws of the United States, any state thereof, or the District of Columbia;

•	an entity or arrangement treated as a partnership;

•	an estate whose income is includible in gross income for U.S. federal income tax purposes regardless of its source; or

•

a trust, if (1) a U.S. court is able to exercise primary supervision over the trust’s administration and one or more “United States persons” (within the meaning of the Code) has the authority to control all of the trust’s substantial decisions, or (2) the trust has a valid election in effect under applicable U.S. Treasury regulations to be treated as a United States person.

If an entity or arrangement treated as a partnership for U.S. federal income tax purposes holds our common stock, the tax treatment of a partner in such a partnership generally will depend upon the status of the partner and the activities of the partnership. Partnerships, and partners in partnerships, that hold our common stock should consult their own tax advisors as to the particular U.S. federal income and estate tax consequences of owning and disposing of our common stock that are applicable to them.

This summary does not consider any specific facts or circumstances that may apply to a Non-U.S. Holder and does not address any special tax rules that may apply to particular Non-U.S. Holders, such as:

•

financial institutions, insurance companies, tax-exempt organizations, pension plans, brokers, dealers or traders in stocks, securities or currencies, certain former citizens or long-term residents of the United States, controlled foreign corporations or passive foreign investment companies;

•	a Non-U.S. Holder holding our common stock as part of a conversion, constructive sale, wash sale or other integrated transaction or a hedge, straddle or synthetic security;

•	a Non-U.S. Holder that holds or receives our common stock pursuant to the exercise of any employee stock option or otherwise as compensation; or

•	a Non-U.S. Holder that at any time owns, directly, indirectly or constructively, 5% or more of our outstanding capital stock.

Each Non-U.S. Holder should consult its own tax advisor regarding the U.S. federal, state, local and non-U.S. income tax consequences of owning and disposing of our common stock, as well as any tax consequences of owning and disposing of our common stock arising under the U.S. federal estate or gift tax rules or under any applicable tax treaty.

Distributions on Our Common Stock

Distributions on our common stock generally will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. If a distribution exceeds our current and accumulated earnings and profits, the excess will be treated as a nontaxable return of capital to the extent of the Non-U.S. Holder’s adjusted tax basis in its common stock and will reduce (but not below zero) such Non-U.S. Holder’s adjusted tax basis in its common stock. Any remaining excess will be treated as gain from a disposition of our common stock subject to the tax treatment described below in “Dispositions of Our Common Stock”.

Distributions on our common stock that are treated as dividends, and that are not effectively connected with a Non-U.S. Holder’s conduct of a trade or business in the United States, generally will be subject to withholding of U.S. federal income tax at a rate of 30%. A Non-U.S. Holder may be eligible for a lower rate under an applicable income tax treaty between the United States and its jurisdiction of tax residence. In order to claim the benefit of an applicable income tax treaty, a Non-U.S. Holder will be required to provide to the applicable withholding agent a properly executed IRS Form W-8BEN or W-8BEN-E (or other applicable form) in accordance with the applicable certification and disclosure requirements. Special rules apply to partnerships and other pass-through entities and these certification and disclosure requirements also may apply to beneficial owners of partnerships and other pass-through entities that hold our common stock.

Distributions on our common stock that are treated as dividends, and that are effectively connected with a Non-U.S. Holder’s conduct of a trade or business in the United States will be taxed on a net income basis at the regular graduated rates and in the manner applicable to United States persons (unless the Non-U.S. Holder is eligible for and properly claims the benefit of an applicable income tax treaty and the dividends are not attributable to a permanent establishment or fixed base maintained by the Non-U.S. Holder in the United States, in which case the Non-U.S. Holder may be eligible for a lower rate under the applicable income tax treaty). Dividends that are effectively connected with a Non-U.S. Holder’s conduct of a trade or business in the United States, will not be subject to the withholding of U.S. federal income tax discussed above if the Non-U.S. Holder provides to the applicable withholding agent a properly executed IRS Form W-8ECI (or other applicable form) in accordance with the applicable certification and disclosure requirements. A Non-U.S. Holder that is treated as a corporation for U.S. federal income tax purposes may also be subject to a “branch profits” tax at a 30% rate (or a lower rate if the Non-U.S. Holder is eligible for a lower rate under an applicable income tax treaty) on the Non-U.S. Holder’s earnings and profits (attributable to dividends on our common stock or otherwise) that are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States, subject to certain adjustments.

The certifications described above must be provided to the applicable withholding agent prior to the payment of dividends and must be updated periodically. A Non-U.S. Holder may obtain a refund or credit of any excess amounts withheld by timely filing an appropriate claim for a refund with the IRS. Non-U.S. Holders should consult their own tax advisors regarding their eligibility for benefits under a relevant income tax treaty and the manner of claiming such benefits.

The foregoing discussion is subject to the discussions below under “Backup Withholding and Information Reporting” and “FATCA Withholding”.

Dispositions of Our Common Stock

A Non-U.S. Holder generally will not be subject to U.S. federal income tax (including withholding thereof) on any gain recognized on any sales or other dispositions of our common stock unless:

•

the gain is effectively connected with the Non-U.S. Holder’s conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment or fixed base maintained by the Non-U.S. Holder in the United States); in this case, the gain will be subject to U.S. federal income tax on a net income basis at the regular graduated rates and in the manner applicable to United States persons (unless an applicable income tax treaty provides otherwise) and, if the Non-U.S. Holder is treated as a corporation for U.S. federal income tax purposes, the “branch profits tax” described above may also apply;

•

the Non-U.S. Holder is an individual who is present in the United States for more than 182 days in the taxable year of the disposition and meets certain other requirements; in this case, except as otherwise provided by an applicable income tax treaty, the gain, which may be offset by certain U.S. source capital losses, generally will be subject to a flat 30% U.S. federal income tax, even though the Non-U.S. Holder is not considered a resident of the United States under the Code; or

•

we are or have been a “United States real property holding corporation” for U.S. federal income tax purposes at any time during the shorter of (i) the five-year period ending on the date of disposition and (ii) the period that the Non-U.S. Holder held our common stock.

Generally, a corporation is a “United States real property holding corporation” if the fair market value of its “United States real property interests” equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests plus its other assets used or held for use in a trade or business. We believe that we are not currently, and we do not anticipate becoming in the future, a United States real property holding corporation. However, because the determination of whether we are a United States real property holding corporation is made from time to time and depends on the relative fair market values of our assets, there can be no assurance in this regard. If we were a United States real property holding corporation, the tax relating to disposition of stock in a United States real property holding corporation generally will not apply to a Non-U.S. Holder whose holdings, direct, indirect and constructive, constituted 5% or less of our common stock at all times during the applicable period, provided that our common stock is “regularly traded on an established securities market” (as provided in applicable U.S. Treasury regulations). However, no assurance can be provided that our common stock will be regularly traded on an established securities market for purposes of the rules described above. Non-U.S. Holders should consult their own tax advisors regarding the possible adverse U.S. federal income tax consequences to them if we are, or were to become, a United States real property holding corporation.

The foregoing discussion is subject to the discussions below under “Backup Withholding and Information Reporting” and “FATCA Withholding”.

Federal Estate Tax

Our common stock that is owned (or treated as owned) by an individual who is not a U.S. citizen or resident of the United States (as specially defined for U.S. federal estate tax purposes) at the time of death will be included in the individual’s gross estate for U.S. federal estate tax purposes, unless an applicable estate tax or other treaty provides otherwise and, therefore, may be subject to U.S. federal estate tax.

Backup Withholding and Information Reporting

Backup withholding (currently at a rate of 24%) will not apply to payments of dividends on our common stock to a Non-U.S. Holder if the Non-U.S. Holder provides to the applicable withholding agent a properly executed IRS Form W-8BEN or W-8BEN-E (or other applicable form) certifying under penalties of perjury that the Non-U.S. Holder is not a United States person, or otherwise qualifies for an exemption. However, the applicable withholding agent generally will be required to report to the IRS and to such Non-U.S. Holder any distributions on our common stock (regardless of whether such distributions constituted dividends), the Non-U.S. Holder’s name and address and the amount of U.S. federal income tax, if any, withheld with respect to those payments. Copies of the information returns reporting such dividends and any withholding may also be made available to the tax authorities in the country in which the Non-U.S. Holder resides under the provisions of a treaty or agreement.

The gross proceeds from sales or other dispositions of our common stock may be subject to backup withholding and information reporting, unless the Non-U.S. Holder provides to the broker a properly executed IRS Form W-8BEN or W-8BEN-E (or other applicable form) certifying under penalties of perjury that the Non-U.S. Holder is not a United States person, or the Non-U.S. Holder otherwise qualifies for an exemption.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be credited against the Non-U.S. Holder’s U.S. federal income tax liability (which may result in the Non-U.S. Holder being entitled to a refund), provided that the required information is timely furnished to the IRS.

FATCA Withholding

The Foreign Account Tax Compliance Act and related Treasury guidance (commonly referred to as “FATCA”) impose U.S. federal withholding tax at a rate of 30% on payments to certain foreign entities of (i) U.S.-source dividends (including dividends paid on our common stock) and (ii) the gross proceeds from the sale or other disposition of property that produces U.S.-source dividends (including sales or other dispositions of our common stock). Under proposed Treasury regulations that may be relied upon pending finalization, the withholding tax on gross proceeds would be eliminated and, consequently, FATCA withholding on gross proceeds is not currently expected to apply. This withholding tax applies to a foreign entity, whether acting as a beneficial owner or an intermediary, unless such foreign entity complies with (i) certain information reporting requirements regarding its U.S. account holders and its U.S. owners and (ii) certain withholding obligations regarding certain payments to its account holders and certain other persons. Accordingly, the entity through which a Non-U.S. Holder holds its common stock will affect the determination of whether such withholding is required. Non-U.S. Holders are encouraged to consult their tax advisors regarding FATCA.

The preceding discussion of U.S. federal tax considerations is for general information only. It is not tax advice. Each prospective investor should consult its own tax advisor regarding the particular U.S. federal, state, local and non-U.S. tax consequences of owning and disposing of our common stock, as well as any tax consequences of owning and disposing of our common stock arising under the U.S. federal estate or gift tax rules or under any applicable tax treaty, including the consequences of any proposed change in applicable laws.

UNDERWRITING

BofA Securities, Inc. and Morgan Stanley & Co. LLC are acting as representatives of each of the underwriters named below. Subject to the terms and conditions set forth in an underwriting agreement among us, the selling stockholder and the underwriters, we and the selling stockholder have agreed to sell to the underwriters, and each of the underwriters has agreed, severally and not jointly, to purchase from us and the selling stockholder, the number of shares of common stock set forth opposite its name below.

Underwriter	Number of Shares
BofA Securities, Inc.
Morgan Stanley & Co. LLC
Needham & Company, LLC
Stifel, Nicolaus & Company, Incorporated
Truist Securities, Inc.
JMP Securities LLC

Total

Subject to the terms and conditions set forth in the underwriting agreement, the underwriters have agreed, severally and not jointly, to purchase all of the shares of common stock sold under the underwriting agreement if any of these shares of common stock are purchased. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the nondefaulting underwriters may be increased or the underwriting agreement may be terminated.

We and the selling stockholder have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

The underwriters are offering the shares of common stock, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the shares, and other conditions contained in the underwriting agreement, such as the receipt by the underwriters of officer’s certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Commissions and Discounts

The representatives have advised us and the selling stockholder that the underwriters propose initially to offer the shares of common stock to the public at the public offering price set forth on the cover page of this prospectus supplement and to dealers at that price less a concession not in excess of $             per share. After the initial offering, the public offering price, concession or any other term of the offering may be changed.

The following table shows the public offering price, underwriting discount and proceeds before expenses to us and the selling stockholder. The information assumes either no exercise or full exercise by the underwriters of their option to purchase additional shares.

	Per Share	Without Option	With Option
Public offering price	$	$	$
Underwriting discount and commissions to be paid by us	$	$	$
Underwriting discount and commissions to be paid by selling stockholder	$	$	$
Proceeds, before expenses, to us	$	$	$
Proceeds, before expenses, to the selling stockholder	$	$	$

The expenses of the offering, not including the underwriting discount, are estimated at $             and are payable by us. We have agreed to reimburse the underwriters for certain of their expenses in an amount up to $            .

Option to Purchase Additional Shares

The selling stockholder has granted an option to the underwriters, exercisable for 30 days after the date of this prospectus supplement, to purchase up to                      additional shares of common stock at the public offering price, less the underwriting discount. If the underwriters exercise this option, each will be obligated, subject to conditions contained in the underwriting agreement, to purchase a number of additional shares proportionate to that underwriter’s initial amount reflected in the above table.

No Sales of Similar Securities

We and the selling stockholder, our executive officers and directors have agreed not to sell or transfer any common stock or securities convertible into, exchangeable for, exercisable for, or repayable with common stock, for 90 days after the date of this prospectus supplement without first obtaining the written consent of BofA Securities, Inc. and Morgan Stanley & Co. LLC. Specifically, we and these other persons have agreed, with certain limited exceptions, not to directly or indirectly:

•	offer, pledge, sell or contract to sell any common stock,

•	sell any option or contract to purchase any common stock,

•	purchase any option or contract to sell any common stock,

•	grant any option, right or warrant for the sale of any common stock,

•	transfer or otherwise dispose of or transfer any common stock or any securities convertible into or exercisable or exchangeable for common stock,

•	request or demand that we file a registration statement related to the common stock, or

•

enter into any swap or other agreement that transfers, in whole or in part, the economic consequence of ownership of any common stock whether any such swap or transaction is to be settled by delivery of shares or other securities, in cash or otherwise.

This lock-up provision applies to common stock and to securities convertible into or exchangeable or exercisable for or repayable with common stock. It also applies to common stock owned now or acquired later by the person executing the agreement or for which the person executing the agreement later acquires the power of disposition. Among other exceptions, this lock-up provision (a) permits our executive officers and directors to sell shares of common stock pursuant to trading plan established under Rule 10b5-1 under the Securities and Exchange Act of 1934, as amended (the “Exchange Act”) prior to the date of the lockup agreement; provided that any filing made under the Exchange Act in connection therewith shall state that such sales were made pursuant to such a trading plan established prior to the date of the lockup agreement and (b) permits us to issue shares of common stock in connection with (i) the acquisition by us or any of our subsidiaries of the securities, businesses, properties or other assets of another person or entity or pursuant to any employee benefit plan assumed by us in connection with any such acquisition or (ii) mergers, consolidations, joint ventures, strategic transactions or other commercial relationships (including issuances to current or prospective customers or partners); provided that the aggregate number of shares of common stock (or securities convertible into shares of common stock) issued in all such acquisitions and transactions shall not exceed 5.0% of the total issued and outstanding shares of our common stock of the company immediately prior to this offering.

New York Stock Exchange Listing

The shares are listed on the New York Stock Exchange under the symbol “SSTK.”

Price Stabilization and Short Positions

Until the distribution of the shares is completed, SEC rules may limit underwriters and selling group members from bidding for and purchasing our common stock. However, the underwriters may engage in transactions that stabilize the price of the common stock, such as bids or purchases to peg, fix or maintain that price.

In connection with the offering, the underwriters may purchase and sell our common stock in the open market. These transactions may include short sales, purchases on the open market to cover positions created by short sales and stabilizing transactions. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offering. “Covered” short sales are sales made in an amount not greater than the underwriters’ option to purchase additional shares described above. The underwriters may close out any covered short position by either exercising their option to purchase additional shares or purchasing shares in the open market. In determining the source of shares to close out the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the option granted to them. “Naked” short sales are sales in excess of such option. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of our common stock in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of shares of common stock made by the underwriters in the open market prior to the completion of the offering.

Similar to other purchase transactions, the underwriters’ purchases to cover the syndicate short sales may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of our common stock. As a result, the price of our common stock may be higher than the price that might otherwise exist in the open market. The underwriters may conduct these transactions on the New York Stock Exchange, in the over-the-counter market or otherwise.

Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our common stock. In addition, neither we nor any of the underwriters make any representation that the underwriters will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

Electronic Distribution

In connection with the offering, certain of the underwriters or securities dealers may distribute prospectuses by electronic means, such as e-mail.

Other Relationships

Some of the underwriters and their affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with us or our affiliates. They have received, or may in the future receive, customary fees and commissions for these transactions.

In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

European Economic Area and the United Kingdom

In relation to each Member State of the European Economic Area and the United Kingdom (each a “Relevant State”), no shares of common stock have been offered or will be offered pursuant to the offering to the public in that Relevant State prior to the publication of a prospectus in relation to the shares of common stock which has been approved by the competent authority in that Relevant State or, where appropriate, approved in another Relevant State and notified to the competent authority in that Relevant State, all in accordance with the

Prospectus Regulation, except that offers of shares of common stock may be made to the public in that Relevant State at any time under the following exemptions under the Prospectus Regulation:

a.	to any legal entity which is a qualified investor as defined under the Prospectus Regulation;

b.	to fewer than 150 natural or legal persons (other than qualified investors as defined under the Prospectus Regulation), subject to obtaining the prior consent of representatives for any such offer; or

c.	in any other circumstances falling within Article 1(4) of the Prospectus Regulation,

provided that no such offer of shares of common stock shall require the Company or any representative to publish a prospectus pursuant to Article 3 of the Prospectus Regulation or supplement a prospectus pursuant to Article 23 of the Prospectus Regulation.

Each person in a Relevant State who initially acquires any shares of common stock or to whom any offer is made will be deemed to have represented, acknowledged and agreed to and with the Company and the representatives that it is a qualified investor within the meaning of the Prospectus Regulation.

In the case of any shares of common stock being offered to a financial intermediary as that term is used in Article 5(1) of the Prospectus Regulation, each such financial intermediary will be deemed to have represented, acknowledged and agreed that the shares of common stock acquired by it in the offer have not been acquired on a non-discretionary basis on behalf of, nor have they been acquired with a view to their offer or resale to, persons in circumstances which may give rise to an offer to the public other than their offer or resale in a Relevant State to qualified investors, in circumstances in which the prior consent of the representatives has been obtained to each such proposed offer or resale.

The Company, the representatives and their affiliates will rely upon the truth and accuracy of the foregoing representations, acknowledgements and agreements.

For the purposes of this provision, the expression an “offer to the public” in relation to any shares of common stock in any Relevant State means the communication in any form and by any means of sufficient information on the terms of the offer and any shares of common stock to be offered so as to enable an investor to decide to purchase or subscribe for any shares of common stock, and the expression “Prospectus Regulation” means Regulation (EU) 2017/1129.

References to the Prospectus Regulation includes, in relation to the UK, the Prospectus Regulation as it forms part of UK domestic law by virtue of the European Union (Withdrawal) Act 2018.

The above selling restriction is in addition to any other selling restrictions set out below.

Notice to Prospective Investors in the United Kingdom

This document is for distribution only to persons who (i) have professional experience in matters relating to investments and who qualify as investment professionals within the meaning of Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (as amended, the “Financial Promotion Order”), (ii) are persons falling within Article 49(2)(a) to (d) (“high net worth companies, unincorporated associations etc.”) of the Financial Promotion Order, (iii) are outside the United Kingdom, or (iv) are persons to whom an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000, as amended (“FSMA”)) in connection with the issue or sale of any securities may otherwise lawfully be communicated or caused to be communicated (all such persons together being referred to as “relevant persons”). This document is directed only at relevant persons and must not be acted on or relied on by persons who are not relevant persons. Any investment or investment activity to which this document relates is available only to relevant persons and will be engaged in only with relevant persons.

Notice to Prospective Investors in Switzerland

The shares of common stock may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange (“SIX”) or on any other stock exchange or regulated trading facility in Switzerland. This document has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering or marketing material relating to the shares of common stock or the offering may be publicly distributed or otherwise made publicly available in Switzerland.

Neither this document nor any other offering or marketing material relating to the offering, the Company, the shares of common stock have been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of shares of common stock will not be supervised by, the Swiss Financial Market Supervisory Authority (“FINMA”), and the offer of shares of common stock has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes (“CISA”). The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of shares of common stock.

Notice to Prospective Investors in the Dubai International Financial Centre

This prospectus supplement relates to an Exempt Offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority (“DFSA”). This prospectus supplement is intended for distribution only to persons of a type specified in the Offered Securities Rules of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus supplement nor taken steps to verify the information set forth herein and has no responsibility for the prospectus supplement. The shares of common stock to which this prospectus supplement relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the shares of common stock offered should conduct their own due diligence on the shares of common stock. If you do not understand the contents of this prospectus supplement you should consult an authorized financial advisor.

Notice to Prospective Investors in Australia

No placement document, prospectus, product disclosure statement or other disclosure document has been lodged with the Australian Securities and Investments Commission (“ASIC”), in relation to the offering. This prospectus supplement does not constitute a prospectus, product disclosure statement or other disclosure document under the Corporations Act 2001 (the “Corporations Act”), and does not purport to include the information required for a prospectus, product disclosure statement or other disclosure document under the Corporations Act.

Any offer in Australia of the shares of common stock may only be made to persons (the “Exempt Investors”) who are “sophisticated investors” (within the meaning of section 708(8) of the Corporations Act), “professional investors” (within the meaning of section 708(11) of the Corporations Act) or otherwise pursuant to one or more exemptions contained in section 708 of the Corporations Act so that it is lawful to offer the shares of common stock without disclosure to investors under Chapter 6D of the Corporations Act.

The shares of common stock applied for by Exempt Investors in Australia must not be offered for sale in Australia in the period of 12 months after the date of allotment under the offering, except in circumstances where disclosure to investors under Chapter 6D of the Corporations Act would not be required pursuant to an exemption under section 708 of the Corporations Act or otherwise or where the offer is pursuant to a disclosure document which complies with Chapter 6D of the Corporations Act. Any person acquiring shares of common stock must observe such Australian on-sale restrictions.

This prospectus supplement contains general information only and does not take account of the investment objectives, financial situation or particular needs of any particular person. It does not contain any securities recommendations or financial product advice. Before making an investment decision, investors need to consider whether the information in this prospectus supplement is appropriate to their needs, objectives and circumstances, and, if necessary, seek expert advice on those matters.

Notice to Prospective Investors in Hong Kong

The shares of common stock have not been offered or sold and will not be offered or sold in Hong Kong, by means of any document, other than (a) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that Ordinance; or (b) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of that Ordinance. No advertisement, invitation or document relating to the shares of common stock has been or may be issued or has been or may be in the possession of any person for the purposes of issue, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to shares of common stock which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance and any rules made under that Ordinance.

Notice to Prospective Investors in Japan

The shares of common stock have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948, as amended) and, accordingly, will not be offered or sold, directly or indirectly, in Japan, or for the benefit of any Japanese Person or to others for re-offering or resale, directly or indirectly, in Japan or to any Japanese Person, except in compliance with all applicable laws, regulations and ministerial guidelines promulgated by relevant Japanese governmental or regulatory authorities in effect at the relevant time. For the purposes of this paragraph, “Japanese Person” shall mean any person resident in Japan, including any corporation or other entity organized under the laws of Japan.

Notice to Prospective Investors in Singapore

This prospectus supplement has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, the shares of common stock were not offered or sold or caused to be made the subject of an invitation for subscription or purchase and will not be offered or sold or caused to be made the subject of an invitation for subscription or purchase, and this prospectus supplement or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares of common stock, has not been circulated or distributed, nor will it be circulated or distributed, whether directly or indirectly, to any person in Singapore other than (i) to an institutional investor (as defined in Section 4A of the Securities and Futures Act (Chapter 289) of Singapore, as modified or amended from time to time (the “SFA”)) pursuant to Section 274 of the SFA, (ii) to a relevant person (as defined in Section 275(2) of the SFA) pursuant to Section 275(1) of the SFA, or any person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions specified in Section 275 of the SFA, or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the shares of common stock are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

(a)

a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

(b)	a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor,

securities or securities-based derivatives contracts (each term as defined in Section 2(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the shares of common stock pursuant to an offer made under Section 275 of the SFA except:

(a)	to an institutional investor or to a relevant person, or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(i)(B) of the SFA;

(b)	where no consideration is or will be given for the transfer;

(c)	where the transfer is by operation of law; or

(d)	as specified in Section 276(7) of the SFA.

Notice to Prospective Investors in Canada

The shares of common stock may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the shares of common stock must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 (or, in the case of securities issued or guaranteed by the government of a non-Canadian jurisdiction, section 3A.4) of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

LEGAL MATTERS

The validity of the shares of common stock offered hereby will be passed upon for us by Fried, Frank, Harris, Shriver & Jacobson LLP, New York, New York. Legal matters in connection with this offering will be passed upon for the underwriters by Latham & Watkins LLP, New York, New York.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus supplement by reference to the Annual Report on Form 10-K for the year ended December 31, 2019 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus supplement is part of a registration statement on Form S-3 that we filed with the SEC, as amended. That registration statement contains more information than this prospectus supplement and the accompanying prospectus regarding us and our securities, including certain exhibits and schedules. You can obtain a copy of the registration statement from the SEC at the address listed below or from the SEC’s website.

Shutterstock, Inc. files annual, quarterly and current reports, proxy statements and other information with the SEC (File No. 001-35669). You may read and copy any document Shutterstock, Inc. has filed or will file with the SEC at the SEC’s public website (www.sec.gov). Those filings are also made available to the public on, or accessible through, Shutterstock, Inc.’s website at www.investor.shutterstock.com. The information on or accessible through our website is not incorporated into or part of this prospectus supplement (except for our SEC reports expressly incorporated by reference herein).

INFORMATION INCORPORATED BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus supplement, and later information filed with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and all documents subsequently filed with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the termination of the offering under this prospectus supplement (in each case, other than information deemed furnished and not filed in accordance with SEC rules, including pursuant to Items 2.02 and 7.01 of Form 8-K or corresponding information furnished under Item 9.01 or included in a furnished exhibit, except as stated specifically below):

•

our Annual Report on Form 10-K for the year ended December 31, 2019 filed with the SEC on February  13, 2020, including those portions of our Proxy Statement on Schedule 14A filed with the SEC on April 24, 2020 that are incorporated by reference in such Annual Report;

•	our Quarterly Reports on Form 10-Q for the quarter ended March 31, 2020 filed with the SEC on April 28, 2020, and the quarter ended June 30, 2020 filed with the SEC on July 28, 2020; and

•	our Current Reports on Form 8-K filed with the SEC on February 13, 2020 (Item 5.02 information only), February 27, 2020, March 26, 2020, April 15, 2020 and June 4, 2020.

Any statement contained in this prospectus supplement or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus supplement to the extent that a statement contained in any subsequently filed document which is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement.

You may request a copy of these filings (other than an exhibit to a filing unless that exhibit is specifically incorporated by reference into that filing) at no cost, by writing to or telephoning us at the following address:

Shutterstock, Inc.

350 Fifth Avenue, 21st Floor

New York, New York 10118

(646) 710-3417

PROSPECTUS

Shutterstock, Inc.

Common Stock

We may offer and sell from time to time, in one or more offerings, shares of our common stock. In addition, selling stockholders who may be named in a prospectus supplement may offer and sell from time to time shares of our common stock in such amounts as set forth in such prospectus supplement. We will not receive any of the proceeds from the sale of the common stock by the selling stockholders.

The common stock may be offered or sold at fixed prices, at prevailing market prices at the time of sale or at prices negotiated with purchasers, to or through underwriters, broker-dealers, agents, or through any other means described in this prospectus under “Plan of Distribution” and in supplements to this prospectus in connection with a particular offering of our common stock.

This prospectus describes the general manner in which common stock may be offered and sold by us or by the selling stockholders. The specific terms of any offering will be described in a supplement to this prospectus. Any prospectus supplement may also add to, update, modify or replace information contained in this prospectus. We urge you to read carefully this prospectus, any accompanying prospectus supplement and any documents we incorporate by reference into this prospectus and any accompanying prospectus supplement before you make your investment decision.

Our common stock is listed on the New York Stock Exchange under the symbol “SSTK.” On August 7, 2020, the closing price of our common stock on the New York Stock Exchange was $57.79 per share.

Investing in our common stock involves risks. You should carefully consider all of the information set forth in this prospectus, including the risk factors set forth under “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2019 filed with the Securities and Exchange Commission on February  13, 2020 and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2020 filed with the Securities and Exchange Commission on April 28, 2020 (which documents are incorporated by reference herein), as well as the risk factors and other information contained in any accompanying prospectus supplement and any related free writing prospectus and any documents we incorporate by reference into this prospectus and any accompanying prospectus supplement, before deciding to invest in our common stock. See “Information Incorporated By Reference.”

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is August 10, 2020.

i

ABOUT THIS PROSPECTUS

This prospectus is part of an “automatic shelf” registration statement on Form S-3 that we filed with the Securities and Exchange Commission (the “SEC”), as a “well-known seasoned issuer” as defined in Rule 405 under the Securities Act of 1933, as amended (the “Securities Act”), using the SEC’s “shelf” registration rules. Pursuant to this prospectus, we or certain selling stockholders may, from time to time, offer and sell shares of our common stock in one or more offerings.

This prospectus provides you with a general description of our common stock. Each time we use this prospectus to offer shares of our common stock, we will provide you with a prospectus supplement that will contain specific information about the terms of that offering. A prospectus supplement may add, update, modify or replace information contained in this prospectus. If information varies between this prospectus and any accompanying prospectus supplement, you should rely on the information in the accompanying prospectus supplement. This prospectus does not contain all the information provided in the registration statement filed with the SEC. You should carefully read both this prospectus and any prospectus supplement together with the additional information described below under “Where You Can Find More Information” and “Information Incorporated By Reference” before you make an investment decision.

This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is hereby made to the actual documents for complete information. All of the summaries are qualified in their entirety by reference to the actual documents. Copies of some of the documents referred to herein have been filed or will be filed or incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described below in the section entitled “Where You Can Find More Information.”

We have not authorized anyone to provide you with information different from that contained in or incorporated by reference into this prospectus. We will not make an offer to sell securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information in this prospectus, any accompanying prospectus supplement or any documents we incorporate by reference into this prospectus and any prospectus supplement is accurate as of any date other than the date on the front of those documents. Our business, financial condition, results of operations and prospects may have changed since those dates. Except as required by law, we do not undertake any obligation to update or revise, or to publicly announce any update or revision to, any of the forward-looking statements, whether as a result of new information, future events or otherwise, after the date of this prospectus.

No action is being taken in any jurisdiction outside the United States to permit a public offering of securities or possession or distribution of this prospectus in that jurisdiction. Persons who come into possession of this prospectus in jurisdictions outside the United States are required to inform themselves about and to observe any restriction as to such offering and the distribution of this prospectus applicable to those jurisdictions.

In this prospectus, unless stated otherwise or the context indicates otherwise, references to “Shutterstock,” the “Company,” “our Company,” “we,” “our,” “ours” and “us” refer to Shutterstock, Inc. and its subsidiaries.

ABOUT US

Shutterstock is a global technology company offering a creative platform, which provides high-quality content, tools and services to creative professionals. Our platform brings together users and contributors of content by providing readily-searchable content that our customers pay to license and by compensating contributors as their content is licensed.

We launched our platform in 2003, and on October 5, 2012, we reorganized as Shutterstock, Inc., a Delaware corporation, from Shutterstock Images LLC, a New York limited liability company. We completed our initial public offering in October 2012. Our common stock is listed on the New York Stock Exchange under the symbol “SSTK.”

Our corporate headquarters and principal executive offices are located at 350 Fifth Avenue, 21st Floor, New York, NY 10118. Our telephone number is (646) 710-3417. We maintain a website at investor.shutterstock.com where our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and all amendments to those reports are available without charge, as soon as reasonably practicable following the time they are filed with or furnished to the SEC. The information on or accessible through our website is not incorporated into or part of this prospectus (except for our SEC reports expressly incorporated by reference herein).

“Shutterstock,” “Offset,” “Bigstock,” “Rex Features,” “PremiumBeat” and “Shutterstock Editor” and their logos are registered trademarks and are the property of Shutterstock, Inc. or one of our subsidiaries.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Certain statements in this prospectus, the documents incorporated by reference and our other public statements include “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact, including statements regarding guidance, industry prospects or future results of operations or financial position, are forward-looking. Examples of forward-looking statements include, but are not limited to, statements regarding future business, future results of operations or financial condition, future dividends, new or planned features, products or services, management strategies and the COVID-19 pandemic. You can identify many forward-looking statements by words such as “may,” “will,” “would,” “should,” “could,” “expect,” “aim,” “anticipate,” “believe,” “estimate,” “intend,” “plan” and other similar expressions. However, not all forward-looking statements contain these words. Forward-looking statements involve known and unknown risks and uncertainties that could cause our actual results to differ materially from those expressed or implied in the forward-looking statements. Important factors that could affect future results and cause those results to differ materially from those expressed in the forward-looking statements include, but are not limited to:

•	risks related to any changes to or the effects on liabilities, financial condition, future capital expenditures, revenue, expenses, net income or loss, synergies and future prospects;

•	our inability to continue to attract and retain customers and contributors to our online marketplace for creative content;

•	competitive factors;

•	our inability to innovate technologically or develop, market and offer new products and services;

•	costs related to litigation or infringement claims, indemnification claims and the inability to prevent misuse of our content;

•	our inability to increase market awareness of Shutterstock and our products and services;

•	our inability to effectively manage our growth;

•	our inability to grow at historic growth rates or at all;

•	technological interruptions that impair access to our websites;

•	assertions by third parties of infringement of intellectual property rights by Shutterstock;

•	our inability to effectively manage risks associated with operating internationally;

•	our exposure to foreign exchange rate risk;

•	our inability to address risks associated with sales to large corporate customers;

•	government regulation of the internet;

•	increasing regulation related to the handling of personal data;

•	actions by governments to restrict access to our products and services;

•	our inability to effectively expand our operations into new products, services and technologies;

•	our inability to protect the confidential information of customers;

•	increased tax liabilities associated with our worldwide operations, including our exposure to withholding, sales and transaction tax liabilities;

•	the effect of the Tax Cuts and Jobs Act of 2017;

•	public health crises including the COVID-19 pandemic;

•	general economic and political conditions worldwide, including disruption and volatility caused by COVID-19 and the resulting economic contraction; and

•	our inability to successfully integrate acquisitions and the associated technology and achieve operational efficiencies.

Certain important factors that could cause actual results to differ from our expectations are discussed under “Item 1A. Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2019, filed with the SEC on February 13, 2020, and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2020, filed with the SEC on April 28, 2020 (which documents are incorporated by reference herein), as well as other risk factors described under the caption “Risk Factors” in any accompanying prospectus supplement and in other filings we may make from time to time with the SEC. These factors should not be construed as exhaustive and should be read with the other cautionary statements in this prospectus and the documents incorporated by reference herein.

Forward-looking statements in this prospectus or the documents incorporated by reference speak only as of the date of this prospectus or the applicable document incorporated by reference (or such earlier date as may be specified in the applicable document), as applicable, are based on assumptions and expectations as of such dates, and involve risks, uncertainties and assumptions, many of which are beyond our ability to control or predict, including the factors above. Given these risks and uncertainties, readers are cautioned not to place undue reliance on any forward-looking statements. We do not intend, and, except as required by law, we undertake no obligation, to update any of our forward-looking statements after the date of this prospectus to reflect actual results or future events or circumstances. If we update one or more forward-looking statements, no inference should be drawn that we will make additional updates with respect to those or other forward-looking statements. For more information, see the section entitled “Where You Can Find More Information.” The results presented for any period may not be reflective of results for any subsequent period.

You should carefully read and consider the cautionary statements contained or referred to in this section in connection with any subsequent written or oral forward-looking statements that may be issued by us or persons acting on our behalf, and all future written and oral forward-looking statements attributable to us are expressly qualified in their entirety by the foregoing cautionary statements.

RISK FACTORS

Investing in our common stock involves a high degree of risk. Before deciding to invest in our common stock, you should carefully consider the risks set forth under “Item 1A. Risk Factors” in each of our Annual Report on Form 10-K for the fiscal year ended December 31, 2019, filed with the SEC on February 13, 2020, and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2020, filed with the SEC on April 28, 2020 (which documents are incorporated by reference herein), as well as other risk factors described under the caption “Risk Factors” in any accompanying prospectus supplement and in other filings we may make from time to time with the SEC. See “Information Incorporated By Reference” and “Where You Can Find More Information.” If any of the risks discussed in the foregoing documents were actually to occur, our business, financial condition, results of operations and prospects could be materially adversely affected. See also the information contained under the heading “Cautionary Note Regarding Forward-Looking Statements” above.

USE OF PROCEEDS

Unless otherwise indicated in the applicable prospectus supplement, we expect to use the net proceeds from the sale of common stock by us described in this prospectus for general corporate purposes. We will not receive any of the proceeds from the sale of common stock being offered by any selling stockholders.

DESCRIPTION OF CAPITAL STOCK

General

The following descriptions of our common stock and certain provisions of our amended and restated certificate of incorporation and amended and restated bylaws are summaries and are qualified by reference to our amended and restated certificate of incorporation and our amended and restated bylaws, copies of which are included or incorporated by reference as exhibits to the registration statement of which this prospectus forms a part. See “Where You Can Find More Information.” We encourage you to read our amended and restated certificate of incorporation, our amended and restated bylaws and the applicable provisions of the Delaware General Corporation Law for additional information.

Our authorized capital stock consists of 200,000,000 shares of common stock, $0.01 par value per share, and 5,000,000 shares of undesignated preferred stock, $0.01 par value per share.

The holders of our common stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders.

Subject to preferences that may be applicable to any outstanding preferred stock, holders of our common stock are entitled to receive ratably such dividends as may be declared by the board of directors out of funds legally available for that purpose.

In the event of our liquidation, dissolution or winding up, the holders of our common stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to the prior distribution rights of any outstanding preferred stock. Our common stock is not subject to calls or assessments by us. Our common stock carries no preemptive, conversion or subscription rights. No redemption or sinking fund provisions are applicable to our common stock. The outstanding shares of our common stock are fully paid and non-assessable.

Anti-Takeover Effects of Delaware Law and Our Certificate of Incorporation and Bylaws

Our amended and restated certificate of incorporation and our amended and restated bylaws contain certain provisions that could have the effect of delaying, deterring or preventing another party from acquiring control of us. These provisions and certain provisions of Delaware law, which are summarized below, are expected to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed, in part, to encourage persons seeking to acquire control of us to negotiate first with our board of directors. We believe that the benefits of increased protection of our potential ability to negotiate more favorable terms with an unfriendly or unsolicited acquirer outweigh the disadvantages of discouraging a proposal to acquire us.

Undesignated Preferred Stock

There are no shares of preferred stock outstanding. Under our amended and restated certificate of incorporation, our board of directors has the authority, without further action by the stockholders, to issue up to 5,000,000 shares of preferred stock, $0.01 par value, in one or more series. Our board of directors also has the authority to fix the designation, powers, preferences and rights of each such series, including dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, redemption prices, liquidation preferences and the number of shares constituting any series. As a result, our board of directors has the ability to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to change control of us. This ability, or the issuance of any such shares of preferred stock, may have the effect of deterring hostile takeovers or delaying changes in control or management of our company. The issuance of preferred stock with voting and conversion rights may also adversely affect the voting power of the holders of our common stock. In certain circumstances, an issuance of preferred stock could have the effect of decreasing the market price of our common stock.

Limits on Ability of Stockholders to Act by Written Consent or Call a Special Meeting

Our amended and restated certificate of incorporation provides that our stockholders may not act by written consent, which may lengthen the amount of time required to take stockholder actions. As a result, a holder controlling a majority of our capital stock would not be able to amend our amended and restated bylaws or remove directors without holding a meeting of our stockholders called in accordance with our amended and restated bylaws.

In addition, our amended and restated bylaws provide that special meetings of the stockholders may be called only by the chairperson of the board, our chief executive officer, our president (in the absence of a chief executive officer) or a majority of our board of directors. Stockholders may not call a special meeting, which may delay the ability of our stockholders to force consideration of a proposal or for holders controlling a majority of our capital stock to take any action, including the removal of directors.

Requirements for Advance Notification of Stockholder Nominations and Proposals

Our bylaws establish advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of our board of directors or a committee of our board of directors. These provisions may have the effect of precluding the conduct of certain business at a meeting if the proper procedures are not followed. These provisions may also discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of our company.

Board Classification

Our board of directors is divided into three classes, one class of which is elected each year by our stockholders. The directors in each class are elected for a three-year term. A third party may be discouraged from making a tender offer or otherwise attempting to take control of us as it is more difficult and time-consuming for stockholders to replace a majority of the directors on a classified board.

No Cumulative Voting

Our amended and restated certificate of incorporation does not permit cumulative voting in the election of directors. Cumulative voting would allow a stockholder to vote a portion or all of its shares for one or more candidates for seats on the board of directors. Without cumulative voting, a minority stockholder may not be able to gain as many seats on our board of directors as the stockholder would be able to gain if cumulative voting were permitted. The absence of cumulative voting makes it more difficult for a minority stockholder to gain a seat on our board of directors to influence our board’s decision regarding a takeover.

Amendment of Charter Provisions

The amendment of our amended and restated certificate of incorporation generally requires approval by holders of at least two-thirds of our outstanding capital stock entitled to vote generally in the election of directors. The amendment of our amended and restated bylaws generally requires approval by holders of at least two-thirds of our outstanding capital stock entitled to vote generally in the election of directors. These supermajority voting requirements may make it more difficult for a third party to alter the provisions of our amended and restated certificate of incorporation or our amended and restated bylaws to enable a takeover.

Delaware Anti-Takeover Statute

We are subject to the provisions of Section 203 of the Delaware General Corporation Law regulating corporate takeovers. Section 203 generally prohibits a Delaware corporation from engaging in a business combination with an interested stockholder for a period of three years following the date the person became an interested stockholder, unless:

•	prior to the date of the transaction, the board of directors approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

•

upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding shares owned by persons who are directors and also officers and employee stock plans in which participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•

at or subsequent to the date of the transaction, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least two-thirds of the outstanding voting stock which is not owned by the interested stockholder.

Business combinations are broadly defined to include (i) mergers or consolidations with, (ii) sales or other dispositions of more than 10% of the corporation’s assets to, (iii) certain transactions resulting in the issuance or transfer of any stock of the corporation or any subsidiary to, (iv) certain transactions resulting in an increase in the proportionate share of stock of the corporation or any subsidiary owned by, or (v) receipt of the benefit (other than proportionately as a stockholder) of any loans, advances or other financial benefits by, an interested stockholder. An interested stockholder is any person (other than the corporation and any direct or indirect majority-owned subsidiary) who owns 15% or more of the outstanding voting stock of the corporation or is an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation at any time within the three-year period immediately prior to the date of determination, and the affiliates and associates of such person. The existence of this provision may have an anti-takeover effect with respect to transactions not approved in advance by our board of directors. Section 203 may also discourage takeover attempts that might result in a premium over the market price for the shares of our common stock held by stockholders.

The provisions of Delaware law and the provisions of our amended and restated certificate of incorporation and amended and restated bylaws could have the effect of discouraging others from attempting hostile takeovers and, as a consequence, they might also inhibit temporary fluctuations in the market price of our common stock that often result from actual or rumored hostile takeover attempts. These provisions might also have the effect of preventing changes in our management. It is possible that these provisions could make it more difficult to accomplish transactions that stockholders might otherwise deem to be in their best interests.

Market Listing

Our common stock is listed on the New York Stock Exchange under the symbol “SSTK.”

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company, LLC.

SELLING STOCKHOLDERS

Selling stockholders may from time to time offer and sell our common stock pursuant to this prospectus and any applicable prospectus supplement. Selling stockholders are persons or entities that, directly or indirectly, have acquired or from time to time acquire, our common stock. Such selling stockholders may be parties to registration rights agreements with us, or we otherwise may have agreed or agree to register their common stock for resale.

The applicable prospectus supplement will set forth the name of each of the selling stockholders and the number of shares of common stock beneficially owned by such selling stockholders that are covered by such prospectus supplement.

PLAN OF DISTRIBUTION

General

We or selling stockholders may sell the shares of common stock covered by this prospectus from time to time using one or more of the following methods:

•	underwritten public offerings;

•	“at the market” sales to or through market makers or into an existing market for our common stock;

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares of common stock as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	privately negotiated transactions;

•	short sales (including short sales “against the box”);

•	through the writing or settlement of standardized or over-the-counter options or other hedging or derivative transactions, whether through an options exchange or otherwise;

•	by pledge to secure debts and other obligations;

•	in other ways not involving market makers or established trading markets, including direct sales to purchasers or sales effected through agents;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

To the extent required by law, this prospectus may be amended or supplemented from time to time to describe a specific plan of distribution. Any prospectus supplement relating to a particular offering of our common stock may include the following information to the extent required by law:

•	the terms of the offering;

•	the names of any underwriters, dealers or agents participating in the offering;

•

the purchase price of the shares of common stock sold by us or selling stockholders to any underwriter or dealer and the net proceeds we or such selling stockholders expect to receive from the offering;

•	any options pursuant to which underwriters may purchase additional shares of common stock from us or selling stockholders;

•	any delayed delivery arrangements;

•	any agency fees or underwriting discounts and other items constituting agents’ or underwriters’ compensation;

•	any public offering price;

•	any discounts or concessions allowed or reallowed or paid to dealers; and

•	any securities exchange or market on which our common stock may be listed.

We or selling stockholders may offer our common stock to the public through underwriting syndicates represented by managing underwriters or through underwriters without an underwriting syndicate. If underwriters are used for the sale of shares of our common stock, those shares of common stock will be acquired by the underwriters for their own account. The underwriters may resell our common stock in one or more transactions, including in negotiated transactions at a fixed public offering price or at varying prices determined at the time of sale. In connection with any such underwritten sale of our common stock, underwriters may receive compensation from us or selling stockholders in the form of discounts, concessions or commissions. Underwriters may sell shares of our common stock to or through dealers, and the dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters or commissions from the purchasers for whom they may act as agents. Such compensation may be in excess of customary discounts, concessions or commissions.

If we or selling stockholders use an underwriter or underwriters to effectuate the sale of shares of common stock, we or such selling stockholders will execute an underwriting agreement with those underwriters at the time of sale of such shares of common stock. To the extent required by law, the names of the underwriters will be set forth in the prospectus supplement used by the underwriters to sell those shares of common stock. Unless otherwise indicated in the prospectus supplement relating to a particular offering of common stock, the obligations of the underwriters to purchase our common stock from us or selling stockholders will be subject to customary conditions precedent and the underwriters will be obligated to purchase all of the shares of common stock offered if any shares of common stock are purchased.

In effecting sales, brokers or dealers engaged by us or selling stockholders may arrange for other brokers or dealers to participate. Broker-dealers may receive discounts, concessions or commissions from us or selling stockholders (or, if any broker-dealer acts as agent for the purchaser of the shares of common stock, from the purchaser) in amounts to be negotiated. Such compensation may be in excess of customary discounts, concessions or commissions. If dealers are utilized in the sale of shares of our common stock, the names of the dealers and the terms of the transaction will be set forth in a prospectus supplement, if required.

We or selling stockholders may also sell our common stock from time to time through agents. The applicable prospectus supplement will name any agent involved in the offer or sale of such shares of common stock and will list commissions payable to these agents if required. These agents will be acting on a best efforts basis to solicit purchases for the period of their appointment, unless otherwise stated in any applicable prospectus supplement.

We or selling stockholders may sell our common stock directly to purchasers. In this case, we or such selling stockholders may not engage underwriters or agents in the offer and sale of such shares of common stock.

Selling stockholders and any underwriters, broker-dealers or agents that participate in the sale of any such common stock or interests therein may be “underwriters” within the meaning of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of common stock may be underwriting discounts and commissions under the Securities Act. Selling stockholders who are “underwriters” within the meaning of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act. We will make copies of this prospectus available to any selling stockholder for the purpose of satisfying the prospectus delivery requirements of the Securities Act, if applicable. If any entity is deemed an underwriter or any amounts are deemed underwriting discounts and commissions, the prospectus supplement will identify the underwriter or agent and describe the compensation received from any selling stockholder.

From time to time, any selling stockholder may pledge, hypothecate or grant a security interest in some or all of the common stock owned by it. The pledgees, secured parties or persons to whom the shares have been hypothecated will, upon foreclosure, be deemed to be selling stockholders. The number of shares of a selling stockholder’s common stock offered under this prospectus will decrease as and when it takes such actions. The plan of distribution for that selling stockholder’s common stock will otherwise remain unchanged. In addition, a selling stockholder may, from time to time, sell short, and, in those instances, this prospectus may be delivered in connection with the short sales and the common stock offered under this prospectus may be used to cover short sales.

Any selling stockholder may enter into hedging transactions with broker-dealers and the broker-dealers may engage in short sales of our common stock in the course of hedging the positions they assume with such selling stockholder, including, without limitation, in connection with distributions of common stock by those broker-dealers. Any selling stockholder may enter into option or other transactions with broker-dealers that involve the delivery of common stock offered hereby to the broker-dealers, who may then resell or otherwise transfer such shares of common stock.

A selling stockholder that is an entity may elect to make a pro rata in-kind distribution of common stock to its members, partners or shareholders pursuant to the registration statement of which this prospectus is a part by delivering a prospectus with a plan of distribution. Such members, partners or stockholders would thereby receive freely tradeable shares of common stock pursuant to the distribution through a registration statement. To the extent a distributee is an affiliate of ours (or to the extent otherwise required by law), we may file a prospectus supplement in order to permit the distributees to use the prospectus to resell the common stock acquired in the distribution. A selling stockholder that is an individual may make gifts of common stock covered hereby. Such donees may use the prospectus to resell the common stock or, if required by law, we may file a prospectus supplement naming such donees.

We are not aware of any plans, arrangements or understandings between any stockholder and any underwriter, broker-dealer or agent regarding the sale of our common stock by any stockholder. There can be no assurance that the selling stockholders will sell any or all of the shares of our common stock registered pursuant to the registration statement of which this prospectus or any applicable prospectus supplement forms a part. In addition, we cannot assure you that any selling stockholder will not transfer, devise or gift our common stock by other means not described in this prospectus. Moreover, the selling stockholders may also sell shares pursuant to Rule 144 under the Securities Act or other available exemptions from the registration requirements of the Securities Act rather than pursuant to this prospectus or any applicable prospectus supplement.

Our common stock is currently listed and traded on the New York Stock Exchange. Any common stock sold by this prospectus will be listed for trading on the New York Stock Exchange subject to official notice of issuance. We cannot give you any assurance as to the liquidity of the trading markets for our common stock.

Indemnification

Underwriters, dealers, agents and other persons may be entitled, under agreements that may be entered into with us and the selling stockholders, to indemnification against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments that they may be required to make in respect thereof.

Related Transactions

Various underwriters who participate in the distribution of securities, and their affiliates, may perform various commercial banking, investment banking or other services for us from time to time in the ordinary course of business.

Price Stabilization and Short Positions

If underwriters or dealers are used in the sale, until the distribution of the shares of common stock is completed, rules of the SEC may limit the ability of any underwriters to bid for and purchase shares of our common stock. As an exception to these rules, representatives of any underwriters are permitted to engage in transactions that stabilize the price of our common stock. These transactions may consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of our common stock. If the underwriters create a short position in our common stock in connection with the offering (that is, if they sell more shares of our common stock than are set forth on the cover page of the accompanying prospectus supplement) the representatives of the underwriters may reduce that short position by purchasing shares of our common stock in the open market.

We make no representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our common stock. In addition, we make no representation that the representatives of any underwriters will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

LEGAL MATTERS

The validity of the shares of common stock offered by this prospectus will be passed upon for us by Fried, Frank, Harris, Shriver & Jacobson LLP, New York, New York. Any underwriters will be advised about legal matters by their own counsel, which will be named in a prospectus supplement to the extent required by law.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2019 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

Shutterstock, Inc. files annual, quarterly and current reports, proxy statements and other information with the SEC (File No. 001-35669). You may read and copy any document Shutterstock, Inc. has filed or will file with the SEC at the SEC’s public website (www.sec.gov). Those filings are also made available to the public on, or accessible through, Shutterstock, Inc.’s website at www.investor.shutterstock.com. The information on or accessible through our website is not incorporated into or part of this prospectus (except for our SEC reports expressly incorporated by reference herein).

INFORMATION INCORPORATED BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus and any accompanying prospectus supplement, and later information filed with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and all documents subsequently filed with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the termination of the offering under this prospectus and any prospectus supplement (in each case, other than information deemed furnished and not filed in accordance with SEC rules, including pursuant to Items 2.02 and 7.01 of Form 8-K or corresponding information furnished under Item 9.01 or included in a furnished exhibit, except as stated specifically below):

•

our Annual Report on Form 10-K for the year ended December 31, 2019 filed with the SEC on February  13, 2020, including those portions of our Proxy Statement on Schedule 14A filed with the SEC on April 24, 2020 that are incorporated by reference in such Annual Report;

•	our Quarterly Reports on Form 10-Q for the quarter ended March 31, 2020 filed with the SEC on April 28, 2020, and the quarter ended June 30, 2020 filed with the SEC on July 28, 2020;

•	our Current Reports on Form 8-K filed with the SEC on February 13, 2020 (Item 5.02 information only), February 27, 2020, March 26, 2020, April 15, 2020 and June 4, 2020; and

•

the description of our common stock contained in the Registration Statement on Form 8-A filed with the SEC on September 27, 2012, as supplemented by the “Description of Capital Stock” included in this prospectus and including any amendments or reports filed for the purpose of updating such description.

You may request a copy of these filings (other than an exhibit to a filing unless that exhibit is specifically incorporated by reference into that filing) at no cost, by writing to or telephoning us at the following address:

Shutterstock, Inc.

350 Fifth Avenue, 21st Floor

New York, New York 10118

(646) 710-3417

$250,000,000

Common Stock

Prospectus Supplement

BofA Securities

Morgan Stanley

Needham & Company

Stifel

Truist Securities

JMP Securities

                    , 2020